UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                               Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Horizon Pharma Public Limited Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Ordinary shares, nominal value $0.0001 per share
	(2)	Aggregate number of securities to which transaction applies: 80,295,608
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction: $2,233,908,319.56

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the product of (1) 84,521,692 shares of common stock, no par value, of Depomed, Inc., which we refer to as Depomed, and which common stock we refer to as Depomed common stock (being the sum of (i) 60,311,961 shares of Depomed common stock outstanding as of July 30, 2015 (as reported in Depomed’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015), (ii) 6,748,006 shares of Depomed common stock issuable upon the exercise of outstanding stock options as of December 31, 2014 (as reported in Depomed’s Annual Report on Form 10-K for the year ended December 31, 2014), (iii) 544,464 shares of Depomed common stock subject to restricted stock awards as of December 31, 2014 (as reported in Depomed’s Annual Report on Form 10-K for the year ended December 31, 2014), and (iv) 19,167,261 shares of Depomed common stock issuable upon the conversion of Depomed’s outstanding convertible notes assuming that all such notes are converted after the completion of the offer on the expiration date but prior to the consummation of the second-step merger, and that Depomed elects to settle such notes using only shares of Depomed common stock (and for purposes of such settlement such shares are valued at $33.00 per share), less 2,250,000 shares of Depomed common stock in which Horizon Pharma, Inc. has an ownership interest, which will not be tendered in the offer and will be cancelled in any merger with Depomed) and (2) the average of the high and low sale prices of Depomed common stock as reported on The NASDAQ Stock Market on September 4, 2015 ($26.43), as reflected in the registration statement on Form S-4 to which this transaction relates.

	(5)	Total fee paid: $259,580.15, which is equal to 0.0001162 multiplied by the underlying value of the transaction of $2,233,908,319.56.

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $259,580.15
	(2)	Form, Schedule or Registration Statement No.: Form S-4 (Registration Number 333-206798); Schedule TO (File No. 151095411)
	(3)	Filing Party: Horizon Pharma Public Limited Company, Commission File No. 001-35238
	(4)	Date Filed: September 8, 2015

                    , 2015

Dear Fellow Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Horizon Pharma Public Limited Company, to be held at                     , local time, on                     , 2015, at our corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland. At the extraordinary general meeting, we will vote on the proposals set forth in the attached Notice of Extraordinary General Meeting of Shareholders and the accompanying management proxy circular and proxy statement, as well as address any other business matters that may properly come before the extraordinary general meeting.

The principal purpose of the extraordinary general meeting is to take actions relating to our proposed acquisition of Depomed, Inc. Horizon shareholders are also being asked to approve any motion to adjourn the extraordinary general meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve the share issuance proposal described herein. We cannot complete an acquisition of Depomed, Inc. (including on a negotiated basis) unless Horizon shareholders approve the share issuance described in the enclosed proxy statement. Your support is therefore crucial.

At the extraordinary general meeting Horizon shareholders are also being asked to approve an increase in the authorized share capital of Horizon and related proposals to give the Horizon board of directors an updated authority under Irish law to allot and issue Horizon ordinary shares and an updated power under Irish law to issue Horizon ordinary shares for cash without first offering those shares to existing shareholders. Approval by Horizon shareholders of these additional share capital proposals, as described in the enclosed proxy statement, is not required to complete an acquisition of Depomed, Inc. (including on a negotiated basis).

Enclosed with this invitation are the Notice of Extraordinary General Meeting of Shareholders, the proxy statement and a proxy card. Your vote at this extraordinary general meeting is important. Whether or not you plan to attend the extraordinary general meeting, I hope you will vote as soon as possible.

You will find voting instructions in the proxy statement and on the proxy card. Please take a moment now to vote your shares by internet, by toll-free telephone call or by signing and dating the enclosed proxy card and returning it in the preaddressed, postage-paid envelope provided.

We look forward to seeing you on                     , 2015, and urge you to vote as soon as possible.

Sincerely,

Timothy P. Walbert

Chairman of the Board, President and Chief Executive Officer

PRELIMINARY PROXY STATEMENT

DATED SEPTEMBER 11, 2015—SUBJECT TO COMPLETION

HORIZON PHARMA PUBLIC LIMITED COMPANY

Connaught House, 1st Floor, 1 Burlington Road

Dublin 4, Ireland

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

                    , 2015

Dear Shareholder:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Horizon Pharma Public Limited Company, a public limited company formed under the laws of Ireland, which we refer to as Horizon or we, will be held at Horizon’s corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland, on                     , 2015, at                     , local time, for the following purpose:

1.	To approve the issuance of up to ordinary shares, nominal value $0.0001 per share, of Horizon, which we refer to as the Horizon ordinary shares, in connection with an acquisition of Depomed, Inc., whether by way of an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise. We refer to this proposal as the share issuance proposal (Proposal No. 1).

2.	If the share issuance proposal (Proposal No. 1) is approved, to approve the increase in the authorized share capital of Horizon from €40,000 and $30,000 to €40,000 and $40,000 by the creation of an additional 100,000,000 Horizon ordinary shares of nominal value $0.0001 per share. We refer to this proposal as the authorized share capital increase proposal (Proposal No. 2).

3.	If the authorized share capital increase proposal (Proposal No. 2) is approved, to grant the Horizon board of directors, which we refer to as the Horizon Board, an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options. We refer to this proposal as the directors’ allotment authority proposal (Proposal No. 3).

4.	If the directors’ allotment authority proposal (Proposal No. 3) is approved, to grant the Horizon Board an updated power under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance. We refer to this proposal as the pre-emption rights dis-application proposal (Proposal No. 4). We refer to the authorized share capital increase proposal (Proposal No. 2), the directors’ allotment authority proposal (Proposal No. 3) and the pre-emption rights dis-application proposal (Proposal No. 4) collectively as the additional share capital proposals.

5.	To approve any motion to adjourn the extraordinary general meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve the share issuance proposal (Proposal No. 1). We refer to this proposal as the adjournment proposal (Proposal No. 5).

The Horizon Board has unanimously determined that the share issuance proposal, the additional share capital proposals and the adjournment proposal are in the best interests of Horizon and its shareholders. The Horizon Board unanimously recommends that you vote “FOR” each of the proposals described above.

The record date for the extraordinary general meeting is                     , 2015. Only shareholders of record at the close of business on                     , 2015 will be entitled to notice of and to vote at the extraordinary general meeting in person or by proxy.

On or about                     , 2015, we will mail to our shareholders proxy materials. We ask that you review this proxy statement carefully and complete, sign, date and return the enclosed proxy card in the envelope provided or vote over the internet or by telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the extraordinary general meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

For your vote to be effective, your proxy card must be received not later than 11:59 p.m. Eastern Time on                     , 2015 or, in the case of any adjournment or postponement of the extraordinary general meeting, not less than 48 hours prior to the time of any rescheduled meeting. If you have voted by proxy using the proxy card, over the internet or by phone, any subsequent vote by proxy through any of these methods will cancel any other proxy you may have previously submitted in connection with the extraordinary general meeting, as it is the later dated proxy that will be counted.

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders to Be Held on                     , 2015 at                      local time at our corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland.

The Proxy Statement is available at www.edocumentview.com/hznp.

By Order of the Board of Directors,

David G. Kelly

Company Secretary

Dated:                     , 2015

PRELIMINARY PROXY STATEMENT

DATED SEPTEMBER 11, 2015—SUBJECT TO COMPLETION

HORIZON PHARMA PUBLIC LIMITED COMPANY

Connaught House, 1st Floor, 1 Burlington Road

Dublin 4, Ireland

MANAGEMENT PROXY CIRCULAR AND PROXY STATEMENT

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2015

This management proxy circular and proxy statement, which we refer to, collectively, as this proxy statement, is furnished to the holders of ordinary shares, nominal value $0.0001 per share, which we refer to as Horizon ordinary shares, of Horizon Pharma Public Limited Company, a public limited company formed under the laws of Ireland, which we refer to as Horizon, in connection with the solicitation of proxies by management of Horizon to be voted at an extraordinary general meeting of shareholders on                     , 2015, at         , local time, at Horizon’s corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland and any adjournments or postponements thereof, which we refer to as the extraordinary general meeting. In this document, the words “Horizon,” “we,” “our,” “ours” and “us” refer only to Horizon Pharma Public Limited Company and its consolidated subsidiaries and not to any other person or entity.

Horizon shareholders will be asked at the extraordinary general meeting:

1.	To approve the issuance of up to Horizon ordinary shares in connection with an acquisition of Depomed, Inc., which we refer to as Depomed, whether by way of an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise. We refer to this proposal as the share issuance proposal (Proposal No. 1), and to the issuance contemplated by this proposal as the share issuance.

2.	If the share issuance proposal (Proposal No. 1) is approved, to approve the increase in the authorized share capital of Horizon from €40,000 and $30,000 to €40,000 and $40,000 by the creation of an additional 100,000,000 Horizon ordinary shares of nominal value $0.0001 per share. We refer to this proposal as the authorized share capital increase proposal (Proposal No. 2).

3.	If the authorized share capital increase proposal (Proposal No. 2) is approved, to grant the Horizon board of directors, which we refer to as the Horizon Board, an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options. We refer to this proposal as the directors’ allotment authority proposal (Proposal No. 3).

4.	If the directors’ allotment authority proposal (Proposal No. 3) is approved, to grant the Horizon Board an updated power under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance. We refer to this proposal as the pre-emption rights dis-application proposal (Proposal No. 4). We refer to the authorized share capital increase proposal (Proposal No. 2), the directors’ allotment authority proposal (Proposal No. 3) and the pre-emption rights dis-application proposal (Proposal No. 4) collectively as the additional share capital proposals.

5.	To approve any motion to adjourn the extraordinary general meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve the share issuance proposal (Proposal No. 1). We refer to this proposal as the adjournment proposal (Proposal No. 5).

i

On May 27, 2015, Horizon first made an offer to the board of directors of Depomed, which we refer to as the Depomed Board, proposing a business combination of Depomed and Horizon. On September 8, 2015, Horizon, through its wholly-owned subsidiary, Diosail Merger Corporation, which we refer to as Purchaser, commenced an exchange offer, which we refer to as the offer, through an offer to exchange and related letter of transmittal, which we refer to, each as amended, modified and supplemented, as the offer to exchange, pursuant to which it is offering, for each issued and outstanding share of Depomed common stock that is validly tendered and not withdrawn before the expiration date of the offer, which we refer to as the expiration date, 0.95 Horizon ordinary shares, which we refer to as the Stock Consideration. Horizon intends, as soon as practicable after consummation of the offer, to complete the second-step merger, after which Depomed would be a direct, wholly-owned subsidiary of Horizon. The purpose of the second-step merger is for Horizon to acquire all issued and outstanding shares of Depomed common stock that are not acquired in the offer. Please see the sections in this proxy statement titled “Background of the Offer” and “The Offer” for a more detailed discussion of the proposed acquisition of Depomed. Many of the terms and conditions applicable to the offer and specified in this proxy statement would apply equally to any alternative transaction involving Horizon’s acquisition of Depomed.

Horizon is soliciting proxies from Horizon shareholders to be voted at the extraordinary general meeting pursuant to this proxy statement in order to be able to issue Horizon ordinary shares to Depomed shareholders in connection with an acquisition of Depomed. Shareholder approval of the share issuance proposal (Proposal No. 1) is a condition to Horizon completing an acquisition of Depomed (including on a negotiated basis). The additional share capital proposals (Proposal Nos. 2-4) will become effective only if such proposals are approved by the Horizon shareholders and Depomed is acquired by Horizon through an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise.

The Horizon Board has unanimously determined that the share issuance proposal, the additional share capital proposals and the adjournment proposal (collectively, referred to as the proposals) are in the best interests of Horizon and its shareholders. The Horizon Board unanimously recommends that you vote “FOR” each of the proposals.

We are providing you with this proxy statement and related materials in connection with the solicitation of proxies by our management. This proxy statement and the accompanying proxy card are expected to be mailed to the shareholders of record as of                     , 2015, commencing on or about                     , 2015.

All properly executed written proxies, and all properly completed proxies submitted by mail, telephone or via the internet, which are delivered pursuant to, and which appoint Timothy P. Walbert and Paul W. Hoelscher as proxyholders in accordance with, this solicitation will be voted at the extraordinary general meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please take time to vote by completing and mailing your proxy card or by following the voting instructions provided to you if you own your shares through a broker or other intermediary. If you do not receive such instructions, you may request them from that broker or other intermediary.

SOURCES OF ADDITIONAL INFORMATION

If you have any questions about completing, signing, dating or delivering your proxy card or require assistance, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll-free: (800) 322-2885

Call collect: (212) 929-5500

Email: horizon@mackenziepartners.com

Please complete, sign, date and return your proxy card today.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE EXTRAORDINARY GENERAL MEETING. In addition to delivering printed versions of this proxy statement and the proxy card to all shareholders by mail, this proxy statement is also available on the internet at www.edocumentview.com/hznp.

In addition, this proxy statement is also available at our website at www.horizonpharma.com or through the electronic data system called EDGAR that is hosted by the Securities and Exchange Commission, which we refer to as the SEC, at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING

The following are some of the questions you, as a shareholder of Horizon, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained in this proxy statement. We urge you to read this proxy statement in its entirety prior to making any decision as to how you will vote your Horizon ordinary shares on the matters to be considered at the extraordinary general meeting.

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:	We have sent you these proxy materials because the Horizon Board is soliciting your proxy to vote at the extraordinary general meeting, including at any adjournments or postponements of the meeting. You are invited to attend the extraordinary general meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the extraordinary general meeting to vote your Horizon ordinary shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

Q:	WHEN AND WHERE IS THE EXTRAORDINARY GENERAL MEETING?

A:	Horizon will hold an extraordinary general meeting of shareholders at , local time, on , 2015, at Horizon’s corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland.

Q:	WHO IS SOLICITING MY PROXY?

A:	Management of Horizon is soliciting your proxy for use at the extraordinary general meeting. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of Horizon without special compensation or by Horizon’s proxy solicitor, MacKenzie Partners, Inc., which we refer to as MacKenzie Partners. We anticipate that copies of this proxy statement and the accompanying proxy card will be distributed to shareholders on or about , 2015. These materials describe the voting procedures and the proposals to be voted on at the extraordinary general meeting.

Q:	WHAT AM I BEING ASKED TO VOTE ON AT THE EXTRAORDINARY GENERAL MEETING?

A:	You are being asked to consider and vote upon five (5) proposals at the extraordinary general meeting:

1.	To approve the issuance of up to Horizon ordinary shares in connection with an acquisition of Depomed, whether by way of an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise.

2.	If the share issuance proposal (Proposal No. 1) is approved, to approve the increase in the authorized share capital of Horizon from €40,000 and $30,000 to €40,000 and $40,000 by the creation of an additional 100,000,000 Horizon ordinary shares of nominal value $0.0001 per share.

3.	If the authorized share capital increase proposal (Proposal No. 2) is approved, to grant the Horizon Board an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options.

4.	If the directors’ allotment authority proposal (Proposal No. 3) is approved, to grant the Horizon Board an updated power under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance.

5.	To approve any motion to adjourn the extraordinary general meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve the share issuance proposal (Proposal No. 1).

Shareholder approval of the share issuance proposal (Proposal No. 1) is a condition to Horizon completing an acquisition of Depomed (including on a negotiated basis). The additional share capital proposals (Proposal Nos. 2-4) will become effective only if they are approved by the Horizon shareholders and Depomed is acquired by Horizon through an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise. If the additional share capital proposals are not approved, it will not affect Horizon’s ability to complete the acquisition of Depomed.

Q:	WHY IS SHAREHOLDER APPROVAL OF THE ISSUANCE OF HORIZON ORDINARY SHARES IN CONNECTION WITH THE ACQUISITION OF DEPOMED REQUIRED?

A:	Horizon is seeking to acquire all of the Depomed common stock. On September 8, 2015, Horizon commenced the offer, pursuant to which it is offering, for each issued and outstanding share of Depomed common stock that is validly tendered and not withdrawn before the expiration date, the Stock Consideration. Horizon intends, as soon as practicable after consummation of the offer, to complete the second-step merger, after which Depomed would be a direct, wholly-owned subsidiary of Horizon. The purpose of the second-step merger is for Horizon to acquire all shares of Depomed common stock that are not acquired in the offer. Horizon would also consider acquiring Depomed by other available means, including a one-step merger pursuant to a negotiated merger agreement.

The rules of The NASDAQ Stock Market, which we refer to as NASDAQ, require Horizon shareholder approval prior to the issuance of Horizon ordinary shares or securities convertible into or exercisable for Horizon ordinary shares in connection with the acquisition of the stock or assets of another company where, due to the present or potential issuance of Horizon ordinary shares or securities convertible into or exercisable for Horizon ordinary shares (other than a public offering for cash), (1) the Horizon ordinary shares have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) the number of Horizon ordinary shares to be issued is or will be equal to or in excess of 20% of the number of Horizon ordinary shares outstanding before such issuance.

Horizon expects that it would issue approximately 73,367,800 Horizon ordinary shares in connection with the offer and the second-step merger. This number of Horizon ordinary shares will be higher than the threshold under NASDAQ approval requirements. For a more detailed discussion of the assumptions on which this estimate is based, please see the section of this proxy statement titled “The Offer—Ownership of Horizon After the Offer.”

If the share issuance is approved by Horizon shareholders, Horizon reserves the right to issue Horizon ordinary shares in connection with an acquisition of Depomed, whether through an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise. Other than with respect to the share issuance proposal (Proposal No. 1), Horizon shareholders are not being asked to vote on the structure or form of, and Horizon shareholder approval is not required with respect to, the proposed acquisition of Depomed.

Q:	DOES THE HORIZON BOARD RECOMMEND APPROVAL OF THE PROPOSALS?

A:	Yes. The Horizon Board has unanimously determined that each of the share issuance proposal (Proposal No. 1), the proposed increase in the authorized share capital of Horizon (Proposal No. 2), the directors’ allotment authority proposal (Proposal No. 3), the pre-emption rights dis-application proposal (Proposal No. 4) and the adjournment proposal (Proposal No. 5) is in the best interests of Horizon and its shareholders. The Horizon Board unanimously recommends that Horizon shareholders vote “FOR” each of the proposals.

Q:	WHAT PERCENTAGE OF HORIZON ORDINARY SHARES WILL FORMER HOLDERS OF DEPOMED COMMON STOCK OWN AFTER THE OFFER AND THE SECOND-STEP MERGER?

A:	The answer will depend on how many shares of Depomed common stock are tendered as part of the offer and the number of shares of Depomed common stock outstanding immediately prior to the closing of the second-step merger. However, Horizon estimates that, upon the consummation of the offer and the second-step merger, former Depomed shareholders (including former holders of Depomed’s outstanding convertible notes) will hold, in the aggregate, approximately 32.2% of the shares of the combined company then outstanding, or approximately 31.7% on a fully diluted basis. For a more detailed discussion of the assumptions on which these estimates are based, see the section of this proxy statement titled “The Offer—Ownership of Horizon After the Offer.”

Q:	DOES HORIZON HAVE THE FINANCIAL RESOURCES TO COMPLETE THE OFFER AND THE SECOND-STEP MERGER?

A:	Yes. Horizon expects to have sufficient cash resources available to complete the transactions contemplated by the offer and the second-step merger. In addition to cash on hand, Horizon currently intends to borrow or otherwise finance up to $175 million to complete the acquisition of Depomed, to pay fees, expenses and amounts related to such acquisition and to fund certain short-term cash obligations of the combined company, including working capital. See the section of this proxy statement titled “The Offer—Source and Amount of Funds.”

Q:	WHEN ARE THE OFFER TO EXCHANGE AND SECOND-STEP MERGER EXPECTED TO BE COMPLETED?

A:	The timing for consummation of the offer and the second-step merger will depend on the satisfaction of the conditions to the offer, including if and when the Depomed Board or a court removes the poison pill rights that are currently an obstacle to consummation of the offer and the second-step merger. As a result, there can be no certainty as to when, and whether, Horizon will be able to complete the offer.

Q:	ARE HORIZON SHAREHOLDERS ABLE TO EXERCISE DISSENTERS’ RIGHTS WITH RESPECT TO THE MATTERS BEING VOTED UPON AT THE HORIZON EXTRAORDINARY GENERAL MEETING?

A:	Horizon shareholders will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the extraordinary general meeting.

Q:	WILL I HAVE PRE-EMPTIVE RIGHTS IN CONNECTION WITH THE SHARE ISSUANCE?

A:	No. Horizon shareholders will not be entitled to any pre-emptive rights in connection with the share issuance.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE PROPOSALS?

A:	Approval of each of the share issuance proposal (Proposal No. 1), the authorized share capital increase proposal (Proposal No. 2), the directors’ allotment authority proposal (Proposal No. 3), and the adjournment proposal (Proposal No. 5) will require the affirmative vote of a majority of the votes cast by holders of Horizon ordinary shares present in person or by proxy and entitled to vote at the extraordinary general meeting, assuming a quorum is present.

The pre-emption rights dis-application proposal (Proposal No. 4), which provides for an updated power under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance, is made by way of special resolution, and will require the affirmative vote of 75% or more of the votes cast by holders of Horizon ordinary shares present in person or by proxy and entitled to vote at the extraordinary general meeting, assuming a quorum is present.

Q:	WHAT IS THE EFFECT IF I DO NOT CAST MY VOTE?

A:	If a shareholder of record does not cast its vote by proxy or in any other permitted fashion, no votes will be cast on behalf of such shareholder of record on any of the items of business at the extraordinary general meeting. If a beneficial shareholder does not instruct its broker or other intermediary on how to vote on any of the proposals at the extraordinary general meeting, no votes will be cast on behalf of such beneficial shareholder with respect to such item, which we refer to as a broker non-vote. Broker non-votes are not considered as voting “For” or “Against” the proposals and will have no effect on the outcome of the proposals. If you have further questions on this issue, please contact your broker or other intermediary, or MacKenzie Partners using the contact information provided below.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please take time to vote by completing and mailing your proxy card or by following the voting instructions provided to you if you own your Horizon ordinary shares through a broker or other intermediary. If you do not receive such instructions, you may request them from that broker or other intermediary.

Q:	HOW WILL MY VOTE AFFECT HORIZON’S OFFER FOR DEPOMED?

A:	We cannot complete an acquisition of Depomed unless Horizon shareholders approve the share issuance proposal (Proposal No. 1). Shareholder approval of the share issuance proposal (Proposal No. 1) is a condition to the offer and would be a condition to Horizon completing any acquisition of Depomed (including on a negotiated basis).

Shareholder approval of the additional share capital proposals (Proposals No. 2-4) or the adjournment proposal (Proposal No. 5) are not conditions to the offer and failure to pass such proposals will not prevent Horizon from completing any acquisition of Depomed.

Q:	WHAT CONSTITUTES A QUORUM FOR THE EXTRAORDINARY GENERAL MEETING?

A:	A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the issued and outstanding Horizon ordinary shares entitled to vote are present at the extraordinary general meeting in person or represented by proxy. On the record date, there were Horizon ordinary shares outstanding and entitled to vote. Thus, the holders of ordinary shares must be present in person or represented by proxy at the extraordinary general meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or, provided that you are a shareholder of record, if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, within one hour of the time appointed for the extraordinary general meeting, the extraordinary general meeting will stand adjourned to                     , 2015 at              local time at the same location, or such other time or place as the Horizon Board may determine.

Q:	WHO IS ENTITLED TO VOTE AT THE EXTRAORDINARY GENERAL MEETING?

A:	Each shareholder is entitled to one vote for each Horizon ordinary share registered in his, her or its name as of the close of business on , 2015, the record date for the purpose of determining holders of Horizon ordinary shares entitled to receive notice of and to vote at the extraordinary general meeting (including any postponements or adjournments of the extraordinary general meeting).

As of                     , 2015,             Horizon ordinary shares were issued and outstanding and entitled to be voted at the extraordinary general meeting (including any postponements or adjournments of the extraordinary general meeting).

Q:	HOW DO I VOTE?

A:	For each of the proposals to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a Horizon shareholder of record, you may vote in person at the extraordinary general meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the extraordinary general meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the extraordinary general meeting, we will vote your Horizon ordinary shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on , 2015, to be counted.

•	To vote through the internet, go to http://www.envisionreports.com/hznp to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on , 2015, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of Horizon ordinary shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or through the internet as instructed by your broker or bank. To vote in person at the extraordinary general meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Joint Holders

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in Horizon’s Register of Members.

Internet proxy voting is being provided to allow you to vote your Horizon ordinary shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Q:	WHAT HAPPENS IF I DO NOT VOTE?

A:	Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the extraordinary general meeting, your Horizon ordinary shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your Horizon ordinary shares, the question of whether your broker or nominee will still be able to vote your Horizon ordinary shares depends on whether the New York Stock Exchange, which we refer to as the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your Horizon ordinary shares on Proposal Nos. 1-5 without your instructions.

Q:	HOW WILL MY SHARES BE VOTED IF I GIVE MY PROXY?

A:	On the proxy card, you can indicate how you want your proxyholder to vote your Horizon ordinary shares, or you can let your proxyholder decide for you by signing and returning the proxy card without indicating a voting preference for one or all of the proposals. If you have specified on the proxy card how you want to vote on a particular proposal (by marking, as applicable, “For” or “Against”), then your proxyholder must vote your Horizon ordinary shares accordingly.

If you submit your proxy card but do not indicate how you want to vote, your shares will be voted “FOR” the share issuance proposal (Proposal No. 1), “FOR” the authorized share capital increase proposal (Proposal No. 2), “FOR” the directors’ allotment authority proposal (Proposal No. 3), “FOR” the pre-emption rights dis-application proposal (Proposal No. 4), and “FOR” the adjournment proposal (Proposal No. 5).

Your proxies will vote in their discretion on any other matter that properly comes before the extraordinary general meeting.

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this proxy, including the Annexes, Schedules and the documents incorporated by reference, please vote your Horizon ordinary shares as described in “Questions and Answers About the Extraordinary General Meeting—How do I vote?” Whether or not you plan to attend the extraordinary general meeting, Horizon urges you to vote by proxy to ensure your vote is counted.

Q:	IF I CHANGE MY MIND, CAN I CHANGE MY VOTE OR REVOKE MY PROXY ONCE I HAVE GIVEN IT?

A:

If you are a shareholder of record, you may revoke any proxy that you have given until the time of the extraordinary general meeting by voting again by telephone or over the internet as instructed above, by signing and dating a new proxy card and submitting it as instructed above, by giving written notice of such revocation to Horizon’s Company Secretary at Horizon’s address, by revoking it in person at the extraordinary general meeting, or by voting by ballot at the extraordinary general meeting. If you choose to submit a proxy multiple times whether by telephone, over the internet or by mail, or a combination thereof, only your latest vote not revoked and received prior to 11:59 p.m. Eastern Time on , 2015 (or, in the case of any adjournment or postponement of the extraordinary general meeting, at least 48 hours before any rescheduled meeting) will be counted. A shareholder of record participating in person, in a vote by ballot at the extraordinary general meeting, will automatically revoke any proxy previously given by that shareholder regarding business considered by that vote. However, attendance at the extraordinary general meeting by a shareholder of record who has voted by proxy does not alone revoke such proxy.

If you are a beneficial shareholder whose shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank regarding the revocation of proxies.

Q:	HOW ARE VOTES COUNTED?

A:	Votes will be counted by the registrars appointed for the meeting, who will separately count, for each of the proposals, votes “For” and “Against,” abstentions and, as applicable, broker non-votes. Abstentions and broker non-votes will not be considered votes cast at the extraordinary general meeting. Because the approval of all of the proposals is based on the votes cast at the extraordinary general meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals.

Q:	WHAT OTHER MATTERS MAY ARISE AT THE EXTRAORDINARY GENERAL MEETING?

A:	The proxy card gives discretionary authority to proxyholders to vote as the proxyholders see fit with respect to amendments or variations to the proposals identified in the Notice of Extraordinary General Meeting or other matters that may come before the extraordinary general meeting, whether or not the amendment, variation or other matter that comes before the extraordinary general meeting is or is not routine and whether or not the amendment, variation or other matter that may come before the extraordinary general meeting is contested.

As of the date of this proxy statement, the Horizon Board is not aware of any such amendments, variations or other matters to come before the extraordinary general meeting. However, if any such changes that are not currently known to the Horizon Board should properly come before the extraordinary general meeting, the Horizon ordinary shares represented by your proxy will be voted in accordance with the judgment of the proxyholders.

Q:	DO I NEED A TICKET TO ATTEND THE EXTRAORDINARY GENERAL MEETING?

A:	You will need an admission ticket or proof of ownership of Horizon ordinary shares to enter the extraordinary general meeting. If you are a shareholder of record, your admission ticket is the top half of the proxy card sent to you. If you plan to attend the extraordinary general meeting, please so indicate when you vote and bring the ticket with you to the extraordinary general meeting. If your shares are held in the name of a bank, broker or other holder of record, you do not need an admission ticket, but you will need proof of ownership to be admitted to the extraordinary general meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the extraordinary general meeting without an admission ticket or proof of ownership of Horizon ordinary shares, we will admit you only if we are able to verify that you are a shareholder of our company.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS CONCERNING THIS PROXY STATEMENT OR THE PROXY CARD?

A:	If you have any questions concerning the information contained in this proxy statement or require assistance completing the proxy card, you may contact MacKenzie Partners as follows:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll-free: (800) 322-2885

Call collect: (212) 929-5500

Email: horizon@mackenziepartners.com

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A:	You can find more information about Horizon and Depomed from various sources described in the section of this proxy statement titled “Where You Can Find More Information.”

SUMMARY

The following is a summary of information contained elsewhere in this proxy statement. This summary is provided for convenience only and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this proxy statement, including the Annexes, Schedules and documents included or incorporated by reference in this proxy statement.

Information About the Companies (see page 53)

Horizon

Horizon is a biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs. Horizon markets seven medicines through its orphan, primary care and specialty business units. Horizon’s U.S. marketed products are ACTIMMUNE® (interferon gamma-1b), BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, DUEXIS® (ibuprofen/famotidine), PENNSAID® (diclofenac sodium topical solution) 2% w/w, RAVICTI® (glycerol phenylbutyrate) Oral liquid, RAYOS® (prednisone) delayed release tablets and VIMOVO® (naproxen/esomeprazole magnesium). Horizon is incorporated in Ireland and operates through a number of international and U.S. subsidiaries.

Horizon’s principal executive offices are located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland, and its telephone number at that location is 011-353-1-772-2100.

Additional information concerning Horizon is included in the Horizon reports incorporated by reference in this proxy statement. See the section in this proxy statement titled “Where You Can Find More Information.”

Depomed

Depomed is a specialty pharmaceutical company focused on pain and other central nervous system conditions. The products that comprise Depomed’s current specialty pharmaceutical business are (i) NUCYNTA® ER (tapentadol extended release tablets), a product for the management of pain severe enough to require daily, around-the-clock, long term opioid treatment, including neuropathic pain associated with diabetic peripheral neuropathy in adults, and for which alternative treatment options are inadequate, and NUCYNTA (tapentadol), a product for the management of moderate to severe acute pain in adults, each of which Depomed acquired the U.S. rights to in April 2015, (ii) Gralise® (gabapentin), a once-daily product for the management of postherpetic neuralgia, which we refer to as PHN, that Depomed launched in October 2011, (iii) CAMBIA® (diclofenac potassium for oral solution), a product for the acute treatment of migraine attacks that Depomed acquired in December 2013, (iv) Zipsor® (diclofenac potassium) liquid filled capsules, a product for the treatment of mild to moderate acute pain that Depomed acquired in June 2012, and (v) Lazanda® (fentanyl) nasal spray, a product for the management of breakthrough pain in cancer patients 18 years of age and older who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain that Depomed acquired in July 2013. Depomed also has a portfolio of royalty and milestone producing license agreements based on its proprietary Acuform® gastroretentive drug delivery technology with Mallinckrodt Inc., Ironwood Pharmaceuticals, Inc. and Janssen Pharmaceuticals, Inc. Depomed has one product candidate, DM-1992 for Parkinson’s disease. DM-1992 completed a Phase 2 trial for Parkinson’s disease, and Depomed announced a summary of the results of that trial in November 2012. Depomed continues to evaluate clinical and regulatory strategies and commercial prospects for DM-1992.

Depomed’s principal executive offices are located at 7999 Gateway Boulevard, Suite 300, Newark, California 94560, and its telephone number at that location is (510) 744-8000.

Additional information concerning Depomed is included in the Depomed reports incorporated by reference in this proxy statement. See the section in this proxy statement titled “Where You Can Find More Information.”

The Extraordinary General Meeting (see page 36)

The extraordinary general meeting will be held at             , local time, on                     , 2015, at Horizon’s corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland. Shareholders are being asked to consider and vote upon five (5) proposals at the extraordinary general meeting:

1.	To approve the issuance of up to Horizon ordinary shares in connection with an acquisition of Depomed, whether by way of an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise.

2.	If the share issuance proposal (Proposal No. 1) is approved, to approve the increase in the authorized share capital of Horizon from €40,000 and $30,000 to €40,000 and $40,000 by the creation of an additional 100,000,000 Horizon ordinary shares of nominal value $0.0001 per share.

3.	If the authorized share capital increase proposal (Proposal No. 2) is approved, to grant the Horizon Board an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options.

4.	If the directors’ allotment authority proposal (Proposal No. 3) is approved, to grant the Horizon Board an updated power under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance.

5.	To approve any motion to adjourn the extraordinary general meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve the share issuance proposal (Proposal No. 1).

Each shareholder is entitled to one vote for each Horizon ordinary share registered in his or her name as of the close of business on                     , 2015, the record date for the purpose of determining holders of Horizon ordinary shares entitled to receive notice of and to vote at the extraordinary general meeting.

Horizon knows of no specific matter to be brought before the extraordinary general meeting that is not referred to in the Notice of Extraordinary General Meeting of Shareholders dated                     , 2015. If any such matter properly comes before the extraordinary general meeting, including any shareholder proposal properly made, the proxyholders will vote proxies in accordance with their judgment.

Recommendation of the Horizon Board (see pages 40, 47, 49, 51 and 52)

The Horizon Board has unanimously determined that the proposals, including the issuance of Horizon ordinary shares in connection with an acquisition of Depomed, are in the best interests of Horizon and its shareholders. The Horizon Board unanimously recommends that you vote “FOR” the share issuance proposal (Proposal No. 1), “FOR” the authorized share capital increase proposal (Proposal No. 2), “FOR” the renewal of directors’ authority to allot proposal (Proposal No. 3), “FOR” the pre-emption rights dis-application proposal (Proposal No. 4), and “FOR” the adjournment proposal (Proposal No. 5).

The Offer (see page 69)

On September 8, 2015, Horizon commenced the offer pursuant to which it is offering to exchange, for each issued and outstanding share of Depomed common stock that is validly tendered and not withdrawn before the expiration date, the Stock Consideration. Horizon will not allot or issue fractional Horizon ordinary shares. To the extent that holders of Depomed common stock are entitled to fractional shares, those fractional entitlements will be paid in cash in the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a Horizon ordinary share on NASDAQ on the last business day prior to the date that Horizon accepts shares of Depomed common stock for exchange pursuant to the offer.

Reasons for the Offer and the Share Issuance (see page 41)

We believe that the combination of Horizon and Depomed represents a strategically compelling and value-creating opportunity that will have substantial benefits to Horizon’s shareholders, including:

•	Increased Diversification and Complementary Products. The combined company will be significantly larger and more diversified than either company individually today, with 13 marketed products and more than 700 sales representatives, and will be positioned for future sustainable growth. For example, while NUCYNTA currently accounts for approximately 60% of Depomed’s net sales, on a pro forma basis, no single medicine would have comprised more than 21% of the combined company’s net sales for the second quarter of 2015. Additionally, Depomed’s marketed products are complementary to Horizon’s existing products and fit within Horizon’s specialty and primary care business units.

•	Combined Revenue. We believe that the combined company will be able to achieve significantly greater revenue than either company alone. On a pro forma basis, we estimate that the combined company would have had $497.1 million of total net revenues for the six months ended June 30, 2015, which on an annualized basis would result in approximately $1.0 billion in 2015 net revenues. We also believe the combined company will be able to achieve greater net sales of Depomed’s products than Depomed could achieve by remaining an independent company as a result of a larger combined sales force and through adoption of our differentiated commercial model, including our Prescriptions Made Easy, or PME, program. Pursuant to our commercialization plans for the combined company, we expect to implement a sales force consisting of (i) 290 sales representatives dedicated to NUCYNTA and Gralise, (ii) a separate 40 person neurology focused sales force to promote CAMBIA and (iii) Zipsor promoted by Horizon’s 325 person primary care force. Horizon has historically used its commercial model to increase significantly the revenue of products it has acquired. For example, in the first quarter of 2014 Horizon successfully re-launched VIMOVO in the United States, which it acquired from AstraZeneca in November 2013, and increased its annual net sales from $20.0 million in 2013 under AstraZeneca to $163.0 million for 2014, an increase of over 800%. In the first quarter of 2015, Horizon successfully re-launched PENNSAID 2%, which it acquired from Nuvo Research Inc. in October of 2014, and increased its net sales to $47.6 million in the first half of 2015, as compared to full-year net sales of approximately $14.0 million in 2014 under Mallinckrodt Pharmaceuticals, Nuvo Research Inc.’s then marketing partner for PENNSAID 2%.

•	Enhanced Ability to Execute on Growth Strategy. We believe that the combined company would be better positioned to execute on Horizon’s strategy of achieving both organic growth and growth through acquisitions and in-licensing by increasing its market capitalization, as well as strengthening its balance sheet, free cash flow and capitalization, thereby further enabling the combined company to execute on larger potential acquisition transactions.

•	Synergies. As a result of the proposed transaction, we believe that the costs of operating Depomed’s existing business could be significantly reduced through the elimination of certain general and administrative costs, including consolidation of locations, reductions in headcount, and elimination of duplicate external costs, including public company expenses.

•	Substantial Accretion to Earnings Per Share. We currently estimate that the combination of sales and operating cost synergies as well as potential tax efficiencies will provide substantial accretion to our adjusted earnings per share.

We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer. Horizon’s reasons for the offer and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement exchange titled “Risk Factors” and “Forward-Looking Statements.”

Reasons for the Additional Share Capital Proposals (see pages 45-51)

In the event that Horizon completes its acquisition of Depomed, following the share issuance, Horizon will need to maintain a greater reserve of authorized but unissued Horizon ordinary shares in order to operate its equity incentive plans and for general corporate purposes. The additional shares may be needed for various purposes, including raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; and expanding our business or product pipeline through the acquisition of other businesses or products. See the section of this proxy statement titled “Proposal No. 2 Authorized Share Capital Increase—General” for more information on such general corporate benefits.

Under the Irish Companies Act 2014, which we refer to as the Irish Companies Act, directors of an Irish public limited company must have specific authority from shareholders to issue any shares, warrants, convertible instruments or options, even if such shares are part of the company’s authorized but unissued share capital. Under the current Horizon memorandum and articles of association, which came into effect on September 19, 2014 in connection with our acquisition of Vidara Therapeutics International Public Limited Company, a company incorporated in Ireland, which we refer to as Vidara, the Horizon Board was granted this authorization with effect from September 19, 2014 for a period of five years for up to the amount of Horizon’s authorized but unissued share capital as at that date. The provision of this authority is a routine matter for public limited companies incorporated in Ireland and is fundamental to our business and capital management because it enables us to issue shares, including in connection with our equity compensation plans for employees, officers and directors, and to raise capital. Approval of the directors’ allotment authority proposal (Proposal No. 3) will provide the Horizon Board with continued flexibility to issue shares that are authorized but unissued under the Horizon memorandum and articles of association, subject to applicable SEC and NASDAQ rules. See the section of this proxy statement titled “Proposal No. 3 Directors’ Allotment Authority Proposal—General.”

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). Under the current Horizon memorandum and articles of association, which came into effect on September 19, 2014 in connection with our acquisition of Vidara, the Horizon Board was granted the authority to opt-out of the statutory pre-emption rights provision of Irish law for a period of five years from that date up to the amount of Horizon’s authorized but unissued share capital as at that date. The pre-emption rights dis-application proposal (Proposal No. 4) provides that for a period expiring five years from the date of the approval of the pre-emption rights dis-application proposal, the Horizon Board would be empowered to issue Horizon ordinary shares for cash pursuant to the authority conferred by the directors’ allotment authority proposal (if approved) on the basis that statutory pre-emption rights under the Irish Companies Act will not apply to such issuances. The authority sought in this proposal is fundamental to our business and capital management initiatives because it facilitates our ability to issue equity, including, when appropriate, in connection with capital-raising activities. See the section of this proxy statement titled “Proposal No. 4 Pre-emption Rights Dis-Application Proposal—General.”

Conditions to the Offer (see page 71)

In addition to shareholder approval of the share issuance proposal (Proposal No. 1), the acquisition of Depomed will be subject to a number of conditions. The timing for completion of the offer and the second-step merger will depend on the satisfaction of the conditions to the offer. Horizon may waive, in whole or in part, many of these conditions prior to the expiration of the offer.

Regulatory Approvals (see page 81)

In addition to the approvals and clearances described in the Competition Laws Condition set forth in the section of this proxy statement titled “The Offer—Conditions to the Offer”, the offer and the second-step merger may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the United States. Horizon intends to identify such authorities and jurisdictions as soon as practicable and to file as soon as practicable thereafter all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger and to file all post-completion notifications that it determines are necessary or advisable as soon as practicable after the offer and the second-step merger have been consummated. Based on publicly available information, Horizon believes that only clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as HSR Act, is required.

Accounting Treatment (see page 82)

The proposed combination with Depomed would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, which we refer to as GAAP, with Horizon being the accounting acquirer, which means that Depomed’s results of operations will be included with Horizon’s results of operations from the closing date and its consolidated assets and liabilities will be recorded at their fair market values at the same date.

Certain Relationships with Depomed and Interests of Horizon and Horizon’s Executive Officers and Directors in the Proposals (see page 84)

As of the date of this proxy statement, Horizon indirectly owns 2,250,000 shares of Depomed common stock which were acquired by a subsidiary of Horizon through ordinary brokerage transactions as set forth on Schedule I to this proxy. With the exception of the transactions in the last 60 days described in Schedule I to this proxy, Horizon has not effected any transaction in the securities of Depomed in the past 60 days.

Risk Factors (see page 17)

In addition to the risks relating to each of Depomed’s and Horizon’s businesses, an acquisition of Depomed involves several risks that you should carefully consider when deciding how to vote at the extraordinary general meeting.

In the event an acquisition of Depomed is completed, you will be subject to the following risks as a shareholder in the combined company:

•	Depomed and Horizon may not successfully integrate, which may have a material adverse effect on Horizon’s financial condition and results of operations;

•

The consummation of the offer, or any alternative transaction involving Horizon’s acquisition of Depomed, could result in a default under each of Horizon’s and Depomed’s existing senior secured credit facilities. The failure to reach agreement with lenders under each of those facilities, or alternatively the failure to refinance such facilities, in each case prior to the consummation of the offer or any alternative transaction involving Horizon’s acquisition of Depomed, may have a material adverse effect on Horizon’s profitability, financial condition and results of operations, and may result in a decline in the market value of the Horizon ordinary shares;

•	The offer or any alternative transaction involving Horizon’s acquisition of Depomed could trigger certain provisions contained in Depomed’s equity plans and employee compensation and benefit plans or agreements that could require Horizon to make change of control payments or vest outstanding equity awards;

•	Horizon may incur additional indebtedness to acquire the shares of Depomed common stock pursuant to the offer and the second-step merger, or any alternative transaction involving Horizon’s acquisition of Depomed, and, as a result, may increase the combined company’s total outstanding indebtedness. The failure of the combined company to meet its debt service obligations could have a material adverse effect on its business, financial condition and results of operations;

•	The consummation of the offer and/or the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined company’s business, financial condition and operating results, as well as the market price of Horizon ordinary shares;

•	Future results of Horizon may differ materially from the unaudited pro forma condensed combined financial statements of Horizon and Depomed presented in this proxy statement;

•	Following the consummations of the offer and the second-step merger, or any stock transaction involving Horizon’s acquisition of Depomed, resales of Horizon ordinary shares issued in respect of shares of Depomed common stock in such transactions may cause the market price of Horizon ordinary shares to fall;

•	The issuance of Horizon ordinary shares pursuant to the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed may limit the ability of Horizon to utilize certain tax attributes following the offer or any such alternative transaction; and

•	Future changes to U.S. and foreign tax laws or challenges by the Internal Revenue Service, which we refer to as the IRS, to Horizon’s status as a foreign corporation, if successful, could result in a substantial increase in Horizon’s effective tax rate.

In addition to the above risks, in the event an acquisition of Depomed is completed you will have a reduced ownership and voting interest in Horizon and may exercise less influence over Horizon’s management.

In deciding how to vote your Horizon ordinary shares, you should read and consider all of the risk factors discussed or referenced in the section of this proxy statement titled “Risk Factors.”

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this proxy statement and in the documents incorporated by reference contain or are based on “forward-looking” information and involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding Horizon’s offer to acquire Depomed, its expected future performance (including expected results of operations and financial guidance), and the combined company’s future financial condition, operating results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in Horizon’s most recent annual or quarterly report filed with the SEC and assumptions, risks and uncertainties relating to the proposed combination with Depomed, as detailed from time to time in Horizon’s filings with the SEC, which factors are incorporated herein by reference. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	the ultimate outcome of the offer and the second-step merger, including the redemption of the poison pill right by the Depomed Board or such rights otherwise being rendered inapplicable to the offer and the second-step merger by the Depomed Board;

•	the ultimate outcome and results of integrating the operations of Horizon and Depomed, the ultimate outcome of Horizon’s pricing and operating strategy applied to Depomed and the ultimate ability to realize synergies;

•	the effects of the proposed combination with Depomed, including the combined company’s future financial condition, operating results, strategy and plans;

•	the ability to obtain regulatory approvals and meet other conditions to the offer, including the necessary shareholder approval, on a timely basis;

•	the effects of governmental regulation on the business of Horizon, on the business of Depomed or on potential business combination transactions;

•	sales, growth prospects and commercialization plans related to ACTIMMUNE, BUPHENYL, DUEXIS, PENNSAID 2%, RAVICTI, RAYOS, and VIMOVO;

•	our business strategy and plans to acquire biopharmaceutical products and companies;

•	the impact of competition from other market participants;

•	the development and commercialization of new products;

•	the availability of coverage and adequate reimbursement and pricing from government and other third-party payers for Horizon’s and Depomed’s products;

•	the ability of Horizon and Depomed to protect and maintain their respective intellectual property rights and defend their respective patents;

•	financing plans;

•	the sufficiency of our cash resources and our expectations regarding our future cash flow, expenses, revenues, financial results and capital requirements; and

•	the risks and uncertainties detailed by Horizon and Depomed with respect to their business as described in their reports and documents filed with the SEC.

All subsequent written and oral forward-looking statements attributable to Horizon or any person acting on Horizon’s behalf concerning the offer, the second-step merger or any alternative transaction contemplating the acquisition of Depomed, or other matters addressed in this proxy statement, are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof.

See also the section of this proxy statement titled “Risk Factors.”

Except to the extent required by applicable law or regulation, Horizon undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement (including the matters addressed under Forward-Looking Statements above), before deciding whether to vote to approve the proposals, you should carefully consider the following risk factors and the other risk factors specific to each of the Horizon and Depomed businesses that will also affect Horizon after the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed is completed, described in Part II, Item 1A of Horizon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 7, 2015, and Depomed’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 3, 2015, and the other documents that have been filed with the SEC and which are incorporated by reference into this proxy statement. If any of the risks described below or in the reports incorporated by reference into this proxy statement actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Horizon or Depomed could be materially adversely affected.

Risks Related to the Share Issuance Proposal (Proposal No. 1)

Horizon shareholders will have a reduced ownership and voting interest after an acquisition of Depomed and may exercise less influence over management.

Upon the completion of an acquisition of Depomed, a Horizon shareholder will hold a percentage ownership of Horizon that is smaller than such shareholder’s current percentage ownership of Horizon as it exists today, and, as a result, may have less influence on the management and policies of the combined company than they now have on the management and policies of Horizon. Horizon estimates that, upon consummation of the offer and the second-step merger, former Depomed shareholders (including former holders of Depomed’s outstanding convertible notes) will hold, in the aggregate, approximately 32.2% of the shares of the combined company then outstanding, or approximately 31.7% on a fully diluted basis. As a result, upon consummation of the offer and the second-step merger, Horizon estimates that current Horizon shareholders will hold, in the aggregate, approximately 67.8% of the shares of the combined company then outstanding, or approximately 68.3% on a fully diluted basis. For a more detailed discussion of the assumptions on which these estimate are based, please see the section of this proxy statement titled “The Offer—Ownership of Horizon After the Offer.”

Risk Factors Relating to the Additional Share Capital Proposals (Proposals No. 2-4)

Our financing alternatives and our ability to retain and motivate highly-skilled scientific, commercial and managerial employees may be limited if the authorized share capital increase proposal (Proposal No. 2) is not approved by the Horizon shareholders.

If the authorized share capital increase proposal (Proposal No. 2) is not approved by our shareholders, it is possible that our financing alternatives may be limited by the lack of sufficient unissued and unreserved authorized Horizon ordinary shares, and shareholder value may be harmed by this limitation. In addition, our future success depends upon our ability to attract, retain and motivate highly-skilled, commercial, regulatory, business development and managerial employees. If our shareholders do not approve the authorized share capital increase proposal (Proposal No. 2), we may not be able to access the capital markets, complete product acquisitions or other strategic transactions, attract, retain and motivate employees, or pursue other business opportunities integral to our growth and success. See the section of this proxy statement titled “Proposal No. 2 Authorized Share Capital Increase—General” for more information on these benefits

If shareholders do not approve the directors’ allotment authority proposal (Proposal No. 3), Horizon will not be able to issue any of the additional authorized share capital created pursuant to the authorized share capital increase proposal (Proposal No. 2) (if approved), other than to employees pursuant to our employee equity plans, without first seeking shareholder approval for each issuance.

If our shareholders do not approve the directors’ allotment authority proposal (Proposal No. 3), the existing authorization granted on September 19, 2014 for up to the amount of Horizon’s authorized but unissued share capital as of that date will continue to apply until 2019. Further, if the updated directors’ allotment authority proposal (Proposal No. 3) is not approved, there is a risk, in the future, that Horizon will not be able to issue any of the additional authorized share capital created pursuant to the authorized share capital increase proposal (Proposal No. 2) (if approved), other than to employees pursuant to our employee equity plans, without first seeking shareholder approval for each such issuance. See the section of this proxy statement titled “Proposal No. 3 Directors’ Allotment Authority Proposal—General.”

Delays in the completion of capital raising activities may occur and the ability to use our equity plans may be undermined if the pre-emption rights dis-application proposal (Proposal No. 4), is not approved by the Horizon shareholders.

If our shareholders do not approve the pre-emption rights dis-application proposal (Proposal No. 4), the existing power granted on September 19, 2014 for up to the amount of Horizon’s authorized but unissued share capital as of that date will continue to apply until 2019. Further, with respect to any additional authorized but unissued shares created under the authorized share capital increase proposal (Proposal No. 2) that we propose to issue in the future for cash, we would first have to offer those shares to all of our existing shareholders on the same or more favorable terms. This requirement could cause delays in the completion of certain capital raising activities for our business and undermine our ability to operate under our existing equity plans. See the section of this proxy statement titled “Proposal No. 4 Pre-emption Rights Dis-Application Proposal—General.”

Risk Factors Relating to Horizon Following the Offer

Depomed and Horizon may not successfully integrate.

If Horizon consummates the offer and the second-step merger, or any alternative transaction involving Horizon’s acquisition of Depomed (which, in any case, will represent Horizon’s largest transaction to date), achieving the anticipated benefits of the proposed combination with Depomed will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process successfully, including as a result of actions that Depomed may continue to take to frustrate the offer or any alternative transaction involving Horizon’s acquisition of Depomed. The integration of any business may be complex and time-consuming. The difficulties that could be encountered include the following:

•	integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly acquired products;

•	coordinating the geographically dispersed organizations;

•	distraction of management and employees from operations and changes in corporate culture;

•	retaining existing customers and attracting new customers;

•	maintaining business relationships; and

•	inefficiencies associated with the integration of the operations of the combined company.

In addition, there will be integration costs and non-recurring transaction costs (such as fees paid to legal, financial, accounting and other advisors and other fees paid in connection with the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed and possibly tax costs to integrate Depomed into Horizon’s legal entity structure and operating model) associated with the proposed combination with Depomed, combining the operations of Horizon and Depomed and achieving the synergies we expect to obtain, and such costs may be significant.

An inability to realize the full extent of the anticipated benefits of the proposed combination with Depomed, as well as any delays encountered in the integration process and realizing such benefits, could have an adverse effect upon the revenues, level of expenses and operating results of Horizon, which may affect adversely the value of the Horizon ordinary shares after the consummation of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed.

The consummation of the offer or any alternative transaction involving Horizon’s acquisition of Depomed could result in a default under each of Horizon’s and Depomed’s existing senior secured credit facilities. The failure to reach agreement with lenders under each of those facilities, or alternatively the failure to refinance such facilities, in each case prior to the consummation of the offer or any alternative transaction involving Horizon’s acquisition of Depomed, may have a material adverse effect on Horizon’s profitability, financial condition and results of operations, and may result in a decline in the market value of the Horizon ordinary shares.

The consummation of the offer or the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the acceleration or other change of any right or obligation (including, without limitation, any payment obligation) or termination of an agreement to which Depomed or its subsidiaries are a party. If this happens, Horizon may experience a cross-default under its own indebtedness arising from such default. Horizon cannot provide assurance that it will be able to obtain a consent or waiver under any such agreement or, alternatively, replace such an agreement on attractive terms or at all. Depending on the importance of a terminated agreement to Horizon’s business, failure to replace that agreement on similar terms or at all may increase the costs to Horizon of operating its business or prevent Horizon from operating part or all of its business. In addition, Depomed may be a party to arrangements or agreements of which Horizon is not aware.

Based on a review of Depomed’s public filings with the SEC, pursuant to the First Supplemental Indenture, dated as of September 9, 2014 to the Indenture dated as of September 9, 2014, between Depomed and The Bank of New York Mellon Trust Company, N.A., which we collectively refer to as the Supplemental Indenture, regarding certain 2.50% Convertible Senior Notes due 2021, which we refer to as the 2021 Notes, the offer or any alternative transaction involving Horizon’s acquisition of Depomed, if consummated, is likely to result in a “Fundamental Change” (as defined in the Supplemental Indenture), which definition includes the occurrence of a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, other than Depomed, its subsidiaries and its and their employee benefit plans, filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Depomed’s common equity representing more than 50% of the voting power of Depomed’s common equity. The offer or any alternative transaction involving Horizon’s acquisition of Depomed in an all stock transaction is also likely to result in a “Make-Whole Fundamental Change.” The occurrence of a Fundamental Change would (a) give the holders of the 2021 Notes a right to require Depomed to repurchase the 2021 Notes at a repurchase price of 100% of the principal amount of the 2021 Notes to be repurchased plus accrued and unpaid interest to, but excluding, the related “Fundamental Change Repurchase Date” (as defined in the Supplemental Indenture) and (b) cause the 2021 Notes to become convertible for a period of time that would commence prior to the effectiveness of the transaction giving rise to the Fundamental Change until the related Fundamental Change Repurchase Date. In addition, holders of 2021 Notes that convert their notes “in connection with” a Make-Whole Fundamental Change may be entitled to an increase in the conversion rate for notes so converted. Based on the estimated conversion value of the 2021 Notes, Horizon does not expect any holders of 2021 Notes to require Depomed to repurchase their 2021 Notes because the holders of the 2021 Notes would appear to receive greater value upon conversion of their 2021 Notes. Upon conversion of their 2021 Notes, Depomed may pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election, in respect of such converted 2021 Notes. If the holders of any of the 2021 Notes elect to convert such notes prior to the closing of the second-step merger, Depomed (not Horizon) will control the election of consideration paid or delivered upon the conversion of such notes.

Further, based upon a review of Depomed’s public filings with the SEC, pursuant to the Note Purchase Agreement, dated as of March 12, 2015, by and between Depomed, the purchasers party thereto from time to time, which we refer to collectively as the Note Purchasers, and Deerfield Private Design Fund III, L.P., which we refer to as the Note Purchase Agreement, pursuant to which Depomed requested that the Note Purchasers purchase an aggregate principal amount of $575 million of Depomed’s senior secured notes, which we refer to as Senior Secured Notes, the offer or any alternative transaction involving Horizon’s acquisition of Depomed, if completed, could potentially result in a “Major Transaction” (as defined in the Note Purchase Agreement) that does not constitute a Permissible Change of Control (as defined below), triggering certain prepayment obligations and prepayment penalties and/or premiums. As publicly disclosed, a Major Transaction includes the occurrence of any Person or group, other than the Borrower and its Subsidiaries or any employee benefit plan of the Borrower or its Subsidiaries, filing a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing such Person has become the beneficial owner of shares with a majority of the total voting power of all outstanding voting securities that are entitled to vote generally in the election of the Borrower’s board of directors. A “Permissible Change of Control” means any Major Transaction involving, among other things, the acquisition of a majority of the total voting power of Depomed where after giving effect to such Major Transaction, Depomed is a direct or indirect subsidiary or a person whose common stock is publicly listed and that has less than a certain undisclosed debt to adjusted earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, ratio. At this time, we cannot confirm whether the offer or any alternative transaction involving Horizon’s acquisition of Depomed would constitute a Permissible Change of Control because certain operative provisions of the Note Purchase Agreement as publicly disclosed have received confidential treatment. As a result, there is no assurance that the completion of the offer or any alternative transaction involving Horizon’s acquisition of Depomed would constitute a Permissible Change of Control under the Note Purchase Agreement. In addition, an event of default could occur under the terms of the Note Purchase Agreement as a result of the occurrence of a Fundamental Change under the 2021 Notes (as described in more detail in the paragraph immediately above), the occurrence of which would allow holders of the Senior Secured Notes to declare the Senior Secured Notes immediately due and payable. Regardless of whether the consummation of the offer or any alternative transaction involving Horizon’s acquisition of Depomed would constitute a Major Transaction or an event of default under the Note Purchase Agreement, Horizon expects to refinance or otherwise repay the Senior Secured Notes as of the closing of the second-step merger or such alternative transaction because of the 10.75% annual interest rate under such notes. Horizon expects to incur significant prepayment penalties and make-whole payments in connection with any such refinancing or repayment of the Senior Secured Notes.

In respect of all information relating to Depomed presented in, incorporated by reference into or omitted from, this proxy statement, Horizon has relied upon publicly available information, including information publicly filed by Depomed with the SEC. Although Horizon has no knowledge that would indicate that any statements contained herein regarding Depomed’s condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Horizon was not involved in the preparation of such information and statements. For example, Horizon has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement that have necessarily involved Horizon’s estimates with respect to Depomed’s financial information that, given the lack of information received, could be materially different than currently presented. See the section of this proxy statement titled “Unaudited Pro Forma Condensed Combined Financial Statements.” Any financial, operating or other information regarding Depomed that may be detrimental to Horizon following the consummation of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed that has not been publicly disclosed by Depomed, or errors in Horizon’s estimates due to the lack of cooperation and information from Depomed, may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Horizon ordinary shares after the consummation of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed.

In addition, the consummation of the offer, or any alternative transaction involving Horizon’s acquisition of Depomed, in each case without causing Depomed (and, potentially, certain of its subsidiaries) to become guarantors under Horizon’s senior secured credit facility would result in a default under such facility. While Horizon expects that the lenders under such facility would agree to enter into a mutually satisfactory amendment prior to the consummation of the offer, Horizon cannot provide any assurance that such amendment (or, alternatively, a refinancing facility) will be entered into on attractive terms, or at all.

The offer or any alternative transaction involving Horizon’s acquisition of Depomed could trigger certain provisions contained in Depomed’s equity plans and employee compensation and benefit plans or agreements that could require Horizon to make change of control payments or vest outstanding equity awards.

Certain of Depomed’s equity plans and employee compensation and benefit plans or agreements contain change of control clauses providing in certain circumstances for outstanding equity awards to vest or compensation to be paid to certain members of Depomed senior management either upon a change of control, or if, following a change of control, Depomed terminates the employment relationship between Depomed and these employees under certain circumstances, or if these employees terminate the employment relationship because of certain adverse changes during a certain period or periods before and following a change of control. If consummated, the offer or any alternative transaction involving Horizon’s acquisition of Depomed might be deemed to constitute a change of control of Depomed for these purposes, thereby giving rise to potential vesting of outstanding equity awards and change of control payments described above.

Horizon may incur additional indebtedness to acquire the shares of Depomed common stock pursuant to the offer and the second-step merger, or any alternative transaction involving Horizon’s acquisition of Depomed, and, as a result, may increase the combined company’s total outstanding indebtedness. The failure of the combined company to meet its debt service obligations could have a material adverse effect on its business, financial condition and results of operations.

Horizon currently anticipates that it will need to borrow or otherwise finance approximately $175 million to complete the acquisition of Depomed, to pay fees, expenses and amounts related to such acquisition and to fund certain short-term cash obligations of the combined company, including working capital. Horizon cannot provide any assurances that additional financing will be available when and as needed or on terms that Horizon believes to be commercially reasonable. If Horizon cannot obtain such funding on terms Horizon considers to be reasonable, Horizon may seek other methods to increase available cash, including by delaying, reducing or otherwise foregoing potential revenue enhancing activities, which could have an adverse effect on Horizon’s business, operating results or financial condition.

Any increased indebtedness resulting from incremental borrowing could, among other things:

•	make it more difficult for the combined company to pay or refinance its debts as they become due during adverse economic and industry conditions because the combined company may not have sufficient cash flows to make its scheduled debt payments;

•	cause the combined company to use a larger portion of its cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital, capital expenditures, research and development and other business activities;

•	result in a downgrade in the credit rating of the combined company or any indebtedness of the combined company or its subsidiaries, which could increase the cost of further borrowings; and

•	limit the combined company’s ability to borrow additional monies in the future to fund working capital, capital expenditures, research and development and other general corporate purposes.

Horizon cannot guarantee that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under its indebtedness following the consummation of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed when such payments are due or that it will be able, if necessary, to refinance such indebtedness.

The consummation of the offer and/or the second-step merger, or any alternative transaction involving Horizon’s acquisition of Depomed, may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined company’s business, financial condition and operating results, as well as the market price of Horizon ordinary shares.

Horizon’s current corporate credit rating is B2 for Moody’s Investors Service and B for Standard and Poor’s. In connection with the consummation of the offer and/or the second-step merger, or any alternative transaction involving Horizon’s acquisition of Depomed, one or both of these credit ratings agencies may reevaluate Horizon’s ratings. A downgrade may increase the combined company’s cost of borrowing, may negatively impact the combined company’s ability to raise additional debt capital, may negatively impact the combined company’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with the combined company, each of which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Horizon ordinary shares.

In addition, the trading market for Horizon ordinary shares depends in part on the research and reports that third-party securities analysts publish about Horizon and its industry. In connection with the consummation of the offer and/or the second-step merger, or any alternative transaction involving Horizon’s acquisition of Depomed, one or more of these analysts could downgrade the Horizon ordinary shares or issue other negative commentary about the combined company or its industry, which could cause the trading price of Horizon ordinary shares to decline.

Future results of Horizon may differ materially from the unaudited pro forma condensed combined financial statements of Horizon and Depomed presented in this proxy statement.

The future results of Horizon following the consummation of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed may be materially different from those shown in the Unaudited Pro Forma Condensed Combined Financial Statements presented in this proxy statement, which show only a combination of Horizon’s and Depomed’s standalone historical results after giving effect to the offer, subject to the matters noted therein. Horizon has estimated that it will record approximately $30 million in transaction expenses in connection with its acquisition of Depomed, as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this proxy statement. In addition, the final amount of any charges relating to acquisition accounting adjustments that Horizon may be required to record will not be known until following the consummation of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed. These and other expenses and charges may be significantly higher or lower than estimated.

Following the consummation of the offer and the second-step merger, or any stock transaction involving Horizon’s acquisition of Depomed, resales of Horizon ordinary shares issued in respect of shares of Depomed common stock in such transactions may cause the market price of Horizon ordinary shares to fall.

Horizon expects that, assuming that all 60,311,961 shares of Depomed common stock outstanding as of July 30, 2015 are tendered in the offer, the holders of Depomed’s outstanding convertible notes all elect to convert such notes after the completion of the offer on the expiration date but prior to the consummation of the second-step merger, and Depomed elects to settle such notes using only shares of Depomed common stock, and assuming that the total number of outstanding Horizon ordinary shares reported in Horizon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 remains constant through the consummation of the offer, it will issue approximately 73,367,800 Horizon ordinary shares in connection with the offer and second-step merger. For a more detailed discussion of the assumptions on which these estimates are based, see the section of this proxy statement titled “The Offer—Ownership of Horizon After the Offer.” The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for Horizon ordinary shares. The increase in the number of Horizon ordinary shares may lead to sales of such Horizon ordinary shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Horizon ordinary shares.

The issuance of Horizon ordinary shares pursuant to the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed may limit the ability of Horizon to utilize certain tax attributes following the offer or any such alternative transaction.

The issuance of Horizon ordinary shares pursuant to the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed may result in certain limitations for U.S. federal income tax purposes being imposed on the utilization after the offer (or any such alternative transaction) by the U.S. subsidiaries of Horizon prior to the offer (or any such alternative transaction) of certain U.S. net operating losses, U.S. tax credits, and other tax attributes as a result of the application of Sections 382, 383 and 384 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. In addition, such tax attributes are already subject to certain limitations on utilization under Section 7874 of the Code. See the discussion in “Proposal No. 1—Share Issuance—Certain Tax Consequences of the Transactions—U.S. Federal Income Tax Consequences of the Transactions—Certain U.S. Federal Income Tax Consequences of the Transactions to Horizon.”

Future changes to U.S. and foreign tax laws or challenges by the IRS to Horizon’s status as a foreign corporation, if successful, could result in a substantial increase in Horizon’s effective tax rate.

The Organization for Economic Co-operation and Development, which we refer to as the OECD, and government agencies in jurisdictions where Horizon and its affiliates do business are focusing on issues related to the taxation of multinational corporations. The OECD is currently conducting a “base erosion and profit shifting” project with the goal of establishing international standards for the taxation of multinational corporations that would, among other things, prevent the shifting of income from high-tax jurisdictions to low-tax jurisdictions. If these standards are adopted by the United States and countries in which Horizon and its affiliates do business, the tax laws in these countries could be changed on a prospective or retroactive basis, and any such changes could substantially increase Horizon’s effective tax rate.

Under current law, Horizon believes that it is and will continue to be after the Transactions (as defined below) a foreign corporation for U.S. federal tax purposes. However, there can be no assurance that the IRS would not challenge under current law, Horizon’s status as a foreign corporation for U.S. federal tax purposes or that a court would not sustain such a challenge. Changes to the inversion rules in Section 7874 of the Code or the U.S. Treasury Regulations promulgated thereunder or other IRS guidance could adversely affect Horizon’s status as a foreign corporation for U.S. federal tax purposes. The tax law in this area could be changed on a prospective or retroactive basis, and any such changes could substantially increase Horizon’s effective tax rate. For purposes of this discussion, the term “Transactions” includes the formation and capitalization of Purchaser, the offer, the second-step merger and, possibly, a third-step merger that may be executed immediately following the second-step merger, if deemed appropriate by Horizon, in which Depomed would be merged with and into Diosail Merger Two Corporation, a directly, wholly-owned Delaware subsidiary of Horizon that has been formed solely to participate in a possible third-step merger. The separate corporate existence of Purchaser will cease as a result of the second-step merger, and Depomed will continue as the surviving entity and as a directly or indirectly wholly-owned subsidiary of Horizon. If the third-step merger is completed, the separate corporate existence of Depomed will cease as a result of the third-step merger, and Diosail Merger Two Corporation will continue as the surviving entity and as a directly or indirectly wholly-owned subsidiary of Horizon.

For U.S. federal tax purposes, a corporation generally is classified under current law as a U.S. corporation or a foreign corporation based on whether it is organized or incorporated within the United States or outside the United States. A corporation organized or incorporated outside the United States will nevertheless be classified as a U.S. corporation for U.S. federal tax purposes if, among other things, it acquires all of the stock of a U.S.

corporation and the shareholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the stock of the foreign acquiring corporation after the acquisition. Multiple acquisitions of U.S. corporations by a foreign corporation, if made pursuant to a plan or series of related transactions, are treated as a single acquisition and all shareholders of the acquired U.S. corporations are aggregated for the purpose of determining whether the 80% ownership test is met.

On September 23, 2014, Vidara acquired all of the stock of Horizon Pharma, Inc., a Delaware corporation, which we refer to as HPI, and immediately thereafter changed its name to Horizon Pharma plc, which we refer to as the Vidara Merger. Horizon believes that the HPI shareholders held less than 80% (by vote and value) of the stock of Vidara after the Vidara Merger so that Horizon should be classified under current law as a foreign corporation. The IRS might assert, however, that the Vidara Merger and one or more other transactions (including the Transactions) were acquisitions made pursuant to a plan or series of related transactions and that accordingly they should be integrated for the purpose of determining whether the ownership test is met. If the IRS were to prevail with such an assertion, Horizon would be treated as a U.S. corporation for U.S. federal tax purposes (which would result in a substantial increase in Horizon’s effective tax rate). Because the Vidara Merger closed on September 23, 2014 and Horizon was contemplating no relevant transactions in September 2014 (e.g., Horizon did not consider even the possibility of acquiring Depomed until February 11, 2015), Horizon believes that the Vidara Merger should not be integrated with any other transactions and that, accordingly, Horizon believes that it should be treated as a foreign corporation for U.S. federal tax purposes after the Transactions. The rules governing inversion transactions are not well developed and are somewhat unclear. Accordingly, Horizon cannot assure you that the IRS will agree that Horizon was a foreign corporation for U.S. federal income tax purposes following the Vidara Merger or that the Vidara Merger and a subsequent transaction will not be integrated for the purpose of applying the ownership test.

Risk Factors Relating to Depomed’s Business

You should read and consider the other risk factors specific to Depomed’s business that will also affect Horizon after the consummation of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed, described in Part II, Item 1A of Depomed’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 3, 2015, and other documents that have been filed by Depomed with the SEC and which are incorporated by reference into this proxy statement.

Risk Factors Relating to Horizon’s Business

You should read and consider the other risk factors specific to Horizon’s business that will also affect Horizon after the consummation of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed, described in Part II, Item 1A of Horizon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 7, 2015, and other documents that have been filed by Horizon with the SEC and which are incorporated by reference into this proxy statement.

Risk Factors Relating to the Offer and the Second-Step Merger or any Alternative Transaction Involving Horizon’s Acquisition of Depomed

Horizon must obtain governmental and regulatory approvals to consummate the offer or any alternative transaction involving Horizon’s acquisition of Depomed, which, if delayed or not granted, may delay or jeopardize such transactions.

Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, transactions that meet certain monetary thresholds must be reported to the FTC and the Antitrust Division of the United States Department of Justice, which we refer to as the DOJ, and may not be consummated until the applicable statutory waiting period has expired or terminated.

Pursuant to the requirements of the HSR Act, Horizon filed a Notification and Report Form with respect to the offer with the FTC and the DOJ on September 8, 2015, and will request early termination of the HSR waiting period. As a result, the waiting period applicable to Horizon’s acquisition of Depomed will expire at 11:59 p.m., Eastern Time 30 calendar days following the date of such filing, unless such 30th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., Eastern Time, on the next regular business day, or the waiting period is earlier terminated. Before such time, however, either the FTC or the DOJ may extend the waiting period by requesting additional information from Horizon. If such request is made, the waiting period will expire at 11:59 p.m., Eastern Time, on the 30th calendar day after Horizon has substantially complied with such request, unless the waiting period is earlier terminated by the reviewing antitrust agency. The waiting period would not be affected either by the failure of Depomed to file a Notification and Report Form or to comply with any request for additional information issued by the FTC or the DOJ.

The offer is conditioned on the waiting period (or extension thereof) applicable to the offer and the second-step merger under the HSR Act and any other applicable antitrust laws and regulations having expired or been terminated, and any approvals or clearances determined by Horizon to be required or advisable thereunder having been obtained. If Horizon does not receive these approvals, then Horizon will not be obligated to accept shares of Depomed common stock for exchange in the offer. Based on publicly available information, Horizon believes that only clearance under the HSR Act is required in connection with its acquisition of Depomed.

The governmental and regulatory agencies from which Horizon will seek, if required, these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of Horizon’s contemplated acquisition of Depomed, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. Although Horizon believes that it will obtain all necessary approvals, no assurance can be given that the required approvals will be obtained or that the required conditions to the offer will be satisfied, and, if all required approvals are obtained and the conditions to the consummation of the offer are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. See the section of this proxy statement titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer and the sections of this proxy statement titled “The Offer—Certain Legal Matters” and “The Offer—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the offer and the second-step merger.

The offer remains subject to other conditions that Horizon cannot control and no transaction has been agreed with Depomed.

The offer is subject to other conditions, including the Minimum Tender Condition, the Anti-Takeover Device Condition, the Horizon Shareholder Approval Condition, the Due Diligence Condition and the No Depomed Material Adverse Effect Condition, each as set forth in this proxy statement. The completion of any alternative transaction involving Horizon’s acquisition of Depomed would be subject to similar conditions. No assurance can be given that all of the conditions to the offer or any similar conditions to an alternative transaction involving Horizon’s acquisition of Depomed will be satisfied or, if they are, as to the timing of such satisfaction. In addition, Depomed and the Depomed Board may seek to take additional actions and put in place additional obstacles that will delay, or frustrate, the satisfaction of one or more conditions. If the conditions to the offer or any alternative transaction involving Horizon’s acquisition of Depomed are not satisfied, then Horizon may allow the offer to expire, or could amend or extend the offer, or could abandon such alternative transaction. See the section of this proxy statement titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer.

In addition, you should be aware that Horizon has not negotiated the price or terms of the offer or the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed and neither Depomed nor the Depomed Board has approved the offer or the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed. Depomed has refused to engage in any discussions with Horizon on its proposals. There can be no assurance that Horizon and Depomed will enter into an agreement related to a combination of the companies or, if they do enter into an agreement, the terms of such agreement, including the amount that would be paid in any such transaction.

The stock prices of Horizon and Depomed may be adversely affected if the offer and the second-step merger or another business combination with Depomed is not completed.

If the offer and the second-step merger or another business combination with Depomed is not completed, the prices of Horizon ordinary shares and Depomed common stock may decline to the extent that the current market prices of Horizon ordinary shares and Depomed common stock reflect a market assumption that the offer and the second-step merger or another business combination with Depomed will be completed.

Uncertainties associated with the offer and the second-step merger, or any alternative transaction involving Horizon’s acquisition of Depomed, may cause a loss of employees and may otherwise affect the future business and operations of Depomed and consequently on the combined company.

Uncertainty about the effect of the offer and the second-step merger, or any alternative transaction involving Horizon’s acquisition of Depomed, on employees and customers may have an adverse effect on Depomed and consequently on the combined company following Horizon’s acquisition of Depomed. These uncertainties may impair the ability to retain and motivate key personnel until and after the consummation of the offer and the second-step merger or another business combination with Depomed is completed and could cause customers, suppliers, licensees, partners and others that deal with Depomed to defer entering into contracts with Depomed or making other decisions concerning Depomed or seek to change existing business relationships with Depomed. With respect to the retention of key employees, Horizon is not aware of any retention plan in place to retain any of Depomed’s key employees. If key employees of Depomed depart because of uncertainty about their future roles, Depomed’s business and, as a result, the combined company’s business following Horizon’s acquisition of Depomed, could be harmed. While the offer and the second-step merger, or any alternative transaction involving Horizon’s acquisition of Depomed is pending, Depomed may not be able to hire replacements for departed key employees to the same extent that they have been able to in the past.

The Depomed Board, that certain Rights Agreement dated as of July 12, 2015, between Depomed and Continental Stock Transfer & Trust Company, as Rights Agent, as the same may from time to time be supplemented or amended, which we refer to as the Depomed Rights Agreement, and the restrictive provisions in Depomed’s governing documents may impede the consummation of the offer or any alternative transaction contemplating the acquisition of Depomed.

The governing documents of Depomed include advance notice bylaw provisions and restrictions on the ability to call a special meeting of Depomed’s shareholders. The Depomed Rights Agreement adopted by the Depomed Board, or so-called “poison pill,” precludes a party from acquiring the 10% of the votes of Depomed necessary to call a special shareholders meeting or from privately soliciting up to ten other shareholders for the purpose of calling a special meeting. These restrictive provisions impede Horizon’s ability to consummate the offer and may impede Horizon’s ability to consummate any alternative transaction contemplating the acquisition of Depomed. On August 3, 2015, Horizon filed a preliminary solicitation statement pursuant to which it is seeking revocable proxies from Depomed shareholders to empower Horizon to deliver to Depomed’s Corporate Secretary written requests to call a special meeting of Depomed shareholders to consider and vote upon proposals: removing the entire current Depomed Board, repealing these restrictions, and eliminating the power of the Depomed Board to adopt, amend or repeal the Depomed bylaws for a period of 120 days following the special meeting called for in the preliminary solicitation statement. On August 19, 2015, Horizon filed an amendment to the Horizon solicitation with the SEC to amend the purposes of and the matters to be considered and voted upon at the special meeting to include the election of seven individuals to serve on the Depomed Board, which we refer to as the Horizon nominees, contingent upon the proposal to remove the current Depomed Board being passed by the Depomed shareholders. On August 28, 2015, Horizon, in response to Depomed’s decision to not accept the amendment of the purposes of the special meeting in the Horizon solicitation to include the election proposal without delaying the record date for determining which Depomed shareholders may call the special meeting, further amended the Horizon solicitation to provide for two special meetings, one to consider and vote upon the removal proposal and the Depomed bylaws amendment proposals and a second to consider and vote upon the election proposal. Horizon cannot assure you that it will be able obtain the proxies necessary to call the two special meetings or that the required conditions to the offer or to any alternative transaction contemplating the acquisition of Depomed will be satisfied. See the section of the Form S-4 (as defined in the section of this proxy statement titled “Proposal No. 1—Registration Statement” below) titled “The Offer—Plans for Depomed” and the section of this proxy statement titled “Background of the Offer” for a discussion of the Horizon solicitation and the section of this proxy statement titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer.

Even if the offer is completed, integration of Depomed’s business and operations with Horizon’s will be delayed if Horizon is unable to complete the second-step merger.

The offer is subject to a condition that, before the expiration of the offer, there shall have been validly tendered and not withdrawn at least a majority of the total number of outstanding shares of Depomed common stock on a fully diluted basis as of the date that Horizon accepts shares of Depomed common stock for exchange pursuant to the offer. At the end of the offer period, Horizon may experience delays in completing the second-step merger to exchange the remaining shares of Depomed common stock for Horizon ordinary shares. This could prevent or delay Horizon from realizing all of the anticipated benefits from the integration of Depomed’s business and operations with Horizon’s operations.

Horizon may be subject to Irish stamp duty in connection with the offer and second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed.

Irish stamp duty generally arises in connection with the transfer of shares of an Irish company or the transfer of shares in a non-Irish company in exchange for shares of an Irish company, in each case unless an exemption applies. Accordingly, the exchange of shares of Depomed common stock for the issue of Horizon ordinary shares would be subject to Irish stamp duty unless exemption applies. We believe, however, that Horizon may be able to obtain a confirmation from the Revenue Commissioners of Ireland that:

(a)	Irish stamp duty should not apply to a transfer of shares of Depomed common stock through the systems of the Depository Trust Company, which we refer to herein as DTC, where those shares of Depomed common stock are listed on NASDAQ; and

(b)	the Revenue Commissioners of Ireland will not seek to levy Irish stamp duty in connection with the transfer of shares of Depomed common stock where such duty arises solely because the issue of Horizon ordinary shares comprises a portion of the consideration being paid in respect of such transfer because each of those transactions, taken separately (i.e., the issue of Horizon ordinary shares and the transfer of shares of Depomed common stock), would not individually give rise to such a charge.

Horizon intends to request the aforementioned written confirmation of the Revenue Commissioners of Ireland and an acknowledgement that no Irish stamp duty will apply in connection with the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed by operation of law.

There is no guarantee however that the Revenue Commissioners will provide either or both of the above referenced confirmations in connection with the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed. In the event that the Revenue Commissioners do not grant an applicable confirmation and Irish stamp duty applies to a transfer of a share of Depomed common stock in connection with the offer and second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed, such stamp duty would be chargeable at a rate of 1 percent of the market value of such share of Depomed common stock as at the date of transfer and Purchaser would be liable for paying such tax.

HORIZON SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Horizon as of the end of and for the periods indicated. The selected statement of comprehensive loss information for each of the years ended December 31, 2014, December 31, 2013 and December 31, 2012, and the selected balance sheet information as of December 31, 2014 and December 31, 2013, are derived from Horizon’s audited financial statements filed as part of Horizon’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015 (as amended on March 2, 2015 and April 10, 2015), which is incorporated by reference into this proxy statement. The selected statement of comprehensive loss information for each of the years ended December 31, 2011 and December 31, 2010, and the selected balance sheet information as of December 31, 2012, December 31, 2011 and December 31, 2010, are derived from Horizon’s audited financial statements for such years, which have not been incorporated by reference into this proxy statement. The historical results are not necessarily indicative of future results. More comprehensive financial information, including management’s discussion and analysis of Horizon’s financial condition and results of operations, is contained in Horizon’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015 (as amended on March 2, 2015 and April 10, 2015), Horizon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 7, 2015, which is incorporated by reference into this proxy statement, and other reports filed by Horizon with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this proxy statement titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Horizon.

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands)
Selected Statement of Comprehensive Loss Data
Net sales	$296,955	$74,016	$18,844	$6,927	$2,376
Cost of goods sold	78,753	14,625	11,875	7,267	4,263
Gross profit (loss)	218,202	59,391	6,969	(340)	(1,887)
Loss before benefit for income taxes	(269,687)	(150,126)	(92,965)	(127,948)	(27,725)
Net loss	(263,603)	(149,005)	(87,794)	(113,265)	(27,065)

	As of December 31,
	2014	2013	2012	2011	2010
	(in thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$218,807	$80,480	$104,087	$17,966	$5,384
Working capital (deficit)	106,833	67,455	79,983	1,065	(17,944)
Total assets	1,134,624	252,596	193,984	101,078	161,685
Total debt, net of debt discount	345,503	110,762	48,801	19,438	24,615
Accumulated deficit	(720,719)	(457,116)	(308,111)	(220,317)	(107,052)
Total shareholders’ equity (deficit)	540,204	(49,082)	105,978	45,912	97,056

DEPOMED SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Depomed as of the end of and for the periods indicated. The consolidated statement of operations information for each of the years ended December 31, 2014, December 31, 2013 and December 31, 2012, and the consolidated balance sheet information as of December 31, 2014 and December 31, 2013, are derived from Depomed’s audited financial statements filed as part of Depomed’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015, which is incorporated by reference into this proxy statement. The consolidated statement of operations information for each of the years ended December 31, 2011 and December 31, 2010, and the consolidated balance sheet information as of December 31, 2012, December 31, 2011 and December 31, 2010, are derived from Depomed’s audited financial statements for such years, which have not been incorporated by reference into this proxy statement. The historical results are not necessarily indicative of future results. More comprehensive financial information, including management’s discussion and analysis of Depomed’s financial condition and results of operations, is contained in Depomed’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015, Depomed’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 3, 2015, which is incorporated by reference into this proxy statement, and other reports filed by Depomed with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this proxy statement titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Depomed.

	2014	2013	2012	2011(1)	2010
	(in thousands, except per share information)
Consolidated Statement of Operations Data:
Revenues:
Product sales	$114,219	$58,302	$27,483	$41,178	$45,637
Royalties	1,821	45,003	44,535	9,997	306
License and other revenue(2)	31,515	12,796	18,798	81,798	34,821
Non-cash PDL royalty revenue(2)	242,808	18,104	—	—	—

Total revenues	390,363	134,205	90,816	132,973	80,764

Total costs and expenses	153,549	124,888	121,169	102,275	77,139
Gain on termination of Abbott agreement	—	—	—	40,000	—
Income (loss) from operations	236,814	9,317	(30,353)	70,698	3,625
Net income (loss) before income taxes	213,108	4,580	(29,872)	71,122	3,892
(Provision for) benefit from income taxes	(81,346)	38,733	91	(396)	4
Net income (loss)	$131,762	$43,313	$(29,781)	$70,726	$3,896
Basic net income (loss) per share	$2.26	$0.76	$(0.53)	$1.30	$0.07
Diluted net income (loss) per share	$2.05	$0.75	$(0.53)	$1.26	$0.07
Shares used in computing basic net income (loss) per share	58,292,633	56,736,009	55,892,563	54,562,820	52,533,256
Shares used in computing diluted net income (loss) per share	66,307,364	57,543,979	55,892,563	56,089,796	53,463,749

	2014	2013	2012	2011(1)	2010
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and marketable securities	$566,402	$276,017	$77,892	$139,793	$76,888
Total assets	711,065	508,653	141,653	164,372	87,031
Total current liabilities(2),(3)	57,499	156,857	36,681	39,840	32,984
Deferred revenue, non-current portion(2)	—	12,475	15,516	17,932	30,926
Liability related to the sale of future royalties and milestones, less current portion(2)	—	177,624	—	—	—
Contingent consideration liability, non-current	14,252	11,264	1,342	—	—
Other long-term liabilities	12,387	13,017	4,178	—	15
Accumulated earnings (deficit)	47,714	(84,048)	(127,361)	(97,580)	(168,306)
Total shareholders’ equity	364,447	137,416	83,936	105,918	23,106

(1)	Total revenues, income from operations, net income before income taxes, net income and net income per share in 2011 include a one-time $48.0 million milestone received from Abbott Laboratories for the FDA approval of Gralise. Income from operations, net income before income taxes, net income and net income per share in 2011 include a $40.0 million gain on termination of Depomed’s agreement with Abbott related to Gralise.
(2)	Effective October 1, 2014, Depomed amended its agreements with Salix Pharmaceuticals, Inc. and Valeant International Bermuda SRL, which eliminated any and all continuing obligations on the part of Depomed in the manufacture and supply of 1000mg Glumetza tablets. As a result, the unamortized deferred revenue balance as of October 1, 2014 of $13.2 million was recognized as license and other revenue during 2014. Depomed also recognized the entire remaining balance of the liability related to sale of future royalties and milestones of approximately $147.0 million as non-cash PDL royalty revenue during 2014.
(3)	Total current liabilities as of December 31, 2013 included income taxes payable of $61.9 million and liability related to sale of future royalties of $49.5 million.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2014 and for the six months ended June 30, 2015 were prepared by Horizon and give effect to Horizon’s acquisition of Hyperion Therapeutics, Inc., which we refer to as Hyperion, Horizon’s acquisition of Vidara and to the proposed combination with Depomed, in each case as if it such transactions had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as of June 30, 2015 combines the historical consolidated balance sheets of Horizon and Depomed, giving effect to the proposed combination with Depomed, including the anticipated new Horizon debt financing and the extinguishment of Depomed’s outstanding senior notes and the conversion of Depomed’s convertible debt, as if such repayment and conversion had occurred on June 30, 2015.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed combination with Depomed and the acquisitions of Hyperion and Vidara been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Horizon, Depomed, Hyperion and Vidara during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under GAAP, with Horizon being the accounting acquirer. The accounting for the proposed combination with Depomed is dependent upon certain valuations that are provisional and are subject to change. Horizon will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Horizon’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition of Depomed, Hyperion and Vidara, the costs to integrate the operations of Horizon, Depomed, Hyperion and Vidara or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

	For the Six Months Ended June 30, 2015	For the Year Ended December 31, 2014
Selected Statement of Operations Data (in thousands):
Total revenues	$497,101	$1,022,585
Cost of goods sold	381,666	727,407
Gross profit	115,435	295,178
Loss before benefit for income taxes	(296,247)	(573,044)
Net loss	(85,969)	(437,566)

As of June 30, 2015
Selected Balance Sheet Data (in thousands):
Cash and cash equivalents	$165,248
Working capital	69,251
Total assets	7,053,550
Total debt, net of debt discount	1,310,148
Accumulated deficit	(736,704)
Total shareholders’ equity	3,774,067

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following table summarizes unaudited per share information for Horizon and Depomed on a historical basis, pro forma combined basis for Horizon and equivalent pro forma combined basis for Depomed. The following information should be read in conjunction with the audited consolidated financial statements and accompanying notes of Horizon and Depomed that are incorporated by reference into this proxy statement, and the unaudited pro forma condensed combined financial statements beginning on page 88. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the operating results or financial position would have been if the offer and the second-step merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical income (loss) per share and book value per share of Horizon and Depomed shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2014, and unaudited consolidated financial statements as of and for the six months ended June 30, 2015 and also give effect to Horizon’s acquisitions of Hyperion and Vidara from their respective acquisition dates of May 7, 2015, and September 19, 2014. The historical book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period. At this time, Horizon does not have available the historical number of Depomed shares outstanding at June 30, 2015. Horizon has instead used the number of Depomed shares outstanding as of July 30, 2015 disclosed in Depomed’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, in the calculation of Depomed’s book value per share at June 30, 2015. The pro forma combined net loss per share is computed by dividing the pro forma net loss by the pro forma weighted-average number of shares outstanding for the period. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of Horizon ordinary shares outstanding at the end of the period. Depomed equivalent pro forma combined per share amounts are calculated by multiplying Horizon pro forma combined per share amounts by the share exchange ratio.

	As of and For the Six Months Ended June 30, 2015 (unaudited)	As of and For the Year Ended December 31, 2014
Horizon—Historical per Horizon ordinary share
Net income (loss) per share—basic	$0.09	$(3.15)
Net income (loss) per share—diluted	0.08	(3.15)
Book value per share (unaudited)	7.92	4.36

Depomed—Historical per share of Depomed common stock
Net income (loss) per share—basic	$(0.56)	$2.26
Net income (loss) per share—diluted	(0.56)	2.05
Book value per share (unaudited)	5.74	6.15

Unaudited Pro Forma Combined per Horizon ordinary share
Net loss per share—basic	$(0.41)	$(2.50)
Net loss per share—diluted	(0.41)	(2.50)
Book value per share	16.29	N/A

Unaudited Pro Forma Depomed Equivalents
Net loss per share—basic	$(0.39)	$(2.38)
Net loss per share—diluted	(0.39)	(2.38)
Book value per share	15.47	N/A

COMPARATIVE PER SHARE MARKET PRICE, DIVIDEND INFORMATION AND OTHER STOCK

TRADING INFORMATION

Horizon ordinary shares are listed on The NASDAQ Global Select Market under the symbol “HZNP.” Depomed common stock is listed on The NASDAQ Global Select Market under the symbol “DEPO.” The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share reported on NASDAQ and the dividends declared on Horizon ordinary shares and on Depomed common stock.

	Horizon ordinary shares			Depomed common stock
	High	Low	Dividend(1)	High	Low	Dividend(2)
2015
Third Quarter (through September 10, 2015)	$39.49	$22.66	$—	$33.74	$20.37	$—
Second Quarter	$34.99	$25.26	$—	$28.16	$19.59	$—
First Quarter	$26.46	$12.64	$—	$25.54	$15.41	$—
2014
Fourth Quarter	$13.55	$10.15	$—	$16.64	$13.55	$—
Third Quarter	$16.56	$7.85	$—	$15.51	$9.85	$—
Second Quarter	$16.72	$11.50	$—	$14.85	$10.29	$—
First Quarter	$18.30	$7.40	$—	$15.39	$10.20	$—
2013
Fourth Quarter	$7.80	$3.21	$—	$10.77	$6.95	$—
Third Quarter	$3.55	$2.11	$—	$7.70	$5.63	$—
Second Quarter	$2.75	$2.23	$—	$6.19	$4.99	$—
First Quarter	$2.95	$1.97	$—	$7.15	$5.12	$—

(1)	Horizon has never paid dividends and does not anticipate paying any dividends in the near future. Additionally, Horizon’s senior secured credit facility with certain lenders and Citibank, N.A., as administrative agent and collateral agent, contains covenants that restrict Horizon from issuing dividends.
(2)	Depomed has never declared or paid any cash dividends. Additionally, Depomed’s senior secured credit facility with certain lenders and Deerfield Private Design Fund III, L.P., as collateral agent, contains covenants that restrict Depomed from issuing dividends.

The following table presents price information for Horizon ordinary shares and Depomed common stock on (1) September 10, 2015; and (2) July 6, 2015, the last trading day before Horizon’s public announcement of the proposed combination with Depomed.

	Horizon Ordinary Shares			Depomed common stock
	High	Low	Close	High	Low	Close
September 10, 2015	$28.91	$28.13	$28.58	$27.71	$26.73	$26.98
July 6, 2015	$35.21	$33.45	$34.54	$21.05	$20.37	$20.64

The following table sets forth, for the periods indicated, the high and low sale prices per share and the cumulative trading volumes of (i) the Horizon ordinary shares as reported on NASDAQ in U.S. dollars and (ii) the Depomed common stock as reported on NASDAQ in U.S. dollars.

	Horizon Ordinary Share Price per Share		Horizon Ordinary Share Total Trading Volume(1)	Depomed Common Stock Price per Share		Depomed Common Stock Total Trading Volume(1)
	High (US$)	Low (US$)		High (US$)	Low (US$)
Month
April 2014	$16.72	$11.50	51,365,451	$14.85	$11.57	22,620,381
May 2014	$15.11	$12.55	40,875,754	$14.28	$10.29	19,792,047
June 2014	$16.50	$13.81	34,889,913	$14.07	$11.93	17,884,237
July 2014	$16.56	$7.85	54,097,929	$14.49	$9.93	25,488,766
August 2014	$10.75	$8.07	35,773,306	$15.51	$9.85	24,785,443
September 2014	$14.40	$9.46	35,833,107	$15.50	$13.47	32,406,615
October 2014	$13.15	$10.15	17,924,413	$16.00	$13.55	8,626,698
November 2014	$13.32	$11.87	36,669,561	$15.91	$14.00	17,016,813
December 2014	$13.55	$12.04	35,124,467	$16.64	$14.38	16,146,030
January 2015	$17.16	$12.64	44,079,744	$20.51	$15.41	25,073,139
February 2015	$21.45	$14.64	46,470,047	$23.20	$17.25	24,264,942
March 2015	$26.46	$19.68	88,253,868	$25.54	$21.21	39,065,065
April 2015	$32.15	$25.26	106,362,994	$28.16	$21.84	31,075,851
May 2015	$32.88	$27.40	67,671,509	$24.77	$19.59	39,763,638
June 2015	$34.99	$30.81	73,037,012	$23.67	$20.30	28,124,189
July 2015(2)	$39.49	$32.47	70,634,854	$33.74	$20.37	66,133,814
August 2015	$37.00	$22.66	58,787,940	$33.11	$26.51	26,738,050
September 2015(3)	$30.54	$28.00	13,743,749	$28.21	$25.83	9,106,019

(1)	Source for cumulative trading volume: NASDAQ.
(2)	On July 6, 2015 Horizon publicly announced the proposed combination with Depomed.
(3)	September 1, 2015 to September 10, 2015 inclusive.

The value of the Horizon ordinary shares that form the Stock Consideration will change as the market price of Horizon ordinary shares fluctuates during the pendency of the offer and thereafter, and therefore will likely be different from the prices set forth above at the time holders of Depomed common stock receive Horizon ordinary shares. See the section in this proxy statement titled “Risk Factors.”

THE EXTRAORDINARY GENERAL MEETING

This proxy statement is being provided to the Horizon shareholders in connection with the solicitation of proxies by the management of Horizon to be voted at the extraordinary general meeting (including any adjournment or postponement thereof).

Date, Time, Place and Purpose

The extraordinary general meeting will be held at                     , local time, on                     , 2015, at Horizon’s corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland. Shareholders are being asked to consider and vote upon the proposals.

Horizon knows of no specific matter to be brought before the extraordinary general meeting that is not referred to in the Notice of Extraordinary General Meeting of Shareholders dated                     , 2015. If any such matter properly comes before the extraordinary general meeting, including any shareholder proposal properly made, the proxyholders will vote proxies in accordance with their judgment.

Record Date and Shares Entitled to Vote

Each Horizon shareholder of record at the close of business on                     , 2015 will be entitled to one vote for each share registered in his or her name. On this record date, there were                      Horizon ordinary shares outstanding and entitled to vote at the extraordinary general meeting.

Shareholder of Record: Shares Registered in Your Name

If on                     , 2015, your shares were registered directly in your name within Horizon’s Register of Members, which is maintained by Horizon’s transfer agent, Computershare Shareowner Services LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on                     , 2015, your shares were not registered in your name within Horizon’s Register of Members, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the extraordinary general meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the extraordinary general meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Voting Procedures

For each of the proposals to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the extraordinary general meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the extraordinary general meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the extraordinary general meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on , 2015, to be counted.

•	To vote through the internet, go to http://www.envisionreports.com/hznp to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on , 2015, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or through the internet as instructed by your broker or bank. To vote in person at the extraordinary general meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Joint Holders

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in Horizon’s Register of Members.

Internet proxy voting is being provided to allow you to vote your Horizon ordinary shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote are present at the extraordinary general meeting in person or represented by proxy. On the record date, there were              ordinary shares outstanding and entitled to vote. Thus, the holders of              ordinary shares must be present in person or represented by proxy at the extraordinary general meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or, provided that you are a shareholder of record, if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, within one hour of the time appointed for the extraordinary general meeting, the extraordinary general meeting will stand adjourned to                     , 2015 at                      local time at the same location, or such other time or place as the Horizon Board may determine.

Vote Required

Approval of the share issuance proposal (Proposal No. 1), the authorized share capital increase proposal (Proposal No. 2), the directors’ allotment authority proposal (Proposal No. 3), and the adjournment proposal (Proposal No. 5) each require the affirmative vote of a majority of the votes cast by holders of Horizon ordinary shares present in person or by proxy and entitled to vote at the extraordinary general meeting, assuming a quorum is present.

Approval of the pre-emption rights dis-application proposal (Proposal No. 4), as a special resolution, will require the affirmative vote of 75% or more of the votes cast by holders of Horizon ordinary shares present in person or by proxy at the extraordinary general meeting, assuming a quorum is present.

The proxy card gives discretionary authority to proxyholders to vote as the proxyholders see fit with respect to amendments or variations to the proposals identified in the Notice of Extraordinary General Meeting or other matters that may come before the extraordinary general meeting whether or not the amendment, variation or other matter that comes before the extraordinary general meeting is or is not routine and whether or not the amendment, variation or other matter that comes before the extraordinary general meeting is contested.

As of the date of this proxy statement, the Horizon Board is not aware of any such amendments, variations or other matters to come before the extraordinary general meeting. However, if any such changes that are not currently known to the Horizon Board should properly come before the extraordinary general meeting, the Horizon ordinary shares represented by your proxyholders will be voted in accordance with the judgment of proxyholders.

Proxy Solicitation

Management of Horizon is soliciting your proxy for use at the extraordinary general meeting. All associated costs of solicitation will be borne by Horizon. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of Horizon without special compensation or by Horizon’s proxy solicitor, MacKenzie Partners. Horizon has agreed to pay MacKenzie Partners customary fees as may be mutually agreed. In addition, Horizon will reimburse MacKenzie Partners for its reasonable disbursements. MacKenzie Partners will be indemnified against certain liabilities and expenses. Horizon will, at its own expense, pay those entities holding Horizon ordinary shares in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners. We anticipate that copies of this proxy statement and the accompanying proxy card will be distributed to shareholders on or about                     , 2015.

Change of Vote and Revocation of Proxies

If you are a beneficial shareholder whose shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

If you are a shareholder of record, you may revoke your proxy at any time before the final vote at the extraordinary general meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Horizon’s Company Secretary at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland.

•	You may attend the extraordinary general meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Horizon’s Auditors

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the extraordinary general meeting and accordingly will not make any statement or be available to respond to any questions.

PROPOSAL NO. 1—SHARE ISSUANCE

General

You are being asked to consider and vote upon the share issuance proposal (Proposal No. 1), which provides for the issuance of Horizon ordinary shares in connection with an acquisition of Depomed, whether through an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise.

Horizon is seeking to acquire all of the Depomed common stock. On September 8, 2015, Horizon commenced the offer, pursuant to which it is offering, for each issued and outstanding share of Depomed common stock that is validly tendered and not withdrawn before the expiration date, the Stock Consideration. Horizon intends, as promptly as practicable following the consummation of the offer, to complete the second-step merger, after which Depomed would be a wholly-owned subsidiary of Horizon. The purpose of the second-step merger is for Horizon to acquire all shares of Depomed common stock that are not acquired in the offer. Horizon would also consider acquiring Depomed by other available means, including a one-step merger pursuant to a negotiated merger agreement.

The rules of NASDAQ require Horizon shareholder approval prior to the issuance of Horizon ordinary shares or securities convertible into or exercisable for Horizon ordinary shares in connection with the acquisition of the stock or assets of another company where, due to the present or potential issuance of Horizon ordinary shares or securities convertible into or exercisable for Horizon ordinary shares (other than a public offering for cash), (1) the Horizon ordinary shares have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) the number of Horizon ordinary shares to be issued is or will be equal to or in excess of 20% of the number of Horizon ordinary shares outstanding before such issuance.

Horizon expects that it would issue approximately 73,367,800 Horizon ordinary shares in connection with the offer and the second-step merger (assuming no further Depomed common stock is issued after the date of this proxy statement). This number of Horizon ordinary shares will be higher than the threshold under NASDAQ approval requirements. For a more detailed discussion of the assumptions on which this estimate is based, please see the section of this proxy statement titled “The Offer—Ownership of Horizon After the Offer.”

If the share issuance proposal (Proposal No. 1) is approved by Horizon shareholders, Horizon reserves the right to issue Horizon ordinary shares in connection with an acquisition of Depomed, whether through an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise. Other than with respect to the proposals, Horizon shareholders are not being asked to vote on the structure or form of, and Horizon shareholder approval is not required with respect to, the proposed acquisition of Depomed.

Under Irish law, the resolution in respect of the share issuance proposal (Proposal No. 1) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast in person or by proxy at the extraordinary general meeting.

The text of the resolution in respect of the share issuance proposal (Proposal No. 1) is as follows:

1.	The issuance of up to (such amount, the “Issuance Limit”) ordinary shares, nominal value $0.0001 per share, of Horizon Pharma Public Limited Company (“Horizon”) in connection with an acquisition of Depomed, Inc. (“Depomed”), whether by way of an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise, be and is hereby approved;

2.

Any director or officer of Horizon is hereby authorized and directed to execute or cause to be executed, whether under corporate seal of Horizon or otherwise, and to deliver or cause to be delivered, all such documents, agreements or instruments and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in connection with the foregoing, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or the doing of any such act or thing; and

3.	Notwithstanding that this resolution has been passed by the holders of Horizon ordinary shares (the “Horizon Shareholders”), the directors of Horizon are hereby authorized and empowered, without further notice to, or approval of, the Horizon Shareholders, to modify, amend or terminate the terms of the existing exchange offer made to the holders of Depomed common stock, to proceed with an acquisition of Depomed through an alternative transaction structure involving the issuance of Horizon ordinary shares up to the Issuance Limit, and to not proceed with either an exchange offer or other means of effecting an acquisition of Depomed or otherwise give effect to this resolution.

Effect of Shareholder Approval and Consummation of the Offer and Second-Step Merger

Horizon estimates that, upon the consummation of the offer and the second-step merger, former Depomed shareholders (including former holders of Depomed’s outstanding convertible notes) will own, in the aggregate, approximately 32.2% of the shares of the combined company then outstanding, or approximately 31.7% on a fully diluted basis. For a more detailed discussion of the assumptions on which these estimates are based, please see the section of this proxy statement titled “The Offer—Ownership of Horizon After the Offer”; among other things, if the number of shares of Depomed common stock and/or securities convertible into or exchangeable for shares of Depomed common stock is different as of the consummation of the offer or the second-step merger, the number of Horizon ordinary shares issued or reserved for future issuances in connection with the transactions will be different as well.

Horizon believes that, upon consummation of the offer and the second-step merger, no single shareholder will own more than 10% of the issued and outstanding Horizon ordinary shares.

Registration Statement

On September 8, 2015, Horizon filed a registration statement on Form S-4 (Registration Number 333-206798), which we refer to as the Form S-4, to register with the SEC the Horizon ordinary shares to be issued to Depomed shareholders in connection with the offer and the second-step merger as Horizon has currently proposed. Horizon may file amendments to that registration statement. You should read the Form S-4 and any amendments as they contain important information. You may obtain copies of the Form S-4 (and any amendments to the Form S-4) free of charge from the SEC at the SEC’s website at www.sec.gov, or upon written or oral request to our proxy solicitor, MacKenzie Partners, at 105 Madison Avenue, New York, NY 10016, toll-free at (800) 322-2885, call collect at (212) 929-5500, or email to horizon@mackenziepartners.com.

Pre-emptive Rights

Horizon shareholders will not have pre-emptive rights in connection with the issuance of shares to Depomed shareholders in connection with the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed.

Dissenters’ Rights

No dissenters’ rights are available to Horizon shareholders in connection with the share issuance or an acquisition of Depomed.

Recommendation of the Horizon Board

The Horizon Board has unanimously determined that share issuance in connection with an acquisition of Depomed is in the best interests of Horizon and its shareholders. The Horizon Board unanimously recommends that you vote “FOR” the share issuance proposal (Proposal No. 1).

Reasons for the Offer and the Share Issuance

We believe that the combination of Horizon and Depomed represents a strategically compelling and value-creating opportunity that will have substantial benefits to Horizon’s shareholders, including:

•	Increased Diversification and Complementary Products. The combined company will be significantly larger and more diversified than either company individually today, with 13 marketed products and more than 700 sales representatives, and will be positioned for future sustainable growth. For example, while NUCYNTA currently accounts for approximately 60% of Depomed’s net sales, on a pro forma basis, no single medicine would have comprised more than 21% of the combined company’s net sales for the second quarter of 2015. Additionally, Depomed’s marketed products are complementary to Horizon’s existing products and fit within Horizon’s specialty and primary care business units.

•	Combined Revenue. We believe that the combined company will be able to achieve significantly greater revenue than either company alone. On a pro forma basis, we estimate that the combined company would have had $497.1 million of total net revenues for the six months ended June 30, 2015, which on an annualized basis would result in approximately $1.0 billion in 2015 net revenues. We also believe the combined company will be able to achieve greater net sales of Depomed’s products than Depomed could achieve by remaining an independent company as a result of a larger combined sales force and through adoption of our differentiated commercial model, including our Prescriptions Made Easy, or PME, program. Pursuant to our commercialization plans for the combined company, we expect to implement a sales force consisting of (i) 290 sales representatives dedicated to NUCYNTA and Gralise, (ii) a separate 40 person neurology focused sales force to promote CAMBIA and (iii) Zipsor promoted by Horizon’s 325 person primary care force. Horizon has historically used its commercial model to increase significantly the revenue of products it has acquired. For example, in the first quarter of 2014 Horizon successfully re-launched VIMOVO in the United States, which it acquired from AstraZeneca in November 2013, and increased its annual net sales from $20.0 million in 2013 under AstraZeneca to $163.0 million for 2014, an increase of over 800%. In the first quarter of 2015, Horizon successfully re-launched PENNSAID 2%, which it acquired from Nuvo Research Inc. in October of 2014, and increased its net sales to $47.6 million in the first half of 2015, as compared to full-year net sales of approximately $14.0 million in 2014 under Mallinckrodt Pharmaceuticals, Nuvo Research Inc.’s then marketing partner for PENNSAID 2%.

•	Enhanced Ability to Execute on Growth Strategy. We believe that the combined company would be better positioned to execute on Horizon’s strategy of achieving both organic growth and growth through acquisitions and in-licensing by increasing its market capitalization, as well as strengthening its balance sheet, free cash flow and capitalization, thereby further enabling the combined company to execute on larger potential acquisition transactions.

•	Synergies. As a result of the proposed transaction, we believe that the costs of operating Depomed’s existing business could be significantly reduced through the elimination of certain general and administrative costs, including consolidation of locations, reductions in headcount, and elimination of duplicate external costs, including public company expenses.

•	Substantial Accretion to Earnings Per Share. We currently estimate that the combination of sales and operating cost synergies as well as potential tax efficiencies will provide substantial accretion to our adjusted earnings per share.

We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer or any alternative transaction involving Horizon’s acquisition of Depomed. Horizon’s reasons for the offer and any alternative transaction involving Horizon’s acquisition of Depomed and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement titled “Risk Factors” and “Forward-Looking Statements.”

Timing of an Acquisition of Depomed

The timing for consummation of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed will depend on the satisfaction of the conditions to the offer or such alternative transaction, including if and when the Depomed Board or a court removes the poison pill rights that are currently an obstacle to consummation of the offer and the second-step merger. As a result, there can be no certainty as to when, and whether, Horizon will be able to complete the offer. The share issuance proposal (Proposal No. 1) will become effective only if it is approved by Horizon shareholders.

Certain Tax Consequences of the Transactions

This section contains a general discussion of the material U.S. federal income and Irish tax consequences of the Transactions with respect to Horizon and its shareholders. For purposes of this discussion, the term “Transactions” includes the formation and capitalization of Purchaser, the offer, the second-step merger and, possibly, a third-step merger that may be executed immediately following the second-step merger, if deemed appropriate by Horizon, in which Depomed would be merged with and into Diosail Merger Two Corporation a directly, wholly-owned Delaware subsidiary of Horizon that has been formed solely to participate in a possible third-step merger. The separate corporate existence of Purchaser will cease as a result of the second-step merger, and Depomed will continue as the surviving entity and as a directly or indirectly wholly-owned subsidiary of Horizon. If the third-step merger is completed, the separate corporate existence of Depomed will cease as a result of the third-step merger, and Diosail Merger Two Corporation will continue as the surviving entity and as a directly or indirectly wholly-owned subsidiary of Horizon.

No ruling has been or will be requested from the IRS in connection with the Transactions. There is no closing condition with respect to any step of the Transactions to the effect that the Transactions will result in any particular tax treatment. The IRS will not be precluded from asserting and a court will not be precluded from sustaining, a conclusion contrary to the statements contained in this description. Accordingly, there can be no assurance that any particular U.S. federal income tax treatment will be obtained. All Horizon shareholders are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the Transactions in light of their personal circumstances and the consequences of the Transactions under U.S. federal non-income tax laws and state, local, and non-U.S. tax laws.

The discussion below is not a substitute for an individual analysis of the tax consequences of the Transactions. You should consult your own tax adviser regarding the particular U.S. (federal, state and local), Irish and other non-U.S. tax consequences of these matters in light of your particular situation.

U.S. Federal Income Tax Consequences of the Transactions

Scope of Discussion

The following is a summary of the material U.S. federal income tax consequences of the Transactions generally expected to be applicable to Horizon and its shareholders. The summary is based upon the existing provisions of the Code, applicable U.S. Treasury Regulations, which we refer to as the Treasury Regulations, judicial authority, administrative rulings effective as of the date hereof, and the income tax treaty between Ireland and the United States, which we refer to as the tax treaty. These laws and authorities are subject to change, possibly with retroactive effect. Any such change, which may or may not be retroactive, could alter the tax consequences to Horizon and its shareholders as described herein. The tax treatment of the Transactions to Horizon shareholders will vary depending upon their particular situations.

Except as explicitly noted, the following discussion does not address (a) the tax consequences of transactions effectuated before, after, or at the same time as the Transactions, whether or not they are in connection with the Transactions, including, without limitation, transactions in which Depomed shares are acquired or Horizon shares are disposed of, or (b) the tax consequences of the ownership or disposition of Horizon shares.

Certain U.S. Federal Income Tax Consequences of the Transactions to Horizon’s Shareholders

Horizon’s shareholders will recognize no gain or loss for U.S. federal income tax purposes solely as a result of the Transactions.

Certain U.S. Federal Income Tax Consequences of the Transactions to Horizon

Neither Horizon nor its affiliates will recognize any gain or loss for U.S. federal income tax purposes solely as a result of the Transactions.

Section 7874 of the Code provides that if, following an acquisition of a U.S. corporation by a foreign corporation, at least 80% of the acquiring foreign corporation’s stock (by vote or value) is considered to be held by former shareholders of the U.S. corporation by reason of holding stock of such U.S. corporation and the “expanded affiliated group” which includes the acquiring foreign corporation does not have substantial business activities in the country in which the acquiring foreign corporation is created or organized, then the foreign corporation would be treated as a U.S. corporation for U.S. federal tax purposes even though it is a corporation created and organized outside the United States. Although Depomed shareholders are expected to receive less than 80% (by both vote and value) of the shares in Horizon by reason of their ownership of Depomed common stock, Horizon would nevertheless be treated as a U.S. corporation for U.S. federal tax purposes if the Transactions were integrated with the Vidara Merger.

For purposes of determining whether the 80% threshold described in the preceding paragraph is met, multiple acquisitions of U.S. corporations by a foreign corporation, if made pursuant to a plan or series of related transactions, are treated as a single acquisition. If multiple acquisitions of U.S. corporations are treated as a single acquisition, all shareholders of the acquired U.S. corporations would be aggregated to determine if the 80% threshold is met.

Horizon believes that, in the Vidara Merger, the HPI shareholders received less than 80% (by both vote and value) of the shares of Horizon and consequently that the test set forth above to treat Horizon as a foreign corporation was satisfied. However, the law and Treasury Regulations promulgated under Section 7874 of the Code are relatively new and somewhat unclear, and the IRS may not agree that the requirements to treat Horizon as a foreign corporation were met in the Vidara Merger. Moreover, even if such requirements were met in the Vidara Merger, the IRS may assert that the Transactions should be integrated with the Vidara Merger. In the event the IRS were to prevail with such assertion, Horizon would be treated as a U.S. corporation for U.S. federal tax purposes. Because Horizon did not consider the possibility of acquiring Depomed before February 2015, Horizon does not believe that the Transactions should be integrated with the Vidara Merger. As a consequence Horizon does not believe that it should be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Transactions, but it cannot assure you that the IRS will agree with this position and/or would not successfully challenge Horizon’s status as a foreign corporation. If such a challenge by the IRS were successful, significant adverse tax consequences would result for Horizon. As Horizon believes that Horizon will be treated as a foreign corporation for U.S. federal income tax purposes following the Transactions, the balance of this discussion assumes that Horizon will be so treated as a foreign corporation.

Following the acquisition of a domestic corporation by a foreign corporation, Section 7874 of the Code can also limit the ability of the domestic corporation and its domestic affiliates to utilize their tax attributes (including net operating losses and certain tax credits) to offset taxable income resulting from certain transactions. Specifically, if (1) substantially all the assets of a domestic corporation are directly or indirectly acquired by a foreign corporation, (2) the shareholders of the domestic corporation hold at least 60% but less than 80%, by either vote or value, of the shares of the foreign corporation by reason of holding shares in the domestic corporation, and (3) the “expanded affiliated group” of the foreign corporation does not have substantial business activities in the country where it is organized, the taxable income of the domestic corporation and its domestic affiliates for any given year, within a ten-year period beginning on the last date the domestic corporation’s properties were acquired, will be no less than the domestic corporation’s or its affiliate’s “inversion gain” for that taxable year. The term inversion gain means income or gain from the transfer of shares or other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a foreign related person.

As a result of the Vidara Merger, the Transactions and the application of Sections 382, 383, 384 and 7874 of the Code, Horizon expects that the tax attributes of its U.S. affiliates (and of Depomed following the Transactions) will be subject to certain limitations as to the rate of utilization of such tax attributes and to limitations on offsetting the U.S. taxable income resulting from certain transactions they may recognize. Notwithstanding these limitations, Horizon expects that it and its U.S. affiliates will be able to fully utilize their U.S. federal net operating losses prior to their expiration. However, if Horizon’s U.S. affiliates do not generate taxable income consistent with Horizon’s expectations, it is possible that such limitations on the utilization of tax attributes could prevent Horizon and its U.S. affiliates (and Depomed following the Transactions) from fully utilizing their U.S. federal income tax attributes prior to the expiration of some or all of such tax attributes.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF HORIZON ORDINARY SHARES SHOULD CONSULT HIS, HER OR ITS TAX AND FINANCIAL ADVISERS AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH HOLDER AND SUCH HOLDER’S INTEREST IN HORIZON.

PROPOSAL NO. 2—AUTHORIZED SHARE CAPITAL INCREASE

General

You are being asked to consider and vote upon the authorized share capital increase proposal (Proposal No. 2).

Under the Irish Companies Act 2014, an Irish public limited company must have a maximum authorized share capital. Shareholder approval is required to increase the authorized share capital of an Irish public limited company. Under the current Horizon memorandum and articles of association, which came into effect on September 19, 2014 in connection with our acquisition of Vidara, the authorized share capital of Horizon is €40,000 and $30,000, divided into 40,000 deferred shares of €1.00 each and 300,000,000 ordinary shares of nominal value $0.0001 per share.

If the offer to exchange is consummated and the second-step merger becomes effective, Horizon will be required to issue approximately 73,367,800 Horizon ordinary shares (assuming no further Depomed common stock is issued after the date of this proxy statement). For a more detailed discussion of the assumptions on which this estimate is based, please see the section of this proxy statement titled “The Offer—Ownership of Horizon After the Offer.”

As of August 15, 2015, in addition to 159,208,982 Horizon ordinary shares outstanding, the Horizon Board had reserved 29,623,577 shares for issuance upon exercise of outstanding options, performance stock unit awards and restricted stock units awards granted under our equity incentive plans, 13,602,014 shares that may be issued pursuant to future grants or rights under our equity incentive and employee stock purchase plans, and up to 1,619,130 shares of common stock which may be issued upon exercise of warrants that are currently outstanding. Additionally, the Horizon Board has reserved 13,959,160 Horizon ordinary shares for issuance under our exchangeable notes. This means Horizon currently has approximately 81,987,137 Horizon ordinary shares available for future use (i.e., shares that are not already outstanding or reserved for future issuance under our exchangeable notes or equity plans). Accordingly, Horizon has sufficient authorized but unissued Horizon ordinary shares to issue such number of Horizon ordinary shares to the holders of Depomed common stock, but would have only approximately 8,619,300 remaining authorized but unissued Horizon ordinary shares available for future use following consummation of the offer to exchange and the second-step merger becoming effective.

The authorized share capital increase proposal (Proposal No. 2) is fundamental to our business and capital management because Horizon needs to maintain a greater reserve of authorized but unissued Horizon ordinary shares in order to operate its equity incentive plans and for general corporate purposes. The additional shares may be used for various purposes without further shareholder approval, including: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; and expanding our business or product pipeline through the acquisition of other businesses or products.

The Horizon Board believes that the authorized share capital increase proposal (Proposal No. 2) will make sufficient shares available to provide the additional flexibility necessary to pursue our business objectives. In recent years, the flexibility provided by having a sufficient number of unissued and unreserved authorized ordinary shares has allowed us to pursue a number of financing transactions that were critical to enabling our growth while at the same time enabling us to continue to provide the employee equity incentives that we deemed necessary to attract, retain and motivate key employees.

If the authorized share capital increase proposal (Proposal No. 2) is not approved by our shareholders, it is possible that our financing alternatives may be limited by the lack of sufficient unissued and unreserved authorized Horizon ordinary shares, and shareholder value may be harmed by this limitation. In addition, our future success depends upon our ability to attract, retain and motivate highly-skilled commercial, regulatory, business development and managerial employees, and if the authorized share capital increase proposal (Proposal

No. 2) is not approved by our shareholders, the lack of sufficient unissued and unreserved authorized Horizon ordinary shares to provide future equity incentive opportunities as the Compensation Committee of the Horizon Board deems appropriate could adversely impact our ability to achieve these goals. In short, if our shareholders do not approve the authorized share capital increase proposal (Proposal No. 2), we may not be able to access the capital markets, complete product acquisitions or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success without further shareholder approval.

Approval of the authorized share capital increase proposal (Proposal No. 2) and the issuance of the Horizon ordinary shares would not affect the rights of the holders of our currently issued Horizon ordinary shares, except for, with respect to the issuance of additional shares, effects incidental to increasing the number of Horizon ordinary shares in issue, such as dilution of the earnings per share and voting rights of current holders of Horizon ordinary shares.

Accordingly, the authorized share capital increase proposal (Proposal No. 2) proposes, subject to and conditional upon the approval of the share issuance proposal (Proposal No. 1) by the Horizon shareholders, to increase the authorized share capital of Horizon from €40,000 and $30,000 to €40,000 and $40,000 by the creation of an additional 100,000,000 Horizon ordinary shares of nominal value $0.0001 per share.

Approval of the authorized share capital increase proposal (Proposal No. 2) will provide the Horizon Board with continued flexibility to issue shares upon the terms below, subject to applicable SEC and NASDAQ rules.

Under Irish law, the resolution in respect of the authorized share capital increase proposal (Proposal No. 2) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast in person or by proxy at the extraordinary general meeting.

The text of the resolution in respect of the authorized share capital increase proposal is as follows:

“THAT, subject to and conditional upon the approval of the share issuance proposal by the Horizon shareholders (as described in the proxy statement filed by Horizon with the Securities and Exchange Commission (“SEC”) on September 11, 2015) and the acquisition by Horizon of Depomed, the authorized share capital of Horizon be and is hereby increased from €40,000 and US$30,000 to €40,000 and $40,000 by the creation of an additional 100,000,000 ordinary shares of nominal value US$0.0001 per share.”

The consummation of the offer and the second-step merger are not conditional on approval of the authorized share capital increase proposal (Proposal No. 2). However, the approval of the authorized share capital increase proposal (Proposal No. 2) will become effective only if the share issuance proposal (Proposal No. 1) is approved by the Horizon shareholders and Depomed is acquired by Horizon through an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise.

Pre-emptive Rights

Provided that the pre-emption rights dis-application proposal (Proposal No. 4) is approved, Horizon shareholders will not have pre-emptive rights in connection with the shares being created pursuant to the authorized share capital increase proposal.

Dissenters’ Rights

No dissenters’ rights are available to Horizon shareholders in connection with the Horizon ordinary shares being created pursuant to the authorized share capital increase proposal (Proposal No. 2).

Recommendation of the Horizon Board

The Horizon Board has unanimously determined that the authorized share capital increase proposal (Proposal No. 2) is in the best interests of Horizon and its shareholders. The Horizon Board unanimously recommends that you vote “FOR” the authorized share capital increase proposal (Proposal No. 2).

PROPOSAL NO. 3—DIRECTORS’ ALLOTMENT AUTHORITY

General

You are being asked to consider and vote upon the directors’ allotment authority proposal (Proposal No. 3). This resolution proposes, subject to and conditional upon the approval by Horizon’s shareholders of the authorized share capital increase proposal (Proposal No. 2), to provide the Horizon Board with the requisite authority to allot the authorized but unissued share capital of Horizon as increased by the authorized share capital increase proposal (Proposal No. 2).

Under the Irish Companies Act, directors of an Irish public limited company must have specific authority from shareholders to issue any shares, warrants, convertible instruments or options, even if such shares are part of the company’s authorized but unissued share capital. Under the current Horizon memorandum and articles of association, which came into effect on September 19, 2014 in connection with our acquisition of Vidara, the Horizon Board was granted this authorization with effect from September 19, 2014 for a period of five years up to the amount of Horizon’s authorized but unissued share capital as at that date.

To ensure that the Horizon Board continues to have full authority to issue shares, warrants, convertible instruments or options following the authorized share capital increase proposal, we are proposing that shareholders approve a share issuance authorization up to the amount of Horizon’s authorized but unissued share capital following the passing of the authorized share capital increase proposal for a period of five years from the date of the approval.

The provision of this authority is a routine matter for public limited companies incorporated in Ireland and is fundamental to our business and capital management because it enables us to issue shares, including in connection with our director equity compensation plans, and raise capital. Approval of the directors’ allotment authority proposal will provide the Horizon Board with continued flexibility to issue shares that are authorized but unissued under the Horizon memorandum and articles of association upon the terms below, subject to applicable SEC and NASDAQ rules.

If shareholders do not approve the directors’ allotment authority proposal (Proposal No. 3), the existing authorization granted on September 19, 2014 up to the amount of Horizon’s authorized but unissued share capital as at that date will continue to apply until 2019. However, if the updated directors’ allotment authority proposal (Proposal No. 3) is not approved, there is a risk, in the future, that Horizon will not be able to issue any of the additional authorized share capital created pursuant to the authorized share capital increase proposal (Proposal No. 2) (if approved), other than to employees pursuant to our employee equity plans, without first seeking shareholder approval for each such issuance. We are not currently contemplating any share issuances for which renewal of this authority is necessary, other than issuances of shares in connection with the share issuance proposal (Proposal No.1) and under our shareholder-approved equity plans.

The consummation of the offer and the second-step merger are not conditional on the approval by Horizon shareholders of the directors’ allotment authority proposal (Proposal No. 3). However, the approval of the directors’ allotment authority proposal (Proposal No. 3) will become effective only if the authorized share capital increase proposal (Proposal No. 2) is approved by the Horizon shareholders and Depomed is acquired by Horizon through an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise.

Because we are a NASDAQ-listed company and considered a U.S. domestic registrant under SEC rules, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NASDAQ and SEC, including those rules that limit our ability to issue shares in specified circumstances. For example, NASDAQ rules require Horizon shareholder approval prior to the issuance of Horizon ordinary shares or securities convertible into or exercisable for Horizon ordinary shares in connection with the acquisition of the stock or assets of another company where, due to the present or potential issuance of Horizon ordinary shares or securities convertible into or exercisable for Horizon ordinary shares (other than a public offering for cash), (1) the Horizon ordinary shares have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) the number of Horizon ordinary shares to be issued is or will be equal to or in excess of 20% of the number of Horizon ordinary shares outstanding before such issuance.

In addition, we follow U.S. capital markets and governance standards to the extent permitted by Irish law and emphasize that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NASDAQ with which we compete.

Under Irish law, the resolution in respect of the directors’ allotment authority proposal (Proposal No. 3) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast in person or by proxy at the extraordinary general meeting.

The text of the resolution in respect of the directors’ allotment authority proposal is as follows:

“THAT, subject to and conditional upon the approval by Horizon shareholders of the authorized share capital increase proposal (as described in the proxy statement filed by Horizon with the SEC on September 11, 2015) and the acquisition by Horizon of Depomed, the directors of Horizon be and they are hereby generally and unconditionally authorized pursuant to section 1021(1) of the Irish Companies Act 2014 to exercise all powers of Horizon to allot relevant securities (within the meaning of section 1021(12) of the Irish Companies Act 2014) up to the amount of Horizon’s authorized but unissued share capital immediately following the passing of the authorized share capital increase proposal provided that this authority shall expire on                     , 2020 and provided that Horizon any may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.”

Recommendation of the Horizon Board

The Horizon Board has unanimously determined that the renewal of directors’ allotment authority proposal (Proposal No. 3) is in the best interests of Horizon and its shareholders. The Horizon Board unanimously recommends that you vote “FOR” the renewal of directors’ allotment authority proposal (Proposal No. 3).

PROPOSAL NO. 4—PRE-EMPTION RIGHTS DIS-APPLICATION

General

You are being asked to consider and vote upon the pre-emption rights dis-application proposal (Proposal No. 4). This resolution will be proposed as a special resolution. This resolution proposes, subject to and conditional upon the approval by Horizon’s shareholders of the directors’ allotment authority proposal (Proposal No. 3), to empower the Horizon Board to allot the authorized but unissued share capital of Horizon as increased by the authorized share capital increase proposal (Proposal No. 2) for cash otherwise than in accordance with statutory pre-emption rights under the Irish Companies Act.

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). Under the current Horizon memorandum and articles of association, which came into effect on September 19, 2014 in connection with our acquisition of Vidara, the Horizon Board was granted the authority to opt-out of the statutory pre-emption rights provision of Irish law for a period of five years from that date up to the amount of Horizon’s authorized but unissued share capital as at that date.

The pre-emption rights dis-application proposal (Proposal No. 4) provides that for a period expiring five years from the date of the approval of the pre-emption rights dis-application proposal, the Horizon Board would be empowered to issue Horizon ordinary shares for cash pursuant to the authority conferred by the directors’ allotment authority proposal (if approved) on the basis that statutory pre-emption rights under the Irish Companies Act will not apply to such issuances.

Horizon’s ordinary shares are not listed on the Irish Stock Exchange. Horizon follows U.S. capital markets practices (to the extent permitted by Irish law) and the governance standards of the NASDAQ. The opt-out authorization sought in this pre-emption rights dis-application proposal is required as a matter of Irish law and is not otherwise required for many companies with which we compete. Moreover, shareholders of Irish-incorporated public companies routinely approve an opt-out of the statutory pre-emption rights. Receipt of this authority would merely place us on par with other NASDAQ-listed companies, which may not be subject to a similar statutory pre-emption right. The authority sought in this proposal is fundamental to our business and capital management initiatives because it facilitates our ability to issue equity, including, when appropriate, in connection with capital-raising activities.

If our shareholders do not approve the pre-emption rights dis-application proposal (Proposal No. 4), the existing power granted on September 19, 2014 in respect of up to the amount of Horizon’s authorized but unissued share capital as at that date will continue to apply until 2019. However, with respect to any additional authorized but unissued shares created under the authorized share capital increase proposal (Proposal No. 2) that we propose to issue for cash, we would generally first have to offer those shares to all of our existing shareholders on the same or more favorable terms. This requirement could cause delays in the completion capital raising activities for our business and undermine our ability to use our equity plans. We note that the statutory pre-emption rights do not apply to the issuance of shares for non-cash consideration and in respect of certain issuances of preference shares or pursuant to employee equity plans.

The consummation of the offer and the second-step merger are not conditional on the approval by Horizon shareholders of the pre-emption rights dis-application proposal (Proposal No. 4). However, the approval of the pre-emption rights dis-application proposal (Proposal No. 4) will become effective only if the directors’ allotment authority proposal (Proposal No. 3) is approved by the Horizon shareholders and Depomed is acquired by Horizon through an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise.

As this resolution is a special resolution, it will need to be approved by the affirmative vote of 75% or more of the votes cast by holders of Horizon ordinary shares present in person or by proxy at the extraordinary general meeting.

The text of the resolution in respect of this proposal is as follows:

“THAT, subject to and conditional upon the approval by Horizon shareholders of the directors’ allotment authority proposal (as described in the proxy statement filed by Horizon with the SEC on September 11, 2015) and the acquisition by Horizon of Depomed, the directors of Horizon be and are hereby empowered pursuant to section 1023(3) of the Irish Companies Act 2014 to allot equity securities within the meaning of said section 1023 for cash pursuant to the authority conferred by the directors’ allotment authority proposal up to an aggregate nominal amount equal to the authorized but unissued share capital of Horizon immediately following the passing of the authorized share capital increase proposal (as described in the proxy statement filed by Horizon with the SEC on September 11, 2015) as if section 1022 of the Irish Companies Act 2014 did not apply to any such allotment provided that this authority shall expire on , 2020 and provided that Horizon may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors of Horizon may allot equity securities in pursuance of such an offer or agreement as if the power conferred by the directors’ allotment authority had not expired.”

Recommendation of the Horizon Board

The Horizon Board has unanimously determined that the pre-emption rights dis-application proposal (Proposal No. 4) is in the best interests of Horizon and its shareholders. The Horizon Board unanimously recommends that you vote “FOR” the pre-emption rights dis-application proposal (Proposal No. 4).

PROPOSAL NO. 5—ADJOURNMENT PROPOSAL

General

You are being asked to consider and vote upon adjournment proposal (Proposal No. 5). This resolution proposes to approve the adjournment of the extraordinary general meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve the share issuance proposal (Proposal No. 1).

The consummation of the offer and the second-step merger are not conditional on the approval of the adjournment proposal (Proposal No. 5).

Under Irish law, the resolution in respect of the adjournment proposal (Proposal No. 5) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast in person or by proxy at the extraordinary general meeting.

The text of the resolution in respect of this proposal is as follows:

“THAT, any motion to adjourn the extraordinary general meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve the share issuance proposal (as described in the proxy statement filed by Horizon with the SEC on September 11, 2015), be approved.”

Recommendation of the Horizon Board

The Horizon Board has unanimously determined that the adjournment proposal (Proposal No. 5) is in the best interests of Horizon and its shareholders. The Horizon Board unanimously recommends that you vote “FOR” the adjournment proposal (Proposal No. 5).

INFORMATION ABOUT THE COMPANIES

Horizon

Horizon is a biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs. Horizon markets seven medicines through its orphan, primary care and specialty business units. Horizon’s U.S. marketed products are ACTIMMUNE (interferon gamma-1b), BUPHENYL (sodium phenylbutyrate) Tablets and Powder, DUEXIS (ibuprofen/famotidine), PENNSAID (diclofenac sodium topical solution) 2% w/w, RAVICTI (glycerol phenylbutyrate) Oral liquid, RAYOS (prednisone) delayed-release tablets and VIMOVO (naproxen/esomeprazole magnesium). Horizon operates through a number of international and U.S. subsidiaries with principal business purposes to either hold intellectual property assets, perform research and development or manufacturing operations, serve as distributors of Horizon’s products, or provide services and financial support to Horizon.

Horizon’s principal executive offices are located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland, and its telephone number at that location is 011-353-1-772-2100.

Additional information concerning Horizon is included in the Horizon reports incorporated by reference in this proxy statement. See the section in this proxy statement titled “Where You Can Find More Information.”

Depomed

Depomed is a specialty pharmaceutical company focused on pain and other central nervous system conditions. The products that comprise Depomed’s current specialty pharmaceutical business are (i) NUCYNTA ER (tapentadol extended release tablets), a product for the management of pain severe enough to require daily, around-the-clock, long term opioid treatment, including neuropathic pain associated with diabetic peripheral neuropathy in adults, and for which alternative treatment options are inadequate, and NUCYNTA (tapentadol), a product for the management of moderate to severe acute pain in adults, each of which Depomed acquired the U.S. rights to in April 2015, (ii) Gralise (gabapentin), a once-daily product for the management of PHN that Depomed launched in October 2011, (iii) CAMBIA (diclofenac potassium for oral solution), a product for the acute treatment of migraine attacks that Depomed acquired in December 2013, (iv) Zipsor (diclofenac potassium) liquid filled capsules, a product for the treatment of mild to moderate acute pain that Depomed acquired in June 2012, and (v) Lazanda (fentanyl) nasal spray, a product for the management of breakthrough pain in cancer patients 18 years of age and older who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain that Depomed acquired in July 2013. Depomed also has a portfolio of royalty and milestone producing license agreements based on its proprietary Acuform gastroretentive drug delivery technology with Mallinckrodt Inc., Ironwood Pharmaceuticals, Inc. and Janssen Pharmaceuticals, Inc. Depomed has one product candidate, DM-1992 for Parkinson’s disease. DM-1992 completed a Phase 2 trial for Parkinson’s disease, and Depomed announced a summary of the results of that trial in November 2012. Depomed continues to evaluate clinical and regulatory strategies and commercial prospects for DM-1992.

Depomed’s principal executive offices are located at 7999 Gateway Boulevard, Suite 300, Newark, California 94560, and its telephone number at that location is (510) 744-8000.

Additional information concerning Depomed is included in the Depomed reports incorporated by reference in this proxy statement. See the section in this proxy statement titled “Where You Can Find More Information.”

BACKGROUND OF THE OFFER

Horizon regularly considers a variety of potential transactions to acquire products in primary care, orphan diseases and specialty businesses. As part of this process, following a meeting on February 11, 2015 with one of its financial advisors, Horizon identified Depomed as a possible acquisition target. The following is a chronology of the events leading up to the offer.

On February 24, 2015, the Horizon Board held a regularly scheduled meeting in Dublin, Ireland, and discussed, among other things, a possible combination with Depomed and authorized management to make a proposal to Depomed.

On March 11, 2015, Mr. Timothy P. Walbert, Horizon’s Chairman of the Board, President and Chief Executive Officer, spoke to Mr. James A. Schoeneck, President and Chief Executive Officer of Depomed, about engaging in confidential discussions to combine the two companies. Mr. Schoeneck declined to engage citing less than ideal timing.

On March 12, 2015, Depomed announced that it had entered into a $575 million secured debt facility bearing interest at 9.75% over the three month LIBOR (subject to a 1% LIBOR floor), to finance the NUCYNTA acquisition.

On March 13, 2015, Horizon announced the closing of its offering of $400 million of 2.50% Exchangeable Senior Notes due 2022, which we refer to as the Horizon Exchangeable Senior Notes, including the full exercise of the option to purchase additional notes.

On March 24, 2015, the Transaction Committee of Horizon, which we refer to as the Transaction Committee, which had been delegated authority to oversee the proposals made to Depomed and authorize changes to the terms of the proposals, at a meeting in Dublin, Ireland, discussed, among other things, the potential combination with Depomed, including changes in Depomed’s stock price since February 2015 and the terms of Depomed’s recent high yield financing, including expected breakage costs. The Transaction Committee authorized Horizon to continue to pursue the proposed combination, within authorized terms, and authorized the engagement of Citigroup Global Markets Inc., which we refer to as Citi, and Jefferies LLC, which we refer to as Jefferies, to serve as financial advisors in connection with the potential transaction.

On March 30, 2015, Horizon announced that it was acquiring Hyperion for approximately $1.1 billion in cash pursuant to a two-step tender offer. Horizon subsequently completed a public offering of its ordinary shares with net proceeds of $475.2 million on April 21, 2015 and the private placement of $475 million of aggregate principal amount of 6.625% senior notes due 2023 on April 29, 2015. On May 7, 2015, HPI, an indirect wholly-owned subsidiary of Horizon, and certain additional Horizon subsidiaries entered into a credit agreement for a five-year $400 million term loan facility that bears interest, at each borrower’s option, at a rate equal to either LIBOR plus the applicable margin of 3.5% per year (subject to a 1.0% LIBOR floor) or the prime lending rate, plus an applicable margin of 4.5%, and borrowed $400 million. Also on May 7, 2015, Horizon completed its acquisition of Hyperion.

On May 7, 2015, the Horizon Board, at its regular meeting in Dublin, Ireland, discussed, among other things, the continuing interest of Horizon to pursue a combination with Depomed, the recent stock price performance of Depomed and the proposed acquisition structure.

On May 14, 2015, Mr. Walbert requested a meeting with Mr. Schoeneck. Mr. Schoeneck responded on May 19, 2015 that he would be available for a call on May 27, 2015.

On May 27, 2015, Mr. Walbert conveyed to Mr. Schoeneck in a phone conversation Horizon’s proposal to offer Depomed shareholders $29.25 per share in an all-stock combination that represented an approximate 40% premium to Depomed’s closing share price of $20.88 on May 27, 2015. Mr. Schoeneck indicated that he would discuss the proposal with his board and get back to Mr. Walbert. Immediately, following the call, Mr. Walbert sent Mr. Schoeneck the following letter:

May 27, 2015

Mr. James A. Schoeneck

President and Chief Executive Officer

Depomed, Inc.

7999 Gateway Blvd., Suite 300

Newark, CA 94560

Dear Jim,

Thank you for taking the time to speak today. Congratulations to you and your team on closing the NUCYNTA transaction and for the progress that you’ve made over the last year.

As we discussed today, there is compelling rationale for the combination of our respective companies and we propose an all-stock combination of Depomed, Inc. (“Depomed”) and Horizon Pharma, Inc., a wholly owned subsidiary of Horizon Pharma plc, (both referred to hereafter as “Horizon Pharma”) the details of which are further presented in this letter. We believe an all-stock combination will not only offer a compelling near-term value premium to Depomed shareholders, but will create a considerable amount of long-term value for our combined shareholders and provide significant benefits to the patients, employees and physicians we each serve.

Horizon Pharma’s Proposal

Horizon Pharma proposes to offer Depomed shareholders $29.25 per share in an all-stock combination. This represents an approximate 40% premium to Depomed’s current share price of $20.88 as of close today, May 27, 2015. We would expect to establish a fixed exchange ratio with you upon executing a definitive agreement. Our proposal contemplates a large change-in-control premium. In addition, we would expect that the effective premium post-announcement and at closing could ultimately be much higher given the demonstrable benefits of this transaction, which we are confident our shareholders will recognize. You should note that within one month of the announcement of the acquisition of Hyperion Therapeutics on March 30, 2015, Horizon Pharma ordinary shares traded at a premium of approximately 45% to our pre-announcement price. Under the contemplated proposal, Depomed shareholders would own approximately 27% of the combined company. We would also offer Depomed one independent director on the Horizon Pharma board. Further, the culture we have created at Horizon Pharma would offer an attractive platform for employees of Depomed. We would anticipate that Depomed’s existing convertible notes would rollover into the combined company’s capital structure and we would refinance Depomed’s existing senior secured notes and incur any associated breakage costs. Given our recent financing experience, we would expect to replace this debt at less than one-half your current interest cost, a cost savings that will benefit Depomed’s shareholders.

Other Considerations

This preliminary proposal has been unanimously approved and supported by Horizon Pharma’s board of directors. We do not anticipate any issues in obtaining the necessary Horizon Pharma shareholder and regulatory approvals for the completion of this transaction.

Overview of the Combined Company

The combined company will be significantly larger and more diversified than either company individually today and will be positioned extremely well for future sustainable growth. With full-year pro forma projected 2015 sales and adjusted EBITDA in excess of $950 million and $350 million, respectively, as well as more than 700 sales reps and 13 marketed products, the combined company will immediately be at an enhanced level of critical mass. Given our proposed all-stock consideration, the pro forma capital structure will provide additional financial flexibility for future M&A activity. Further, our access to the capital markets would only be enhanced as a result of the increased size and scale of the new company, again a benefit that would enhance Depomed’s shareholders’ returns.

Combination Benefits to Depomed Shareholders

As we have discussed, a combination of Horizon Pharma and Depomed has a clear and compelling strategic rationale. Relative to other larger specialty pharmaceutical companies, Horizon Pharma is still in the early stages of implementing its growth strategy, and we view a combination with Depomed as a natural next step in our evolution. We believe our proposal provides Depomed’s shareholders considerable value and the opportunity to participate in additional future shareholder value creation through the following:

•	A compelling premium today with participation in the substantial potential upside of the combined company. Based on the demonstrable benefits of the combination, the historic stock price reaction to transactions in our sector and Horizon Pharma’s ordinary shares recent reaction to the acquisition of Hyperion Therapeutics, the 40% premium we offer today could be expected to increase further following announcement.

•	Horizon Pharma’s tax-efficient corporate platform provides immediate benefits to Depomed shareholders, as well as additional benefits over the long-term as Horizon Pharma continues to implement its aggressive business development strategy via product and company acquisitions. We estimate the acquisition of Depomed will provide substantial accretion to Horizon Pharma’s adjusted EPS.

•	The ability to further accelerate NUCYNTA sales under Horizon Pharma’s commercial platform.

•	Further diversification of revenue sources and commercial scale.

•	A proven leadership team with a proven track record of M&A success.

Overview of Horizon Pharma plc

Horizon Pharma is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs. The Company markets seven medicines through its orphan, primary care and specialty care business units. Horizon Pharma has an experienced, proven and established leadership team with a successful track record of delivering significant shareholder value. Under the leadership of our management team, Horizon Pharma has grown net sales from $74 million in 2013 to $297 million in 2014 and expects approximately $600 million in net sales in 2015. The continued growth of our base business as well as rapid integration of acquisitions has transformed Horizon Pharma into a company with a market capitalization of over $5 billion today.

Overview of Horizon Pharma’s Successful Commercial Model

Horizon Pharma’s leadership team has developed a differentiated commercial model that has helped Horizon Pharma to rapidly adapt to the evolving market landscape we face in our sector. We have established three distinct business units in orphan diseases, primary care and specialty care with independent management teams and unique commercial strategies. An acquisition in any one of the business units does not affect the operations or management of the other two business units. This structure has enhanced our ability to seamlessly integrate and accelerate net sales of acquired products and companies over the last two years. Currently, our specialty business unit commercializes one product, RAYOS, allowing for rapid integration of additional products.

Horizon Pharma’s Successful Acquisition History

We actively pursue accretive acquisitions that offer attractive synergies, enhance our strategic position and accelerate future growth. Horizon Pharma has successfully completed four acquisitions over the last 19 months, which has allowed us to rapidly grow net sales and EBITDA as well as diversify our business. Horizon Pharma’s net sales are expected to increase to $600+ million in 2015. Our acquisitions have greatly enhanced value creation and substantially reduced risk by diversifying our sources of revenue. For the first quarter of 2015 and pro forma for the Hyperion Therapeutics transaction, no product represented more than 23% of our net sales. We believe that we are only at the beginning of our growth potential and a combination with Depomed is a key opportunity to enhance the Horizon Pharma growth platform, which will benefit our combined shareholders in the future.

Horizon Pharma’s Recent Capital Markets Activity

We have raised $1.775 billion in four financings in the past three months. In addition to lowering our average cash interest costs to approximately 4.7%, these transactions broadened Horizon Pharma’s investor base dramatically and many of the largest institutional investors in the world are now significant holders of Horizon Pharma securities. These transactions were an important step for Horizon Pharma to further establish our track record in the equity, convertible securities and debt markets, which should benefit our future funding needs, including our ability to act quickly and aggressively with respect to financing future acquisition opportunities.

Next Steps

We are prepared to move expeditiously to consummate the proposed combination. We have engaged a team of advisors to assist us with this transaction: Citigroup Global Markets Inc. and Jefferies LLC as lead financial advisors and Cooley LLP and Skadden, Arps, Slate, Meagher & Flom LLP as legal advisors. We have completed substantial due diligence on Depomed based on publicly available information and have only a short list of confirmatory due diligence that we believe can be completed within several days. We have set up an electronic data room and are prepared to meet with you, your team and advisors as early as your team is available to facilitate your reciprocal due diligence.

This letter does not create any binding obligation on the part of either Horizon Pharma or Depomed. No such obligation will exist until a mutually acceptable definitive agreement is executed. This proposal is provided to you on the condition that its existence, its contents and our discussions will be confidential and will not be disclosed publicly or to any third party (other than to Depomed’s legal and financial advisors on a confidential basis). We retain the right to withdraw this proposal upon any unauthorized disclosure.

This is truly a unique opportunity for both of our companies and shareholders. We look forward to working with you and Depomed’s board as well as its management team on a successful combination of Horizon Pharma and Depomed.

Best regards

/s/ Timothy P. Walbert

Timothy P. Walbert

Chairman, President and Chief Executive Officer

On May 28, 2015, Horizon engaged Citibank as a financial advisor for the proposed transaction and on July 3, 2015, Horizon engaged Jefferies as a financial advisor for the proposed transaction.

On June 1, 2015, Mr. Walbert sent an e-mail to Mr. Schoeneck requesting an in-person meeting in New York on June 3, 2015 in conjunction with an investor conference and indicating that he was seeking an understanding of when to expect a response to Horizon’s proposal from the Depomed Board.

On June 8, 2015, Mr. Walbert and Mr. Schoeneck spoke by telephone. During the call, Mr. Schoeneck indicated that he had reviewed the proposal with his board, that Depomed had engaged a law firm to advise Depomed in connection with the proposal, but that Depomed had not yet engaged a financial advisor, that Depomed needed more time to complete its valuation work and that Depomed was scheduling a board meeting sometime the following week to review the proposal.

On June 12, 2015, Mr. Walbert sent the following letter to Mr. Schoeneck to address the issues raised in the June 8, 2015 call:

June 12, 2015

Mr. James A. Schoeneck

President and Chief Executive Officer

Depomed, Inc.

7999 Gateway Blvd., Suite 300

Newark, CA 94560

Dear Jim,

I appreciate the preliminary feedback on Horizon Pharma’s proposal to combine with Depomed and your intent to review this with your board next week. Ahead of that meeting, I want to address a few of the points you raised and also reiterate the seriousness of Horizon’s proposal, which offers a compelling value proposition to Depomed shareholders. I will continue to make myself available to meet in-person as we are committed to expediting a successful transaction.

Valuation

Horizon Pharma’s proposal represents compelling value to Depomed shareholders. As outlined in the letter dated May 27, 2015, Horizon Pharma proposes to offer Depomed shareholders $29.25, which represents an approximate 40 percent premium to Depomed’s share price on May 27, 2015, an approximate 40 percent premium to the current 30-day VWAP and a 6 percent premium to the all-time high closing share price. Our proposed acquisition price is higher than the share price targets for six of the seven analysts who provide a share price target for Depomed, and higher than the median share price target of $26.50. Depomed’s share price has increased approximately 80 percent in the 12 months and approximately 250 percent in the two years prior to the submission of our proposal. We are offering your shareholders the opportunity to realize a meaningful premium off of that performance and, should they wish to continue to hold the shares we are offering, we believe they will be the beneficiary of our combined business operations, realized operational synergies, and a more efficient tax and capital structure.

Horizon Pharma Equity Currency

I am surprised by your initial concern about receiving Horizon Pharma stock as currency for the proposed transaction. We believe stock rather than cash would be preferable as currency to your shareholders who would be able to benefit from the considerable upside potential of the combined company. Our shareholders continue to be very enthusiastic about the Horizon Pharma equity story as evidenced by the continued growth of large, influential long-term fundamental investors in our shareholder base. The investor community remains bullish on our stock, with 10 analysts that actively cover Horizon Pharma recommending a “buy” with a median share price target of approximately $37.50, representing nearly 20 percent upside to the current share price. It is also worth noting that Horizon Pharma shareholders own approximately 50 percent of Depomed’s outstanding shares, thereby substantially reducing the risk that your shareholders would need to be educated on Horizon or the benefits of a combined business. That being said, those of your shareholders who choose to exit at announcement or closing could do so with ease given the substantial liquidity in our stock. Given this liquidity, and a fixed exchange ratio deal as outlined in our original proposal, we would not anticipate any negative impact to our stock and therefore to the proposed acquisition price.

While historical performance is not an indicator of future growth, I’d like to reiterate that within one month of the recent Hyperion Therapeutics acquisition announcement, Horizon Pharma shares traded at a premium of approximately 45 percent to our pre-announcement price. In our previous transaction history, Horizon Pharma shares have traded up 17 percent on average on the day of announcement. We estimate that the acquisition of Depomed will provide substantial accretion to Horizon Pharma’s adjusted EPS. Furthermore, Horizon Pharma is still in the early stages of implementing our growth strategy and is best positioned relative to other larger pharmaceutical companies to deliver near-term growth, which will benefit Depomed shareholders. Horizon Pharma shares are a best-in-class currency that will provide significant long-term value to Depomed shareholders.

Timing

For the many reasons summarized in the proposal letter, the combination of our companies has a clear and compelling strategic rationale that will create significant value for our respective shareholders. We are prepared to immediately take the necessary steps to maximize the relaunch of NUCYNTA while simultaneously driving revenue of the other products in Depomed’s portfolio.

Horizon Pharma is committed to this transaction and is prepared to engage immediately. We believe a definitive agreement can be rapidly achieved.

Best regards,

/s/ Timothy P. Walbert

Timothy P. Walbert

Chairman, President and Chief Executive Officer

On June 18, 2015, Jeff Himawan, a member of the Horizon Board, called Peter Staple, Chairman of the Depomed Board, to encourage Depomed to engage in discussions with Horizon regarding a possible combination.

On June 20, 2015, the Transaction Committee of Horizon met telephonically to discuss the status of discussions with Depomed.

On June 25, 2015, Mr. Schoeneck sent a letter to Mr. Walbert indicating that the Depomed Board had unanimously rejected Horizon’s proposal.

On June 29, 2015, Mr. Himawan communicated electronically with Mr. Staple about Horizon’s proposal.

On the same day, Horizon’s financial advisors, Citi and Jefferies, spoke with Depomed’s financial advisors, Morgan Stanley and Leerink Partners LLC, which we refer to as Leerink, about Horizon’s pending acquisition proposal. Morgan Stanley and Leerink told Citi and Jefferies that Horizon’s proposal was not compelling enough to justify engaging further.

On June 30, 2015, the Horizon Transaction Committee held a telephonic meeting to consider next steps in light of the Depomed Board’s rejection of Horizon’s proposal and stated unwillingness to engage in any discussions about value or price based on Horizon’s May 27th proposal. The Transaction Committee authorized Horizon to issue a public letter to the Depomed Board in response to Depomed’s rejection of the proposal.

On July 7, 2015, Horizon delivered a letter to Depomed further reiterating the acquisition proposal and its value and issued a press release detailing the proposal.

Later that day on July 7, 2015, Horizon held a conference call to answer questions about its proposed acquisition of Depomed and discuss the benefits of such an acquisition.

On the same day, Depomed confirmed receipt of the acquisition proposal from Horizon.

On July 10, 2015, one of Depomed’s financial advisors, Leerink, spoke with one of Horizon’s financial advisors, Citi, and suggested that if Horizon were to increase its proposed price to acquire Depomed by $3.00 to $4.00 per share in Horizon ordinary shares, Depomed would engage in a constructive dialogue with Horizon regarding negotiating a transaction.

During the weekend of July 10, 2015, Depomed’s financial advisors spoke with Horizon’s financial advisors, and Horizon’s financial advisors indicated that Horizon would be willing to increase its proposed price to acquire Depomed by $3.00 to $32.25 per share in Horizon ordinary shares, contingent on Depomed engaging in constructive dialogue toward a transaction. Depomed’s financial advisors stated that they would discuss the new price with Depomed’s management and discuss with the Depomed Board on July 12, 2015, and would follow up with Horizon’s financial advisors after the Depomed Board meeting of that day. Depomed’s financial advisors never followed up and Depomed instead announced the next day the adoption of a rights agreement and the bylaws amendment discussed immediately below.

On July 12, 2015, Depomed adopted a rights agreement declaring a dividend of one right for each outstanding share of Depomed common stock. The plan is triggered by, among other things, a person or group acquiring 10% or more of the outstanding shares of company stock of Depomed. See the section of the Form S-4 titled “Depomed Poison Pill Rights Agreement” for a more detailed description of the Depomed Rights Agreement.

On the same day, Depomed amended its previous bylaws and instituted various notice and information requirements with respect to the shareholders’ right to call a special meeting, making it more difficult and time-consuming to do so.

On July 13, 2015, Horizon issued a press release voicing its disappointment with Depomed’s decision to limit shareholders ability to take advantage of Horizon’s acquisition proposal by implementing the Depomed Rights Agreement and amending the Depomed bylaws to delay and make more difficult the calling of a special meeting.

On July 18, 2015, Mr. Himawan spoke to Mr. Staple to encourage Depomed to engage in discussions with Horizon.

On July 21, 2015, Horizon delivered the following letter to Depomed increasing its proposed price to acquire Depomed to $33.00 per share in Horizon Ordinary Shares:

July 21, 2015

Board of Directors

Depomed, Inc.

7999 Gateway Blvd., Suite 300

Newark, CA 94560

Dear Madam and Sirs,

It has been almost two months since we formally communicated our proposal to acquire Depomed, Inc. (“Depomed”). We remain surprised and disappointed by your lack of willingness to engage in a constructive dialogue with the Horizon Pharma plc (“Horizon”) team regarding our offer.

We announced yesterday our estimated net sales for the second quarter of 2015 as well as new guidance with respect to estimated 2015 net sales and adjusted EBITDA. Horizon’s net sales for the second quarter of 2015 of $170 to $172 million represents an increase of greater than 50 percent versus the first quarter of 2015 and greater than 160 percent versus the second quarter of 2014. These results demonstrate the strength of our management team and the commercial model we have developed. We suggest our second quarter results and increased guidance should provide additional evidence of the value Horizon’s commercial and management teams would contribute to the future growth of Depomed’s medicines.

Since making our offer public on July 7, 2015, to acquire 100 percent of Depomed’s issued and outstanding shares of common stock for a price of $29.25 per share in Horizon ordinary shares, we have had the opportunity to discuss our proposal with both Depomed and Horizon shareholders. Based on our conversations with many of your shareholders, including some of your largest shareholders, we are confident they and the broader investment community believe a combination of our two companies represents clear and compelling strategic logic and would create significant immediate and long-term value for Depomed and Horizon shareholders.

As we have communicated to your advisors and you previously, Horizon remains committed to an acquisition of Depomed and we are prepared to consider all paths necessary to complete the transaction; however, our preferred path remains a friendly, negotiated transaction. To demonstrate our commitment to a friendly transaction, we verbally communicated to you an increase to our proposed price to acquire Depomed to $32.25 from $29.25 per share in Horizon ordinary shares. Despite this significant price increase, which we believed would act as a catalyst to facilitate engagement with Depomed, our revised proposal was summarily rejected. The continued lack of engagement with Horizon to negotiate a transaction as well as the governance measures you have put in place to disenfranchise your shareholders in an attempt to prevent or delay a transaction are inconsistent with how your investors have communicated they would like Depomed’s board and management to proceed.

In our effort to pursue a friendly, negotiated transaction, we are prepared to further increase our proposal price to $33.00 per share in Horizon ordinary shares, contingent on Depomed rapidly entering into good faith discussions regarding a transaction. Based on public information available to us, we believe $33.00 is a full and fair price for Depomed and represents an approximate 60 percent premium to the Depomed share price on the day prior our original proposal being made public. We urge you to thoughtfully evaluate this revised proposal and engage with us to facilitate a transaction over the next several days. We and our advisors stand ready to immediately meet with your management team and board to negotiate a mutually acceptable agreement.

This letter does not create any binding obligation on the part of Horizon. No such obligation will exist until a mutually acceptable definitive agreement is executed.

Best regards,

/s/ Timothy P. Walbert

Chairman, President and Chief Executive Officer

On the same day, Depomed confirmed receipt of the revised acquisition proposal from Horizon.

On July 23, 2015, Mr. Walbert contacted Mr. Schoeneck to yet again encourage discussions on the potential combination.

From July 9, 2015 through July 28, 2015, Horizon, through its indirect wholly-owned subsidiary, HPI, purchased approximately 750,000 shares of Depomed common stock, representing approximately 1.25% of the outstanding shares of Depomed common stock as of May 8, 2015.

On July 29, 2015, Depomed issued a press release announcing that its board had unanimously rejected Horizon’s July 21, 2015 offer of $33.00 per share in Horizon ordinary shares.

On the same day, Depomed sent a letter to Horizon stating that the Depomed Board had rejected the revised acquisition proposal from Horizon.

On July 30, 2015, Mr. Walbert had a discussion with Mr. Schoeneck to request feedback regarding a value and terms that would compel Depomed to engage with Horizon. Mr. Schoeneck committed to follow up within one day.

On July 31, 2015, Morgan Stanley and Leerink, financial advisors to Depomed, informed Citi and Jefferies, financial advisors to Horizon, that Depomed again would not be providing any guidance other than that Horizon should submit a substantially more compelling offer.

On the same day, Mr. Walbert sent a letter via email to Mr. Schoeneck further clarifying Horizon’s proposal to ensure consistency with the message being delivered to Depomed by its financial advisors and reiterating the value being offered by Horizon to the Depomed shareholders. Additionally, the letter made clear that if Depomed did not provide feedback on what value and terms it would be willing to consider and Depomed did not engage in constructive discussions with Horizon, Horizon would take its proposal directly to Depomed’s shareholders and challenge the decision making of the Depomed Board.

On August 1, 2015, letters substantially similar to the July 31st letter sent by Mr. Walbert to Mr. Schoeneck were sent via email by Mr. Himawan to Mr. Staple and by Mike Grey, Lead Independent Director of the Horizon board of directors, to Vince Anido, Jr. Ph.D., a member of the Depomed Board.

On August 3, 2015 Horizon filed the solicitation.

On August 3, 2015, Horizon issued a press release announcing, among other things, that it had submitted to Depomed a Record Date Request Notice (as defined in the Depomed bylaws), which we refer to as Horizon’s Record Date Request Notice, to begin the process for calling a Depomed shareholder meeting to consider the proposals set forth in the solicitation (other than the election proposal, which Horizon subsequently proposed adding to the agenda of what Horizon is now calling the “Removal and Bylaw Amendments Special Meeting” in the solicitation pursuant to a supplement to Horizon’s Record Date Request Notice, which we refer to as the Supplemental Record Date Request Notice, submitted to Depomed on August 19, 2015) and delivered such notice to Depomed in accordance with the terms of the Depomed bylaws.

On the same day, Horizon announced it is judicially challenging the Depomed Rights Agreement and the Depomed bylaws amendments that delay and make more difficult the calling of a special meeting. See the section of this proxy statement titled “The Offer—Certain Legal Matters” for additional background on the foregoing litigation.

On that same day, Horizon sent a letter to Depomed requesting clarification as to how Depomed would apply certain portions of the Depomed bylaws to the special meeting process.

On the same day, Depomed announced it would review Horizon’s Record Date Request Notice and that Depomed was filing a lawsuit to assert a claim for violation of the California Uniform Trade Secrets Act and breach of contract and alleging that Horizon made fraudulent and misleading statements to Depomed shareholders. Depomed also filed a copy of the complaint on a current report filed with the SEC. See the section of this proxy statement titled “The Offer—Certain Legal Matters” for additional background on the foregoing litigation.

On August 6, 2015, the Horizon Board held a regularly scheduled meeting in Dublin, Ireland, and discussed, among other things, a possible combination with Depomed and authorized the offer and second-step merger, including the inclusion of the cash component and the election.

On August 7, 2015, Mr. Schoeneck publicly released a letter to Mr. Walbert indicating its unwillingness to make a counter offer to Horizon’s proposal.

On August 10, 2015, Depomed sent a letter to Horizon asking Horizon to clarify the first proposal set forth in Horizon’s Record Date Request Notice submitted to Depomed on August 3, 2015 and confirming that unaffiliated beneficial owners of shares of Depomed common stock will not be required to provide information that would not be customary for a solicitation process of this nature.

On August 12, 2015, Horizon sent a letter to Depomed in response to the letter immediately above providing clarification with respect to the proposal and acknowledging Depomed’s confirmation that unaffiliated beneficial owners of shares of Depomed common stock would not be required to provide information that would not be customary for a solicitation process of this nature.

On August 13, 2015, Horizon issued a press release and delivered a letter to the Depomed Board reiterating its proposal to acquire Depomed for $33.00 per share in Horizon ordinary shares and fixing the exchange ratio of such offer based at 0.95 Horizon ordinary shares for each share of Depomed common stock based on the 15-day volume weighted average price of a Horizon ordinary share as of August 12th, or $34.74 per share. Additionally, in that same press release and letter, Horizon announced that, subject to its ongoing discussions with Depomed shareholders, it would be willing to amend the proposal to offer Depomed shareholders a cash-stock mix with up to 25% of the consideration in cash at the election of each respective Depomed shareholder, subject to certain terms and conditions, including a reduction in the total consideration per share to $32.50 per share to partially offset incremental costs associated with including cash as a component of the consideration. The letter read as follows:

August 13, 2015

Board of Directors

Depomed, Inc.

7999 Gateway Blvd., Suite 300

Newark, CA 94560

Dear Madam and Sirs:

We and many of your largest shareholders continue to be disappointed by Depomed’s unwillingness to sit down with us, sign a confidentiality agreement, and engage in good faith discussions that would lead to a successful combination of our two companies. The vast majority of shareholders we speak to believe Horizon Pharma and Depomed together would comprise a powerful new enterprise. Your shareholders would benefit significantly from the combination of our two companies in two ways: first, from the initial 60% premium we have offered and, second, from being an owner in the new company which, together, we believe would offer greater upside potential as a leading global biopharmaceutical company.

Since we made our initial acquisition proposal of $29.25 a share on May 27th, we have acted in good faith and attempted to engage in consensual negotiations. Depomed’s initial private rejection on June 25th of our $29.25 offer was followed by your advisor’s suggestion that Depomed would engage with us if we increased our offer by $3.00 a share from $29.25 to $32.25. In an act of good faith and reliance on that guidance, we privately moved our offer to $32.25. Not only did Depomed renege and not engage, on July 12th, you adopted a poison pill and a series of amendments to Depomed’s bylaws, the effect of which was to disenfranchise your shareholders and delay by several months your shareholders’ ability to call a special meeting and take action on your failure to engage with us. On July 21st, we then publicly communicated our private price increase and even increased our offer from $32.25 to $33.00 a share to once again try to engage in consensual negotiations. Yet again, you publicly rejected our revised proposal of $33.00 that same day.

In an attempt to exhaust every possibility of engaging in consensual negotiations, we again sought to engage privately with Jim Schoeneck to enter negotiations. When Jim and I spoke on Thursday July 30th, we did indeed offer to discuss value and possibly include cash as a component of our offer in an amount up to 25% and Jim stated it was “helpful” and he would potentially come back to us with a counter proposal after discussing our proposal with a few people. Importantly, I communicated to Jim that our willingness to discuss value and possibly include cash in our offer was conditioned upon Depomed entering into consensual negotiations. The next day, Depomed’s advisors simply told us “they have no feedback” and we needed to bid higher, focusing not on value but on some notion of pro forma revenue contribution. This reversal is further evidence of the board’s apparent unwillingness to deal with Horizon Pharma in good faith.

Therefore, we want to make clear to you that:

•	We stand by our proposal to acquire all the outstanding shares of Depomed for $33.00 a share in Horizon Pharma stock, assuming we can come to a negotiated agreement quickly.

•	We will fix the exchange ratio based on the 15-day volume weighted average price of Horizon Pharma’s stock as of August 12th, which is $34.74 per share, and results in an exchange ratio of .95 Horizon Pharma shares for every Depomed share.

•	As we indicated to Jim Schoeneck in private discussions on Thursday July 30th, we would be willing to make our proposal a cash-stock mix with up to 25% of the consideration in cash at the election of Depomed’s shareholders. To that end, we have begun to discuss with your shareholders their preference for a proposal with this consideration option. As we do so, we are also highlighting to your shareholders that there are obvious costs to us and to them associated with including cash as a component of consideration. These costs include:

•	Breakage costs of approximately $38 million associated with Depomed’s current convertible bonds that are triggered upon cash consideration exceeding 10%.

•	Financing commitment costs associated with a cash offer equal to greater than $2 million per month.

•	While we stand by our $33.00 per share all-stock offer, if Depomed’s shareholders prefer, we would alternatively be prepared to offer a combination of cash and stock at $32.50 per share to partially offset the above incremental costs associated with including cash as a component of the consideration.

Additionally, we believe Depomed’s shareholders understand that the period of time one can extract value from patented pharmaceutical products is finite. Depomed’s medicines are no different. Based on our analysis, every three months of delay to the consummation of a transaction between our companies reduces the value of Depomed’s assets to us by approximately $50 million. Further, Depomed is not investing in internal research capable of discovering new clinical candidates and is therefore dependent upon acquiring additional medicines to build future value. However, it appears to investors and us that Depomed’s ability to borrow additional funds to affect potential acquisitions is substantially limited by its current levels of debt. As a result, your entrenchment tactics to date, if used to lengthen the time required to consummate a transaction, could actually cost Depomed’s shareholders considerable value.

We urge you to act now by sitting down with us to negotiate a mutually beneficial transaction that would serve the best interests of both Depomed’s and Horizon Pharma’s shareholders. We remain confident Depomed’s shareholders will support such efforts.

Best regards,

/s/ Timothy P. Walbert

Timothy P. Walbert

Chairman, President and Chief Executive Officer

On the same day, Depomed issued a press release, among other things, commenting on the Horizon August 13, 2015 letter and indicating that the Depomed Board, consistent with its fiduciary duties, would carefully review and evaluate the revised offer to determine the course of action it believes is in the best interests of Depomed and its shareholders.

On August 13, 2015 and August 14, 2015, Horizon, through its indirect wholly-owned subsidiary, HPI, purchased 350,000 and 400,000 shares of Depomed common stock, respectively, and as of August 14, 2015 held an aggregate of 1,500,000 shares of Depomed common stock, representing approximately 2.5% of the outstanding shares of Depomed common stock as of July 30, 2015.

On August 17, 2015, Mr. Walbert sent a letter via email to Mr. Schoeneck reiterating Horizon’s desire to reach a consensually negotiated transaction that is mutually beneficial to the companies’ respective shareholders, and noting that based solely upon feedback from Depomed investors, it was Horizon’s understanding that Mr. Schoeneck and the Depomed Board were ready to meaningfully engage with Horizon. To pave the way for meaningful dialogue, a confidentiality agreement was included with the letter for Depomed’s review and execution.

From August 17, 2015, through August 19, 2015, Horizon, through its indirect wholly-owned subsidiary, HPI, purchased 750,000 shares of Depomed common stock, and now holds an aggregate of 2,250,000 shares of Depomed common stock, representing approximately 3.7% of the outstanding shares of Depomed common stock as of July 30, 2015.

On August 19, 2015, Horizon submitted to Depomed the Supplemental Record Date Request Notice to provide for the additional proposal to elect the Horizon nominees to the Depomed Board, and delivered such notice to Depomed in accordance with the Depomed bylaws.

On the same day, Horizon issued a press release announcing the election proposal and the Horizon nominees to the Depomed Board.

On the same day, Horizon filed an amendment to the Horizon solicitation with the SEC to amend the purposes of the special meeting of Depomed shareholders to include the election of the Horizon nominees to the Depomed Board, contingent upon the proposal to remove the current Depomed Board being passed by the Depomed shareholders.

On the same day, following Horizon’s submission of the Supplemental Record Date Request Notice, issuance of its foregoing press release and filing of its amendment to the solicitation with the SEC, Depomed issued a press release and delivered a letter to Horizon announcing that the Depomed Board had unanimously rejected the Horizon proposal as reiterated by Horizon on August 13, 2015 at a fixed exchange ratio of 0.95 Horizon ordinary shares for each share of Depomed common stock. The Depomed Board also pre-emptively rejected Horizon’s possible amendment of the Horizon proposal to offer Depomed shareholders a cash-stock mix with up to 25% of the consideration in cash at the election of each respective Depomed shareholder, subject to certain terms and conditions.

On August 21, 2015, HPI filed an ex parte application with the Superior Court of the State of California, County of Santa Clara, for an order to shorten the time for the Court to hear a preliminary injunction motion to enjoin enforcement of the Depomed Rights Agreement and Sections 2(b), 2(c) and 2(d) of the Depomed bylaws. That same day, Depomed filed an ex parte application with the Court for expedited discovery, a briefing schedule and hearing on a preliminary injunction motion for Depomed’s claims. See the section of this proxy statement titled “The Offer—Certain Legal Matters” for additional background on the foregoing litigation.

On the same day, Depomed sent a letter to Horizon indicating, among other things, that it viewed Horizon’s Record Date Request Notice as premature and that it would be willing to treat Horizon’s Record Date Request Notice, together with the Supplemental Record Date Request Notice, as a new “Record Date Request Notice”

under the Depomed bylaws that Depomed would deem to have been delivered as of August 19, 2015 rather than August 3, 2015, thereby at a minimum delaying the setting of the request record date for a special meeting by up to 16 days from Horizon’s initial submission of Horizon’s Record Date Request Notice.

On August 26, 2015, Horizon sent the following letter in response to the foregoing Depomed letter that, among other things, asked that Depomed reconsider such rejection but affirmed that, under Depomed’s then-current interpretation of the Depomed bylaws, Horizon was willing to request a second, additional special meeting of shareholders to consider and vote upon the election proposal:

August 26, 2015

Depomed, Inc.

7999 Gateway Blvd, Suite 300

Newark, CA 94560

Attention:	Matthew M. Gosling, Senior Vice President
General Counsel and Secretary

Re: Your August 21, 2015 Correspondence

Ladies and Gentlemen:

Horizon Pharma, Inc. (“HPI”), a Delaware corporation and indirect wholly-owned subsidiary of Horizon Pharma public limited company (“HPP” and, together with HPI, “Horizon”), and HPP are writing in response to the August 21, 2015 letter from Depomed, Inc. (the “Company”) to Horizon.

Your August 21 letter confirms to us our view that the Company’s current board of directors (the “Board”) and management are not acting in the best interests of the Company’s shareholders and are working primarily to entrench themselves and impede shareholder action by imposing non-substantive procedural hurdles that serve only to unnecessarily waste corporate assets and cause unwarranted delay.

As your letter recounts, on August 3, 2015, we submitted a record date request notice to the Company under the Company’s current bylaws (the “Record Date Request Notice”) and filed a preliminary solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) (the “Solicitation Statement”) to call a special meeting of the Company’s shareholders (the “Special Meeting”) to consider and vote on three stand-alone proposals to (1) remove the current Board, contingent on the shareholder election of successor directors, (2) amend the Company’s current bylaws to eliminate what we believe are illegal and onerous procedural and informational requirements imposed on shareholder-called special meetings and shareholder proposals by the Board and (3) restrict the Board from further amending the Company’s bylaws to prevent any further delay and entrenchment tactics from the Board and management. Your letter claims in particular that “it was unclear [both] what was contemplated” by the foregoing removal proposal because no proposal to elect new directors was included and how the Board “could continue to operate effectively” if the removal proposal was adopted by the Company’s shareholders, then incorrectly concluding that our Record Date Request Notice was “premature.” Both our Record Date Request Notice and the Solicitation Statement were crystal clear on such points. As stated in each, if such removal proposal were adopted, “the directors will remain on the Board until successors are duly elected and qualified at a special or annual meeting of the shareholders of the Company.” The Company would continue to operate under the current Board until successors were elected. We again emphasized this in a letter to the Company dated August 12, 2015 and in our August 14, 2015 and August 19, 2015 amended Solicitation Statements.

A proposal to elect new directors is “obviously” not a required element of our Record Date Request Notice or the calling of the Special Meeting.

On August 19, 2015, however, after having identified a slate of highly qualified, independent replacement directors before the Company had set any request record date and consistent with the Company’s current bylaws, we submitted a supplement to the Record Date Request Notice that added a proposal to elect new directors contingent on the adoption of our removal proposal. That same day, we accordingly filed a second amended Solicitation Statement to include such election proposal. In these materials, we also stated our belief that such supplement should be treated as having been delivered as of August 3 so as not to restart the 28-day period the Board has granted itself under the Company’s current bylaws to set a request record date.

We believed, and continue to believe, that the Company must, if it is acting in the best interests of its shareholders, accept our August 19 supplement to the August 3rd Record Date Request Notice. On August 19, we merely supplemented the Record Date Request Notice before the Company had set a request record date and before we had filed any definitive solicitation statement for the Special Meeting. The Company is not, therefore, prejudiced in any way by such supplement and based on an August 3 date for the Record Date Request Notice, still had nearly two weeks from the August 19 supplement to consider our consolidated Record Date Request Notice under its own self-made special meeting process. In fairly and timely supplementing the Record Date Request Notice, we had every hope in “holding a single special meeting at which shareholders can vote on the simultaneous removal and replacement of the incumbent Board.” Yet, whether this would be possible was and remains up to the Board.

As your August 21 letter makes clear, the Company has rejected our supplement under the Company’s self-made special meeting process based on no apparent good corporate governance principle. Instead, the Company has offered us and its other shareholders a choice between delay and more delay. As your letter suggests, for the Company to “entertain [our] consolidated [R]ecord [D]ate [R]equest [N]otice” and permit us to avoid the delay, expense, waste and formality of having to call a second special meeting to consider our election proposal, the Company’s shareholders will nonetheless have to suffer up to a 16-day delay in the setting of the request record date, assuming the Company does not notify us of any further “flaws” it finds in our good-faith attempt to comply with its self-made special meeting process. Alternatively, you suggest that the Company will consider our original Record Date Request Notice without the supplement, requiring us, together with other Company shareholders, to call a second special meeting to consider the election proposal under an entirely new special meeting process under the Company’s current bylaws, in addition to any further delays arising from your review of our original Record Date Request Notice.

In offering such equally improper options based on the Company’s current bylaws, we cannot help but wonder whether such apparent determination on your part to delay any shareholder action suggests a deeper concern at the Company over how its shareholders, once given a chance, will vote on our proposals, whether presented at one or two special meetings.

That said, we can only assume that you, like us, would like to avoid the needless expense of a second special meeting. If you would reconsider your rejection of our August 19 supplement and accept it as a valid supplement to the August 3rd Record Date Request Notice, please promptly let us and fellow Company shareholders know.

Assuming you do not reconsider your rejection, then per the request of your August 21 letter, we elect to stand by the Record Date Request Notice as submitted on August 3 without the election proposal and expect that you will set the request record date on or before August 31 as required by the Company’s current bylaws. We ask, however, that you then treat our August 19 supplement as a stand-alone record date request notice for a second special meeting under the Company’s current bylaws that incorporates any additional information as stated in the August 19 supplement from the Record Date Request Notice.

If you choose to continue treating the Record Date Request Notice and our August 19 supplement as separate record date request notices for separate special meetings under the Company’s current bylaws, we ask that the Company set the request record dates for each of the meetings as promptly as practicable and each as of the same date so that the same group of Company shareholders can act in calling the two related special meetings. In our view, there is no legitimate justification for doing it any other way. Moreover, as you know, under the Company’s current bylaws, by setting the same request record date for each of the meetings, you would facilitate our ability to call the special meetings as close in time as possible within the same 35-to-60 day window following your receipt of the valid requests to call the special meetings under the Company’s current bylaws.

We respectfully request that a copy of this letter be furnished promptly to each member of the Board.

Very truly yours,

HORIZON PHARMA, INC.

/s/ Brian K. Beeler

Executive Vice President, General Counsel

On August 28, 2015, Horizon filed an amendment to the Horizon solicitation with the SEC to provide for the calling of the two related special meetings of Depomed shareholders per the foregoing Horizon letter to consider the removal and bylaw amendment proposals and then the election proposal.

On August 31, 2015, Depomed sent a letter to Horizon indicating that it would set the request record date for a special meeting of shareholders to consider only Horizon’s removal and bylaw amendment proposals as October 29, 2015. Depomed did not, however, confirm the validity of Horizon’s original August 3rd Record Date Request Notice for such meeting and reserved the right to nonetheless contest the validity of such notice.

On September 8, 2015, Horizon filed the definitive Horizon solicitation providing for the calling of the two related special meetings of Depomed shareholders to consider the removal and bylaw amendment proposals and the election proposal.

Also on September 8, 2015, Horizon commenced the offer and later that day filed a premerger notification under the HSR Act relating to the proposed acquisition of Depomed.

THE OFFER

The share issuance proposal (Proposal No. 1) relates to the offer being made pursuant to the offer to exchange, which is incorporated by reference herein, as well as any alternative transaction involving Horizon’s acquisition of Depomed. Other than in respect of an acquisition of Depomed, such proposal would not be necessary. The offer is not being made to you in your capacity as a Horizon shareholder. This proxy statement is not the offer to exchange and Horizon shareholders are not being asked to tender any Horizon ordinary shares into the offer or otherwise. The following description is to assist you in deciding how to vote with respect to the proposals. Many of the terms and conditions applicable to the offer and specified in this proxy statement would apply equally to any alternative transaction involving Horizon’s acquisition of Depomed.

Overview

On September 8, 2015, Horizon commenced the offer pursuant to which it is offering to exchange, for each issued and outstanding share of Depomed common stock that is validly tendered and not withdrawn before the expiration date, the Stock Consideration. No fractional Horizon ordinary shares will be issued upon exchange of shares of Depomed common stock and, holders of Depomed common stock will receive cash in lieu of any fractional Horizon ordinary shares to which they may be entitled.

The offer will expire at 5:00 p.m., Eastern Time, on November 6, 2015, unless Horizon extends the period of time for which the offer is open, in which case the expiration time will be the latest time and date on which the offer, as so extended, expires.

The offer is subject to a number of conditions, which are described in the section of this proxy statement titled “The Offer—Conditions to the Offer” below. Horizon has expressly reserved the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the Competition Laws Condition, Registration Statement Condition, Anti-Takeover Device Condition, Horizon Shareholder Approval Condition and Stock Exchange Listing Condition, each as set forth in the section of this proxy statement titled “The Offer—Conditions to the Offer” and each of which cannot be waived. Horizon expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC).

In the event Horizon accepts shares of Depomed common stock for exchange in the offer, Horizon intends to acquire Depomed pursuant to the second-step merger. After the second-step merger, former remaining Depomed shareholders will no longer have any ownership interest in Depomed and will be shareholders of Horizon.

Subject to applicable law, Horizon has reserved the right to amend the offer in any respect or terminate it, including in connection with entering into a merger agreement with Depomed.

Ownership of Horizon After the Offer

Upon consummation of the offer and the second-step merger, former Depomed shareholders (including former holders of Depomed’s outstanding convertible notes) will own, in the aggregate, approximately 32.2% of the Horizon ordinary shares then outstanding, or approximately 31.7% on a fully diluted basis. These estimates assume that:

•	other than as described below, no additional shares of common stock of Depomed are issued during the pendency of the offer and closing of the second-step merger beyond the 60,311,961 shares of Depomed common stock outstanding as of July 30, 2015, as reported in Depomed’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015;

•	no additional ordinary shares of Horizon are issued during the pendency of the offer and closing of the second-step merger beyond the 159,208,982 Horizon ordinary shares outstanding as of August 15, 2015;

•	the closing of the offer will constitute a “make-whole fundamental change” under the terms of the indenture governing Depomed’s convertible notes, all holders of the convertible notes will convert their notes in connection with such make-whole fundamental change and prior to the consummation of the second-step merger, and Depomed will elect to settle such conversions entirely in shares of Depomed common stock (and for purposes of such settlement such shares are valued at $33.00 per share). Based on publicly available information, Horizon estimates that Depomed will need to issue approximately 19,167,261 shares of its common stock in connection with these conversions;

•	each share of Depomed common stock outstanding immediately prior to the closing of the second-step merger, (a) excluding, for purposes of this calculation, the shares of Depomed common stock acquired by Purchaser pursuant to the tender (which shares will be cancelled for no consideration upon the closing of the second-step merger) and (b) including, for purposes of this calculation, the approximately 19,167,261 shares of Depomed common stock Horizon assumes will be issued upon settlement of the Depomed convertible notes and the 2,250,000 shares of Depomed common stock indirectly owned by Horizon through one of its subsidiaries, will be cancelled and automatically converted into the right to receive the Stock Consideration;

•	the information about outstanding Depomed options and restricted stock units contained in Depomed’s Annual Report on Form 10-K for the year ended December 31, 2014, is accurate and does not change during the pendency of the offer and closing of the second-step merger and, in connection with the second-step merger, (1) each outstanding option to purchase shares of Depomed common stock will be assumed and converted into an option to purchase Horizon ordinary shares on substantially the same terms (including with respect to vesting) except (A) each such option will be exercisable for that number of Horizon ordinary shares (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Depomed common stock subject to such option immediately prior to the consummation of the second-step merger and (y) the stock exchange ratio (i.e., 0.95), and (B) the exercise price of such option will be appropriately adjusted so that such option has the same intrinsic value immediately before and after such conversion), (2) each outstanding restricted stock unit of Depomed will be cancelled and converted into a restricted stock unit designated in Horizon ordinary shares subject to substantially the same terms (including with respect to vesting) except that such restricted stock unit will be converted into the right to receive a number of Horizon ordinary shares (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Depomed common stock subject to such restricted stock unit immediately prior to the consummation of the second-step merger and (y) the stock exchange ratio (i.e., 0.95), and (3) the treasury method is applied to the Depomed options assuming a per share price of Depomed common stock of $33.00, assuming all outstanding options and restricted stock units vest without forfeitures and all vested options are exercised without lapsing;

•	the number of Horizon options, restricted stock units, performance stock units and warrants outstanding as of August 15, 2015 does not change during the pendency of the offer and closing of the second-step merger and are convertible into 14,464,591 Horizon ordinary shares, which assumes that (1) 2,987,176 Horizon ordinary shares are issuable pursuant to Horizon’s outstanding performance stock units, which is based on the level of achievement of the performance metrics as of August 15, 2015, and (2) the treasury method is applied to Horizon’s options and warrants assuming a per share price of Horizon ordinary shares of $34.74, assuming all outstanding options and restricted stock units vest without forfeitures and all vested options are exercised without lapsing; and

•	Horizon repays the Horizon Exchangeable Senior Notes, when such notes mature or are presented for conversion, exclusively in cash from future sources of cash available from operations or new financings.

Horizon believes that, upon consummation of the offer and the second-step merger, no single shareholder will own more than 10% of the issued and outstanding Horizon ordinary shares.

Conditions to the Offer

The offer is conditioned upon satisfaction, in the reasonable judgment of Horizon, of the following conditions:

Minimum Tender Condition

There shall have been validly tendered and not properly withdrawn prior to the expiration of the offer, a number of shares of Depomed common stock which, together with any other shares of Depomed common stock that Purchaser then owns or has a right to acquire, is a majority of the total number of outstanding shares of Depomed common stock on a fully diluted basis as of the date that Horizon accepts shares of Depomed common stock for exchange pursuant to the offer.

Anti-Takeover Device Condition

The Depomed Board shall have redeemed the poison pill rights issued pursuant to the Depomed Rights Agreement, or those poison pill rights shall have been otherwise rendered inapplicable to the offer and the second-step merger.

Horizon Shareholder Approval Condition

Horizon shareholders shall have approved the issuance of Horizon ordinary shares contemplated in connection with the offer and the second-step merger, in accordance with the rules of NASDAQ, on which the Horizon ordinary shares are listed.

Competition Laws Condition

The Competition Laws Condition shall have been satisfied. In addition the waiting period (or extension thereof) applicable to the offer and the second-step merger under any applicable antitrust laws and regulations (other than the HSR Act) shall have expired or been terminated, and any approvals or clearances determined by Horizon to be required or advisable thereunder shall have been obtained.

Stock Exchange Listing Condition

The Horizon ordinary shares issuable to Depomed shareholders in connection with the offer and the second-step merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Registration Statement Condition

The Form S-4 shall have become effective under the Securities Act of 1933, as amended, which we refer to as the Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

No Injunction Condition

No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute or ordinance, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the offer and the second-step merger.

Due Diligence Condition

Horizon shall have been given access to Depomed’s non-public information on Depomed’s business, assets, and liabilities to complete its confirmatory due diligence review, including access to unredacted versions of all material contracts filed by Depomed with the SEC, managed care contracts, manufacturing supply agreements, manufacturing transfer plans, intellectual property and patent litigation related documents and information, information on U.S. Food and Drug Administration, which we refer to as the FDA, required clinical trials and other planned clinical trials and other supply chain and license agreements, and related cost and other financial data, and Horizon shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Depomed’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

No Depomed Material Adverse Effect Condition

Since December 31, 2014, there shall not have occurred any Depomed Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Depomed Material Adverse Effect.

When we refer to a Depomed Material Adverse Effect, we mean any effect, change, claim, event or circumstance, which collectively we refer to as an Effect, that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the assets, liabilities (whether matured or unmatured, absolute or contingent, or otherwise), business, financial condition or results of operations of Depomed taken as a whole; provided, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Depomed Material Adverse Effect: (a) conditions generally affecting the pharmaceutical industry or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on Depomed taken as a whole; (b) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on Depomed, taken as a whole; (c) changes in GAAP (or any interpretations of GAAP) or legal requirements applicable to Depomed or any of its subsidiaries; (d) the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(a),” “(b),” “(c),” or “(e)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Depomed Material Adverse Effect and may be taken into account in determining whether a Depomed Material Adverse Effect has occurred); or (e) Effects resulting directly from the announcement or pendency of the offer or second-step merger.

The offer is also subject to additional conditions referred to in the offer to exchange.

Certain Legal Matters Related to the Offer

General

Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Depomed, Horizon is not aware of any licenses or other regulatory permits which appear to be material to the business of Depomed and which might be adversely affected by the acquisition of Depomed common stock by Horizon pursuant to the offer or the second-step merger or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Depomed common stock by Horizon pursuant to the offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Depomed’s or Horizon’s business or that certain parts of Depomed’s or Horizon’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Horizon to elect to terminate the offer without the acceptance for exchange of Depomed common stock thereunder. Horizon’s obligation under the offer to accept for exchange and issue Horizon ordinary shares is subject to certain conditions specified above.

Antitrust Clearance

The offer is subject to review by the FTC and the DOJ, which we collectively refer to as the antitrust agencies. Under the HSR Act, the offer may not be completed until certain information has been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated.

Pursuant to the requirements of the HSR Act, Horizon filed a Notification and Report Form with respect to the offer with the FTC and the DOJ on September 8, 2015. As a result, the waiting period applicable to Horizon’s acquisition of Depomed will expire at 11:59 p.m., Eastern Time, 30 calendar days following such filing, unless such 30th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., Eastern Time, on the next regular business day. Before such time, however, either the FTC or the DOJ may extend the waiting period by requesting additional information from Horizon. If such request is made, the waiting period will expire at 11:59 p.m., Eastern Time, on the 30th calendar day after Horizon has substantially complied with such request, unless the waiting period is earlier terminated by the reviewing antitrust agency. The waiting period would not be affected either by the failure of Depomed to file a Notification and Report Form or to comply with any request for additional information issued by the FTC or the Antitrust Division.

Based upon an examination of information available to Horizon relating to the businesses in which Horizon and Depomed and their respective subsidiaries are engaged, Horizon believes that the offer and second-step merger will not violate antitrust laws. Nevertheless, there can be no assurance that a challenge to the offer and second-step merger on antitrust grounds will not be made or that, if such a challenge is made, Horizon will prevail.

The antitrust agencies routinely assess the potential competitive effects of transactions reported under the HSR Act, such as Horizon’s proposed acquisition of Depomed common stock pursuant to the offer. At any time before or after the consummation of any such transactions, one of the antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of shares pursuant to the offer or seeking divestiture of the Depomed common stock so acquired or divestiture of certain of Horizon’s or Depomed’s assets. States and private parties may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the offer and/or the second-step merger on antitrust grounds will not be made, or if such a challenge is made, whether Horizon will prevail. See the section of this proxy statement titled “The Offer—Conditions to the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

The offer and/or the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the United States. Under some of these jurisdictions, the offer and/or the second-step merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; in addition, there may be jurisdictions where the submission of a notification is only voluntary but advisable. Horizon intends to identify any such jurisdictions as soon as practicable, but based on information available to Horizon, Horizon believes that no such additional competition filings are required or advisable. If any such filing is necessary or advisable, Horizon intends to make all such notifications (at the sole discretion of Horizon) as soon as practicable. The consummation of the offer and/or of the second-step merger is subject to the condition that the waiting period (or extension thereof) applicable to the offer and the second-step merger under any applicable antitrust laws and regulations shall have expired or been earlier terminated, and any approvals or clearances determined by Horizon to be required or advisable thereunder shall have been obtained. Based on publicly available information, Horizon believes that only clearance under the HSR Act is required.

State Takeover Laws

A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, shareholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders.

We do not believe that any state takeover laws purport to apply to the offer or the second-step merger. We have not attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the second-step merger and nothing in this proxy statement or any action taken in connection with the offer or the second-step merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the second-step merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the second-step merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, we might be unable to accept for payment or pay for Depomed common stock tendered pursuant to the offer, or be delayed in consummating the offer or the second-step merger. In such case, we may not be obliged to accept for payment or pay for any shares of Depomed common stock tendered pursuant to the offer.

Litigation

Horizon Litigation to Invalidate Depomed’s Poison Pill and Bylaw Amendments

On August 3, 2015, HPI filed a lawsuit in the Superior Court of the State of California, County of Santa Clara, naming as defendants Depomed and the members of the Depomed Board, Vicente J. Anido, Jr., Karen A. Dawes, Louis J. Lavigne, Jr., Samuel R. Saks, James A. Schoeneck, Peter D. Staple, and David B. Zenoff. The lawsuit is captioned Horizon Pharma, Inc. v. Vicente J. Anido, Jr., et al., Case Number 1:15-cv-283835. The lawsuit alleges that the adoption by the Depomed Board of the Depomed Rights Agreement and Sections 2(b), 2(c), 2(d), and 5(d) of the Depomed bylaws violates the California General Corporation Law, constitutes ultra vires acts, and breaches the fiduciary duties of the members of the Depomed Board. The lawsuit seeks, among other things, an order (i) declaring that the Depomed Rights Agreement and Sections 2(b), 2(c), and 2(d) of the Depomed bylaws are invalid under California law, (ii) declaring that the members of the Depomed Board breached their fiduciary duties by enacting the Depomed Rights Agreement and Sections 2(b), 2(c), 2(d), and 5(d) of the Depomed bylaws, (iii) enjoining the members of the Depomed Board from relying on, implementing, applying or enforcing either the Depomed Rights Agreement or Sections 2(b), 2(c), 2(d) or 5(d) of the Depomed bylaws, (iv) enjoining the members of the Depomed Board from taking any improper action designed to impede, or which has the effect of impeding, the proposed combination with Depomed or the efforts of Horizon to acquire control of Depomed, and (v) compelling the members of the Depomed Board to redeem the Depomed Rights Agreement or to render it inapplicable to Horizon.

The Superior Court has calendared for November 5, 2015 a hearing on a preliminary injunction motion by HPI to enjoin enforcement of the Depomed Rights Agreement and Sections 2(b), 2(c) and 2(d) of the Depomed bylaws.

Depomed Trade Secret Litigation

On August 3, 2015, Depomed filed a lawsuit in the Superior Court of the State of California, County of Santa Clara, against Horizon. The lawsuit is captioned Depomed, Inc. v. Horizon Pharma plc, Case Number

1:15-cv-283834. The complaint asserts a claim for violation of the California Uniform Trade Secrets Act and breach of contract in connection Horizon’s alleged use in proposing the proposed combination with Depomed of information obtained pursuant to a confidentiality agreement entered into as part of Horizon’s consideration of a business arrangement with Janssen Pharmaceuticals Inc. relating to its U.S. rights to NUCYNTA, which are now owned by Depomed. The complaint also alleges that Horizon made fraudulent and materially misleading statements to Depomed’s shareholders. The lawsuit seeks, among other relief, an injunction (i) to prevent Horizon from continuing its allegedly improper and unlawful use of Depomed’s confidential and trade secret data and (ii) to prevent Horizon from continuing to make and failing to correct its allegedly false and misleading statements in connection with the proposed combination with Depomed.

The Superior Court has calendared for November 5, 2015 a hearing on a preliminary injunction motion by Depomed.

Horizon Patent Litigation

On July 15, 2013, Horizon received a Paragraph IV Patent Certification from Watson Laboratories, Inc.—Florida, known as Actavis Laboratories FL, Inc., which we refer to as Watson, advising that Watson had filed an Abbreviated New Drug Application, or ANDA, with the FDA for a generic version of RAYOS, containing up to 5 mg of prednisone. Watson has not advised us as to the timing or status of the FDA’s review of its filing. On August 26, 2013, we, together with Jagotec AG, which we refer to as Jagotec, filed suit in the United States District Court for the District of New Jersey against Watson, Actavis Pharma, Inc., Andrx Corp., and Actavis, Inc., which we refer to collectively as WLF, seeking an injunction to prevent the approval of the ANDA. The lawsuit alleges that WLF has infringed U.S. Patent Nos. 6,488,960, 6,677,326, 8,168,218, 8,309,124 and 8,394,407 by filing an ANDA seeking approval from the FDA to market generic versions of RAYOS containing 1 mg, 2 mg and 5 mg of prednisone prior to the expiration of the patents. The subject patents are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. The commencement of the patent infringement lawsuit stays, or bars, FDA approval of WLF’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or are invalid. Horizon and Jagotec have granted WLF a covenant not to sue with respect to US Patent Nos. 6,677,326 and 8,168,218, respectively, and accordingly these patents have been dismissed from the lawsuit. The court held a claim construction hearing on October 16, 2014, and issued its opinion and order on claim construction on November 10, 2014, adopting our proposed construction of both of the disputed claim terms. The trial date is set for October 13, 2015.

On November 13, 2014, Horizon received a Paragraph IV Patent Certification from Watson advising that Watson had filed an ANDA with the FDA for a generic version of PENNSAID 2%. Watson has not advised us as to the timing or status of the FDA’s review of its filing. On December 23, 2014, Horizon filed suit in the United States District Court for the District of New Jersey against Watson seeking an injunction to prevent the approval of the ANDA. The lawsuit alleges that Watson has infringed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, and 8,871,809 by filing an ANDA seeking approval from the FDA to market generic versions of PENNSAID 2% prior to the expiration of the patents. The subject patents are listed in the FDA’s Orange Book. The commencement of the patent infringement lawsuit stays, or bars, FDA approval of Watson’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or are invalid. The court has not yet set a trial date for the Watson action.

On December 2, 2014, Horizon received a Paragraph IV Patent Certification against Orange Book listed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, and 8,741,956 from Paddock Laboratories, LLC, which we refer to as Paddock, advising that Paddock had filed an ANDA with the FDA for a generic version of PENNSAID 2%. On January 9, 2015, Horizon received from Paddock another Paragraph IV Patent Certification against newly Orange Book listed U.S. Patent No. 8,871,809. On January 13, 2015 and January 14, 2015, Horizon filed suits in the United States District Court for the District of New Jersey and the United States District Court for the District of Delaware, respectively, against Paddock seeking an injunction to prevent the approval of the ANDA. The lawsuits alleged that Paddock has infringed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, and 8,871,809 by filing an ANDA seeking approval from the FDA to market generic versions of PENNSAID 2% prior to the expiration of the patents.

On May 6, 2015, Horizon entered into a settlement and license agreement, which we refer to as the Perrigo settlement agreement, with Perrigo Company plc and its subsidiary Paddock, which we refer to collectively as Perrigo, relating to our on-going patent infringement litigation. The Perrigo settlement agreement provides for a full settlement and release by both us and Perrigo of all claims that were or could have been asserted in the litigation and that arise out of the issues that were the subject of the litigation or Perrigo’s generic version of PENNSAID 2%.

Under the Perrigo settlement agreement, Horizon granted Perrigo a non-exclusive license to manufacture and commercialize Perrigo’s generic version of PENNSAID 2% in the United States after the license effective date (as defined below) and to take steps necessary to develop inventory of, and prepare to commercialize, Perrigo’s generic version of PENNSAID 2% during certain limited periods prior to the license effective date.

Under the Perrigo settlement agreement, the license effective date is January 10, 2029; however, Perrigo may be able to enter the market earlier in certain circumstances. Such events relate to the resolution of any other third party PENNSAID 2% patent litigation, the entry of other third party generic versions of PENNSAID 2% or certain substantial reductions in our PENNSAID 2% shipments over specified periods of time.

Under the Perrigo settlement agreement, Horizon also agreed not to sue or assert any claim against Perrigo for infringement of any patent or patent application owned or controlled by us during the term of the Perrigo settlement agreement based on the manufacture, use, sale, offer for sale, or importation of Perrigo’s generic version of PENNSAID 2% in the United States.

In certain circumstances following the entry of other third party generic versions of PENNSAID 2%, Horizon may be required to supply Perrigo PENNSAID 2% as our authorized distributor of generic PENNSAID 2%, with us receiving specified percentages of any net sales by Perrigo. Horizon also agreed that if Horizon enters into any similar agreements with other parties with respect to generic versions of PENNSAID 2%, Horizon will amend the Perrigo settlement agreement to provide Perrigo with terms that are no less favorable than those provided to the other parties.

On February 2, 2015, Horizon received a Paragraph IV Patent Certification against Orange Book listed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, 8,741,956, and 8,871,809 from Taro Pharmaceuticals USA, Inc. and Taro Pharmaceutical Industries, Ltd., which we refer to collectively as Taro, advising that Taro had filed an ANDA with the FDA for a generic version of PENNSAID 2%. Taro has not advised us as to the timing or status of the FDA’s review of its filing. On March 13, 2015, Horizon filed suit in the United States District Court for the District of New Jersey against Taro seeking an injunction to prevent the approval of the ANDA. The lawsuit alleges that Taro has infringed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, and 8,871,809 by filing an ANDA seeking approval from the FDA to market generic versions of PENNSAID 2% prior to the expiration of the patents. The subject patents are listed in the FDA’s Orange Book. The commencement of the patent infringement lawsuit stays, or bars, FDA approval of Taro’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or are invalid. The court has not yet set a trial date for the Taro action.

On March 18, 2015, Horizon received a Paragraph IV Patent Certification against Orange Book listed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, 8,741,956, and 8,871,809 from Lupin Limited advising that Lupin Limited had filed an ANDA with the FDA for generic version of PENNSAID 2%. Lupin Limited has not advised us as to the timing or status of the FDA’s review of its filing. On April 30, 2015, Horizon filed suit in the United States District Court for the District of New Jersey against Lupin Limited, seeking an injunction to prevent the approval of the ANDA. The lawsuit alleges that Lupin Limited has infringed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, and 8,871,809 by filing an ANDA seeking approval from the FDA to market generic versions of PENNSAID 2% prior to the expiration of the patents. The subject patents are listed in the FDA’s Orange Book. The commencement of the patent infringement lawsuit stays, or bars, FDA approval of Lupin Limited’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or are invalid. The court has not yet set a trial date for the Lupin Limited action.

Horizon received from IGI Laboratories, Inc., which we refer to as IGI, a Paragraph IV Patent Certification dated March 24, 2015 against Orange Book listed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, 8,741,956, and 8,871,809 advising that IGI had filed an ANDA with the FDA for a generic version of PENNSAID 2%. IGI has not advised us as to the timing or status of the FDA’s review of its filing. On May 21, 2015, Horizon filed suit in the United States District Court for the District of New Jersey against IGI seeking an injunction to prevent the approval of the ANDA. The lawsuit alleges that IGI has infringed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, and 8,871,809 by filing an ANDA seeking approval from the FDA to market generic versions of PENNSAID 2% prior to the expiration of the patents. The subject patents are listed in the FDA’s Orange Book. The commencement of the patent infringement lawsuit stays, or bars, FDA approval of IGI’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or are invalid. The court has not yet set a trial date for the IGI action.

Horizon received from Amneal Pharmaceuticals LLC, which we refer to as Amneal, a Paragraph IV Patent Certification dated April 2, 2015 against Orange Book listed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, 8,741,956, and 8,871,809 advising that Amneal had filed an ANDA with the FDA for a generic version of PENNSAID 2%. Amneal has not advised us as to the timing or status of the FDA’s review of its filing. On May 15, 2015, Horizon filed suit in the United States District Court for the District of New Jersey against Amneal seeking an injunction to prevent the approval of the ANDA. The lawsuit alleges that Amneal has infringed U.S. Patent Nos. 8,217,078, 8,252,838, 8,546,450, 8,563,613, 8,618,164, and 8,871,809 by filing an ANDA seeking approval from the FDA to market generic versions of PENNSAID 2% prior to the expiration of the patents. The subject patents are listed in the FDA’s Orange Book. The commencement of the patent infringement lawsuit stays, or bars, FDA approval of Amneal’s ANDA for 30 months or until an earlier district court decision that the subject patents are not infringed or are invalid. The court has not yet set a trial date for the Amneal action.

Currently, patent litigation is pending in the United States District Court for the District of New Jersey against four generic companies intending to market VIMOVO before the expiration of patents listed in the Orange Book. These cases are in the United States District Court for the District of New Jersey and have been consolidated for discovery purposes. They are collectively known as the VIMOVO cases, and involve the following sets of defendants: (i) Dr. Reddy’s Laboratories Inc. and Dr. Reddy’s Laboratories Ltd., which we refer to collectively as Dr. Reddy’s; (ii) Lupin Limited and Lupin Pharmaceuticals Inc., which we refer to collectively as Lupin; (iii) Mylan Pharmaceuticals Inc., Mylan Laboratories Limited, and Mylan Inc., which we refer to collectively as Mylan; and (iv) Watson Laboratories, Inc.—Florida, known as Actavis Laboratories FL, Inc. and Actavis Pharma, Inc. Patent litigation in the United States District Court for the District of New Jersey against a fifth generic company, Anchen Pharmaceuticals Inc., or Anchen, was dismissed on June 9, 2014 after Anchen recertified under Paragraph III. Horizon understands that Dr. Reddy’s has entered into a settlement with AstraZeneca with respect to patent rights directed to Nexium for the commercialization of VIMOVO, and that according to the settlement agreement, Dr. Reddy’s is now able to commercialize VIMOVO under AstraZeneca’s Nexium patent rights. The settlement agreement, however, has no effect on the Pozen Inc., or Pozen, VIMOVO patents, which are still the subject of patent litigations. As part of our acquisition of the U.S. rights to VIMOVO, Horizon has taken over and are responsible for the patent litigations that include the Pozen patents licensed to us under the amended and restated collaboration and license agreement for the United States with Pozen.

The VIMOVO cases were filed on April 21, 2011, July 25, 2011, October  28, 2011, January 4, 2013, May 10, 2013, June 28, 2013, October 23, 2013 and May 13, 2015 and collectively include allegations of infringement of U.S. Patent Nos. 6,926,907, 8,557,285, 8,852,636, and 8,858,996. On June 18, 2015, Horizon amended the complaints to add a charge of infringement of U.S. Patent No. 8,865,190. Horizon understands the cases arise from Paragraph IV Notice Letters providing notice of the filing of ANDAs with the FDA seeking regulatory approval to market generic versions of VIMOVO before the expiration of the patents-in-suit. Horizon understands the Dr. Reddy’s notice letters were dated March 11, 2011, November 20, 2012 and April 20, 2015; the Lupin notice letters were dated June 10, 2011 and March 12, 2014; the Mylan notice letters were dated May 16, 2013 and February 9, 2015; the Actavis notice letters were dated March 29, 2013 and November 5, 2013; and the Anchen notice letter was dated September 16, 2011. The court has issued a claims construction order and has set a pretrial schedule but has not yet set a trial date.

On February 24, 2015, Dr. Reddy’s Laboratories, Inc. filed a Petition for Inter Partes Review, which we refer to as an IPR, of U.S. Patent No. 8,557,285, one of the patents in litigation in the above referenced VIMOVO cases. The U.S. Patent and Trademark Office Patent Trial and Appeal Board, which we refer to as the PTAB, has not yet issued a decision with regard to whether or not the IPR will be instituted.

On May 21, 2015, the Coalition for Affordable Drugs VII LLC filed a Petition for IPR of U.S. Patent No. 6,926,907, one of the patents in litigation in the above referenced VIMOVO cases. The PTAB has not yet issued a decision with regard to whether or not the IPR will be instituted.

On June 5, 2015, the Coalition for Affordable Drugs VII LLC filed another Petition for IPR of U.S. Patent No. 8,858,996, one of the patents in litigation in the above referenced VIMOVO cases. The PTAB has not yet issued a decision with regard to whether or not the IPR will be instituted.

On August 7, 2015, the Coalition for Affordable Drugs VII LLC filed another Petition for IPR of U.S. Patent No. 8,852,636, one of the patents in litigation in the above referenced VIMOVO cases. The PTAB has not yet issued a decision with regard to whether or not the IPR will be instituted.

On August 12, 2015, the Coalition for Affordable Drugs VII LLC filed another Petition for IPR of U.S. Patent No. 8,945,621. The PTAB has not yet issued a decision with regard to whether or not the IPR will be instituted.

On August 19, 2015, Lupin filed Petitions for IPR of each of U.S. Patent Nos. 8,858,996, 8,852,636, and 8,865,190, three of the patents in litigation in the above referenced VIMOVO cases. The PTAB has not yet issued a decision with regard to whether or not each such IPR will be instituted.

On or about December 19, 2014, Horizon filed a Notice of Opposition with the European Patent Office relating to non-patentability over prior art regarding European patent EP 2611457, to Roberto Testi, et al., covering compositions and methods for treating FA with interferon gamma, e.g., ACTIMMUNE. In the European Union, the grant of a patent may be opposed by one or more private parties.

On March 17, 2014, Hyperion received notice from Par Pharmaceutical, Inc., which we refer to as Par, that it had filed an ANDA with the FDA seeking approval for a generic version of our product RAVICTI. The ANDA contained a Paragraph IV Patent Certification alleging that two of the patents covering RAVICTI, U.S. Patent No. 8,404,215, titled “Methods of therapeutic monitoring of nitrogen scavenging drugs,” which expires in March 2032, and U.S. Patent No. 8,642,012, titled “Methods of treatment using ammonia scavenging drugs,” which expires in September 2030, are invalid and/or will not be infringed by Par’s manufacture, use or sale of the product for which the ANDA was submitted. Par did not challenge the validity, enforceability, or infringement of our primary composition of matter patent for RAVICTI, U.S. Patent No. 5,968,979 titled “Triglycerides and ethyl esters of phenylalkanoic acid and phenylalkenoic acid useful in treatment of various disorders,” which would have expired on February 7, 2015, but as to which Hyperion was granted an interim term of extension until February 7, 2016. Hyperion filed suit in the United States District Court for the Eastern District of Texas, Marshall Division, against Par on April 23, 2014 seeking an injunction to prevent the approval of Par’s ANDA and/or to prevent Par from selling a generic version of RAVICTI, and Horizon has taken over and is responsible for this patent litigation.

On April 29, 2015, Par filed petitions for IPR of the ‘215 patent and the ‘012 patent. The PTAB has not yet issued a decision with regard to whether or not the IPRs will be instituted.

Depomed Patent Litigation

In July 2013, Janssen Pharma filed patent infringement lawsuits in the U.S. District Court for the District of New Jersey against Actavis Elizabeth LLC, Actavis Inc. and Actavis LLC, which we refer to collectively as Actavis, as well as Alkem Laboratories Limited and Ascend Laboratories, LLC, which we refer to collectively as Alkem. The patent infringement claims against Actavis and Alkem relate to their respective ANDAs seeking approval to market a generic version of NUCYNTA ER before the expiration of U.S. Reissue Patent No. 39,593, or the ‘593 Patent, U.S. Patent No. 7,994,364, or the ‘364 Patent, and, as to Actavis only, U.S. Patent No. 8,309,060, or the ‘060 Patent. The lawsuit also includes patent infringement claims against Actavis and Alkem in response to their respective ANDAs seeking approval to market a generic version of NUCYNTA before the expiration of the ‘593 and ‘364 Patents. In December 2013, Janssen Pharma filed an additional complaint in the U.S. District Court for the District of New Jersey against Alkem asserting that U.S. Patent No. 8,536,130, or the ‘130 Patent, relates to Alkem’s ANDA seeking approval to market a generic version of NUCYNTA ER. In August 2014, Janssen Pharma amended the complaint against Alkem to add additional dosage strengths.

In October 2013, Janssen Pharma received a Paragraph IV Notice from Sandoz, Inc., or Sandoz, with respect to NUCYNTA related to the ‘364 Patent, and a Paragraph IV Notice from Roxane Laboratories, Inc., or Roxane, with respect to NUCYNTA related to the ‘364 and ‘593 Patents. In response to those notices, Janssen Pharma filed an additional complaint in the U.S. District Court for the District of New Jersey against Roxane and Sandoz asserting the ‘364 Patent against Sandoz and the ‘364 and ‘593 Patents against Roxane. In April 2014, Janssen Pharma and Sandoz entered into a joint stipulation of dismissal of the case against Sandoz, based on Sandoz’s agreement not to market a generic version of NUCYNTA products prior to the expiration of the asserted patents. In June 2014, in response to a Paragraph IV Notice from Roxane with respect to NUCYNTA ER, Janssen Pharma filed an additional complaint in the U.S. District Court for the District of New Jersey asserting the ‘364, ‘593, and ‘130 Patents against Roxane.

In July 2014, in response to a Paragraph IV Notice from Watson with respect to the NUCYNTA oral solution product and the ‘364 and ‘593 Patents, Janssen Pharma filed a lawsuit in the U.S. District Court for the District of New Jersey asserting the ‘364 and ‘593 Patents against Watson.

At the time that the foregoing complaints were filed, Janssen Pharma was an exclusive U.S. licensee of the patents referred to above. On April 2, 2015, Depomed acquired the U.S. rights to the NUCYNTA ER and NUCYNTA from Janssen Pharma. As part of the acquisition, Depomed became the exclusive U.S. licensee of the patents referred to above. Depomed has since been added as a plaintiff to the pending ANDA lawsuits involving NUCYNTA ER and NUCYNTA. No trial date has been set.

Between March 2012 and May 2012, Depomed filed lawsuits in the U.S. District Court for the District of New Jersey in response to six ANDAs filed by companies seeking to market generic versions of 300mg and 600mg dosage strengths of Gralise prior to the expiration of Depomed’s patents listed in the Orange Book for Gralise. The lawsuits were consolidated for purposes of all pretrial proceedings. Depomed’s lawsuits against two of the six Gralise ANDA filers, Impax Laboratories and Watson Laboratories, have been dismissed as a result of the withdrawal of the ANDAs from consideration by the FDA. Depomed’s lawsuit against another ANDA filer, Par, has been dismissed because the ANDA filer no longer seeks approval of its Gralise ANDA prior to the expiration of Depomed’s Gralise Orange Book-listed patents. In April 2014, Depomed entered into settlement agreements with Incepta Pharmaceuticals and Abon Pharmaceuticals LLC, which we refer to collectively as Incepta, and with Zydus Pharmaceuticals USA Inc. and Cadila Healthcare Limited, which we refer to collectively as Zydus, pursuant to which Incepta and Zydus may begin selling generic versions of Gralise on January 1, 2024, or earlier under certain circumstances.

A bench trial involving the Actavis defendants was completed on May 20, 2014 as to U.S. Patent Nos. 6,635,280; 6,488,962; 7,438,927; 7,731,989; 8,192,756; 8,252,332; and 8,333,992, which expire between September 2016 and February 2024. In August 2014, the court ruled in Depomed’s favor, finding that Actavis infringed all patent claims that Depomed asserted and upholding the validity of the patents. On September 15, 2014, Actavis filed a notice appealing the decision to the U.S. Court of Appeals for the Federal Circuit. On February 2, 2015, Actavis filed its opening brief with the U.S. Court of Appeals for the Federal Circuit. On April 10, 2015, Actavis and Depomed entered into a settlement agreement subject to review by the DOJ and the FTC, and the entry of orders dismissing the appeal and related federal district court litigation. By the terms of this agreement, Actavis’s pending appeal is dismissed and Actavis may begin selling the generic versions of Gralise on January 1, 2024, or earlier under certain circumstances.

In November 2010, the FDA granted Gralise orphan drug designation for the management of PHN but did not recognize orphan drug exclusivity for Gralise in January 2011 when Gralise was approved for marketing in the U.S. In September 2012, Depomed filed an action in federal district court for the District of Columbia against the FDA seeking an order requiring the FDA to grant Gralise orphan drug exclusivity for the management of PHN. Briefing in the case was completed in March 2013 and a hearing on the summary judgment motion was held in August 2013. In September 2014, the court issued an order granting Depomed’s request for summary judgment, and ordering the FDA to grant orphan drug exclusivity for Gralise for the management of PHN, which the FDA did formally in October 2014. On November 3, 2014, the FDA filed a notice appealing the order to the U.S. Court of Appeals for the Federal Circuit. On November 5, 2014, the government dismissed its appeal.

Depomed has sued Purdue Pharma and Endo Pharmaceuticals, which we refer to as Endo, for patent infringement in separate lawsuits filed in the U.S. District Court for the District of New Jersey. The lawsuits arise from Purdue’s commercialization of reformulated OxyContin® (oxycodone hydrochloride controlled-release) in the U.S. and Endo’s commercialization of OPANA® ER (oxymorphone hydrochloride extended-release) in the U.S. Depomed sued Purdue in January 2013 for infringement of U.S. Patent Nos. 6,340,475, or the ‘475 Patent, and 6,635,280, or the ‘280 Patent, which expire in September 2016. Depomed sued Endo in April 2013 for infringement of the ‘475 Patent, the ‘280 Patent and U.S. Patent No. 6,723,340, or the ‘340 Patent, which expires in October 2021. The Purdue and Endo lawsuits have been stayed pending completion of the Endo IPRs described below.

In response to two petitions filed by Purdue and six petitions filed by Endo, the PTAB has instituted an IPR of certain of the claims asserted in Depomed’s lawsuits against Purdue and Endo. An IPR is a proceeding that became available in September 2012 in accordance with the America Invents Act. In an IPR, a petitioner may request that the PTAB reconsider the validity of issued patent claims on the basis of prior art in the form of printed publications and other patents. Any patent claim the PTAB determines to be unpatentable is stricken from the challenged patent. Any party may appeal final written decisions of the PTAB to the U.S. Court of Appeals for the Federal Circuit, but the PTAB’s decisions denying institution of an IPR are non-appealable. Accordingly, if the PTAB finds a challenged claim patentable, or declines to institute an IPR as to a challenged claim, the IPR petitioner is estopped from asserting in a patent infringement lawsuit that these claims are invalid on any ground the petitioner raised or reasonably could have raised in the IPR.

In the Purdue IPRs, on July 10, 2014, the PTAB declined to institute an IPR as to two claims of the ‘475 patent and two claims of the ‘280 Patent. The PTAB instituted an IPR as to the other 15 claims of the ‘475 Patent and as to the other 10 claims of the ‘280 Patent asserted against Purdue. On October 14, 2014, Depomed submitted written responses to the Petitions, and on December 22, 2014, Purdue submitted replies. A PTAB hearing was held on March 19, 2015. On July 8, 2015, the PTAB issued final decisions confirming the patentability of all claims at issue.

Endo filed two IPR petitions for each of the ‘475 Patent, the ‘280 Patent and the ‘340 Patent. The PTAB declined to institute an IPR as to three of Endo’s petitions. The PTAB also declined to institute an IPR as to five claims of the ‘475 Patent, three claims of the ‘280 Patent and one claim of the ‘340 Patent in the Endo IPRs. The PTAB instituted an IPR as to the other 13 claims of the ‘475 Patent, as to the other ten claims of the ‘280 Patent and as to the other eight claims of the ‘340 patent asserted against Endo. The PTAB also declined to institute an IPR as to a number of Endo’s requested grounds. Discovery is complete, and oral arguments were heard on June 15, 2015. The PTAB’s final written decisions in these IPRs are expected not later than September 29, 2015.

On June 28, 2013, Depomed received from Banner a Notice of Certification for U.S. Patent Nos. 6,365,180; 7,662,858; 7,884,095; 7,939,518; and 8,110,606 under 21 U.S.C. § 355 (j)(2)(A)(vii)(IV), which we refer to as the Zipsor Paragraph IV Letter, certifying that Banner has submitted and the FDA has accepted for filing an ANDA for diclofenac potassium capsules, 25mg. The letter states that the Banner ANDA product contains the required bioavailability or bioequivalence data to Zipsor and certifies that Banner intends to obtain FDA approval to engage in commercial manufacture, use or sale of Banner’s ANDA product before the expiration of the above identified patents, which are listed for Zipsor in the Orange Book. U.S. Patent No. 6,365,180 expires in 2019 and U.S. Patent Nos. 7,662,858; 7,884,095; 7,939,518; and 8,110,606 expire in 2029. The Zipsor Paragraph IV letter indicates Banner has granted to Watson exclusive rights to Banner’s proposed generic Zipsor product.

On July 26, 2013, Depomed filed a lawsuit in the U.S. District Court for District of New Jersey against Banner and Watson for infringement of the patents identified above. The lawsuit was commenced within the 45 days required to automatically stay, or bar, the FDA from approving Banner’s ANDA for 25 mg diclofenac for 30 months or until a district court decision that is adverse to Depomed, whichever may occur earlier. Absent a court order, the 30-month stay would be expected to expire in December 2015.

On April 2, 2014, Depomed filed an amended complaint to include infringement of U.S. Patent Nos. 6,287,594 and 8,623,920, which were recently added to the Orange Book listing for Zipsor and expire in 2019 and 2029, respectively. The Court heard arguments for patent claim construction on March 3, 2015, and issued an order on March 26, 2015, in favor of Depomed’s construction for all disputed terms. In May of 2015, the parties entered into a settlement agreement subject to review by the DOJ and the FTC. By the terms of this agreement, Watson may begin selling the generic version of Zipsor on March 24, 2022, or earlier under certain circumstances. On June 4, 2015, the Court entered an order staying the case pending the regulatory approval of the settlement agreement.

Regulatory Approvals

In addition to the approvals and clearances described in the Competition Laws Condition, the offer and the second-step merger may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the United States. Horizon intends to identify such authorities and jurisdictions as soon as practicable and to file as soon as practicable thereafter all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger and to file all post-completion notifications that it determines are necessary or advisable as soon as practicable after completion has taken place.

Source and Amount of Funds

Horizon will issue Horizon ordinary shares as consideration for the shares of Depomed common stock tendered pursuant to the offer. See the section of this proxy statement titled “The Offer.” Horizon estimates that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger will be approximately $725 million (inclusive of transaction fees and expenses, including fees associated with refinancing Depomed’s existing credit facilities, but exclusive of litigation expenses and exclusive of any cash and cash equivalents from Depomed and exclusive of Depomed transactions costs). The estimated amount of cash required is based on Horizon’s due diligence review of Depomed’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Horizon’s limited due diligence review, see the section of this proxy statement titled “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger.”

Horizon expects to have sufficient cash resources available to complete the transactions contemplated by the offer and the second-step merger. In addition to cash on hand, Horizon currently intends to borrow or otherwise finance up to $175 million to complete the acquisition of Depomed, to pay fees, expenses and amounts related to such acquisition and to fund certain short-term cash obligations of the combined company, including working capital.

Horizon cannot provide any assurances that additional financing will be available when and as needed or on terms that Horizon believes to be commercially reasonable. If Horizon cannot obtain such funding on terms Horizon considers to be reasonable, Horizon may seek other methods to increase available cash, including by delaying, reducing or otherwise foregoing potential revenue enhancing activities, which could have an adverse effect on Horizon’s business, operating results or financial condition.

The unaudited pro forma balance sheet is adjusted to reflect the debt expected to be issued of $175 million, and it is assumed that Horizon will incur approximately $1.8 million of debt discount. The pro forma interest expense reflects an estimated interest rate of 4.5%.

As of June 30, 2015, Horizon had approximately $667 million of cash and cash equivalents on hand (as reported in Horizon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 7, 2015). For a further discussion of the risks relating to Horizon’s debt obligations, see the section of this proxy statement titled “Risk Factors—Risk Factors Relating to Horizon Following the Offer.”

Accounting Treatment

The proposed combination with Depomed would be accounted for under the acquisition method of accounting under GAAP, with Horizon being the accounting acquirer, which means that Depomed’s results of operations will be included with Horizon’s results of operations from the closing date and Depomed’s consolidated assets and liabilities will be recorded at their fair values at the same date.

DESCRIPTION OF HORIZON ORDINARY SHARES

Please see the Horizon Current Report on Form 8-K filed with the SEC on September 19, 2014 (which evidences the registration of the Horizon ordinary shares under Section 12(b) of the Exchange Act and includes therein a description of the Horizon ordinary shares), which is incorporated herein by reference. See the section in this proxy statement titled “Where You Can Find More Information.”

New Irish company legislation, the Irish Companies Act, which replaces existing Irish company law statutes, came into force on June 1, 2015 and all public limited companies incorporated in Ireland are subject to this new legislation. Horizon is conducting a review with its legal counsel to determine what changes will need to be made, if any, to its governing documents as a result of the commencement of the Irish Companies Act.

Our shareholders should be aware of a change to the existing law in respect of the notification of substantial shareholdings under the Irish Companies Act. Following its enactment on June 1, 2015, Horizon shareholders must notify Horizon if, as a result of a transaction, the shareholder will become interested in three percent or more of the voting shares of Horizon, or if as a result of a transaction a shareholder who was interested in more than three percent of the voting shares of Horizon ceases to be so interested. Where a shareholder is interested in more than three percent of the voting shares of Horizon, the shareholder must notify Horizon of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the voting shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Horizon (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. Horizon must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Horizon shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the Irish High Court to have the rights attaching to such shares reinstated.

CERTAIN RELATIONSHIPS WITH DEPOMED AND INTERESTS OF HORIZON AND HORIZON’S

EXECUTIVE OFFICERS AND DIRECTORS IN THE PROPOSALS

Except as set forth in this proxy statement, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Depomed, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this proxy statement, there have been no contacts, negotiations or transactions during the past two years, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates, on the one hand, and Depomed or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of this proxy statement, Horizon, through its indirect wholly-owned subsidiary, HPI, owns 2,250,000 shares of Depomed common stock, representing approximately 3.7% of the outstanding shares of Depomed common stock as of July 30, 2015. The 2,250,000 shares of Depomed common stock were acquired by Horizon through ordinary brokerage transactions on the open market as set forth on Schedule I to this proxy statement. With the exception of the transactions in the last 60 days described in Schedule I, Horizon has not effected any transaction in securities of Depomed in the past 60 days.

We do not believe that the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed will result in a change in control under any of Horizon’s equity plans or any agreement between Horizon and any of its employees, executive officers and directors. As a result, no stock options or other outstanding equity awards held by such persons will vest as a result of the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed, nor will any employee, executive officer or director have any rights to enhanced severance payments or benefits upon certain types of terminations following the offer and the second-step merger or any alternative transaction involving Horizon’s acquisition of Depomed.

OWNERSHIP OF HORIZON’S SECURITIES

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Horizon’s ordinary shares and the percentage of Horizon ordinary shares beneficially owned by holders of more than 5% of the outstanding Horizon ordinary shares.

Identity of Owner or Group	Number of Shares and Nature of Beneficial Ownership		Percentage of Class(1)
Fidelity and its affiliates	22,789,890	(2)	14.3%
82 Devonshire St., Boston, Massachusetts 02109

Deerfield Management Co.	12,409,875	(3)	7.8%
780 Third Avenue, 37th Floor, New York, NY 10017

Vanguard Group Inc.	8,595,909	(4)	5.4%
13185 Owens Way, Alpharetta, GA 30004

Lone Pine Capital LLC	8,353,688	(5)	5.2%
Two Greenwich Plaza, Greenwich, Connecticut 06830

This table is based upon information supplied by the principal shareholders and/or a review of Schedules 13D and 13G, as applicable, documents filed with the SEC and other sources. Unless otherwise indicated in the footnotes to this table, we believe that the shareholders named in the table have sole voting and investment power with respect to the Horizon ordinary shares indicated as beneficially owned.

(1)	Based on 159,195,382 Horizon ordinary shares outstanding on July 31, 2015.
(2)	Includes (a) 22,546,090 Horizon ordinary shares and (b) 243,800 Horizon ordinary shares issuable upon exercise of warrants. FMR LLC has beneficial ownership of, and sole dispositive power with respect to, 22,546,090 Horizon ordinary shares. Fidelity Management & Research Company, Fidelity SelectCo, LLC and Strategic Advisers, Inc. are all wholly-owned subsidiaries of FMR LLC and are beneficial owners as a result of acting as investment advisers to various registered investment companies (the “Fidelity funds”). Edward C. Johnson, III is Chairman of FMR LLC. Mr. Johnson and various family members, through their ownership of FMR LLC common stock and the execution of a shareholders’ voting agreement, may be deemed a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Fidelity funds’ boards of trustees pursuant to established guidelines. This information is based on the Schedule 13G filed with the SEC on May 11, 2015 by FMR LLC, the Quarterly Report on Form 13F-HR filed with the SEC on August 13, 2015 by FMR LLC and other sources.
(3)	Includes (a) 12,259,875 Horizon ordinary shares and (b) 150,000 Horizon ordinary shares issuable upon exercise of warrants. The shares are beneficially owned by Deerfield Partners, L.P., Deerfield Management Company, L.P., Deerfield International Master Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations International Master Fund, L.P., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and James E. Flynn. This information is based on the Schedule 13G filed on February 17, 2015 with the SEC, the Quarterly Report on Form 13F-HR filed with the SEC on August 14, 2015 by Deerfield Management Co. and other sources.
(4)	Includes 8,595,909 Horizon ordinary shares beneficially owned by Vanguard Group Inc., Vanguard Fiduciary Trust Co, Vanguard Investments Australia, Ltd., and Vanguard Advisers Inc. This information is based on the Quarterly Report on Form 13F-HR filed on August 13, 2015 with the SEC by Vanguard Group Inc.
(5)

Includes 8,353,688 Horizon ordinary shares beneficially owned by Lone Pine Capital LLC (“Lone Pine Capital”), the Lone Pine Funds (as defined below) and Stephen F. Mandel, Jr. Lone Pine Capital serves as investment manager to Lone Spruce, L.P., a Delaware limited partnership (“Lone Spruce”), Lone Cascade,

L.P., a Delaware limited partnership (“Lone Cascade”), Lone Sierra, L.P., a Delaware limited partnership (“Lone Sierra”), Lone Tamarack, L.P., a Delaware limited partnership (“Lone Tamarack”), Lone Cypress, Ltd., a Cayman Islands exempted company (“Lone Cypress”), Lone Kauri, Ltd., a Cayman Islands exempted company (“Lone Kauri”), Lone Monterey Master Fund, Ltd., a Cayman Islands exempted company (“Lone Monterey Master Fund”), and Lone Savin Master Fund, Ltd., a Cayman Islands exempted company (“Lone Savin Master Fund”, and together with Lone Spruce, Lone Cascade, Lone Sierra, Lone Tamarack, Lone Cypress, Lone Kauri, Lone Monterey Master Fund and Lone Savin Master Fund, the “Lone Pine Funds”), with respect to the Horizon ordinary shares directly held by each of the Lone Pine Funds; and Stephen F. Mandel, Jr., the managing member of Lone Pine Managing Member LLC, which is the Managing Member of Lone Pine Capital, with respect to the Horizon ordinary shares directly held by each of the Lone Pine Funds. This information is based on the Schedule 13G filed with the SEC on July 27, 2015 by Lone Pine Capital.

Ownership of Management

The following table sets forth certain information regarding the ownership of Horizon’s ordinary shares as of July 31, 2015 by each director of Horizon and (1) the person serving as CEO of Horizon during 2014, (2) the persons serving as CFO of Horizon during 2014 and (3) the other three most highly paid executive officers of Horizon who were serving as executive officers at December 31, 2014, whom we refer to as the named executive officers, and all current executive officers and directors of Horizon as a group. The table is based upon information supplied by our officers, directors and principal stockholders and/or a review of documents filed with the SEC and other sources.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Horizon ordinary shares shown as beneficially owned by them. The number of Horizon ordinary shares used to calculate the percentage ownership of each listed person includes the Horizon ordinary shares underlying options, warrants or other rights held by such persons that are exercisable as of September 29, 2015, which is 60 days after July 31, 2015.

Percentage of beneficial ownership is based on 159,195,382 Horizon ordinary shares outstanding as of July 31, 2015. Unless otherwise indicated, the address for the following shareholders is c/o Horizon Pharma plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland.

Directors and Named Executive Officers	Number and Percentage of Shares Beneficially Owned
	Ordinary Shares	Percentage
William F. Daniel(1)	13,944	*
Michael Grey(2)	58,644	*
Jeff Himawan, Ph.D.	—	*
Virinder Nohria, M.D., Ph.D.(3)	217,685	*
Ronald Pauli(4)	58,644	*
Gino Santini(5)	58,644	*
H. Thomas Watkins(6)	68,849	*
Timothy P. Walbert(7)	856,811	*
Robert F. Carey(8)	233,400	*
Paul W. Hoelscher(9)	39,326	*
John J. Kody	—	*
Barry J. Moze(10)	50,771	*
Robert J. De Vaere(11)	465,419	*
All executive officers and directors as a group (17 persons)(12)	2,178,448	1.4%

*	Represents beneficial ownership of less than one percent.
(1)	Includes 13,944 ordinary shares that Mr. Daniel has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(2)	Includes 58,644 ordinary shares that Mr. Grey has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(3)	Includes (a) 214,836 ordinary shares and (b) 2,849 ordinary shares that Dr. Nohria has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(4)	Includes 58,644 ordinary shares that Mr. Pauli has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(5)	Includes 58,644 ordinary shares that Mr. Santini has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(6)	Includes (a) 6,000 ordinary shares and (b) 62,849 ordinary shares that Mr. Watkins has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(7)	Includes (a) 185,673 ordinary shares and (b) 671,138 ordinary shares that Mr. Walbert has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(8)	Includes (a) 23,245 ordinary shares held by Mr. Carey, (b) 57,655 ordinary shares held by the Robert F. Carey III Trust dated April, 24, 2001, of which Mr. Carey is a trustee, and (c) 152,500 shares that Mr. Carey has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(9)	Includes (a) 11,201 ordinary shares and (b) 28,125 ordinary shares that Mr. Hoelscher has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(10)	Includes (a) 12,049 ordinary shares, (b) 34,979 ordinary shares that Mr. Moze has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options, and (c) 3,925 ordinary shares issuable within 60 days of July 31, 2015 pursuant to the vesting of restricted stock unit.
(11)	Includes (a) 154,514 ordinary shares and (b) 310,905 ordinary shares that Mr. De Vaere has the right to acquire from us within 60 days of July 31, 2015 pursuant to the exercise of stock options.
(12)	Includes the following held by our executive officers (which excludes Mr. Robert De Vaere and includes Mr. Brian Beeler, Mr. David Kelly, Mr. George Hampton, Mr. Miles W. McHugh, Dr. Jeffrey Sherman and Mr. John Thomas) and directors, in the aggregate: (a) 771,724 ordinary shares, (b) 1,402,799 ordinary shares that can be acquired within 60 days of July 31, 2015 pursuant to the exercise of stock options, and (c) 3,925 ordinary shares issuable within 60 days of July 31, 2015 pursuant to the vesting of restricted stock units.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statement of operations for each of the fiscal year ended December 31, 2014 and for the six months ended June 30, 2015 have been prepared by Horizon and give effect to the following transactions as if they had occurred on January 1, 2014:

(i)	The proposed acquisition of Depomed, which we refer to as the Depomed Acquisition, including the $175 million of new Horizon debt financing currently contemplated, which we refer to as the new Horizon debt financing, the extinguishment of Depomed’s outstanding senior notes and the conversion of Depomed’s outstanding convertible notes;

(ii)	Horizon’s acquisition of Hyperion Therapeutics, Inc., which we refer to as Hyperion, through the merger of Ghrian Acquisition Inc., a wholly-owned subsidiary of HPI, with and into Hyperion, with Hyperion continuing as the surviving corporation and as an indirect wholly-owned subsidiary of HPI, which we refer to as the Hyperion Acquisition;

(iii)	the April 2015 equity offering by Horizon of 17,652,500 ordinary shares, which we refer to as the Equity Offering;

(iv)	Horizon’s March 2015 private placement of $400 million in aggregate principal amount of Horizon Exchangeable Senior Notes;

(v)	Horizon’s April 2015 private placement of $475 million in aggregate principal amount of 6.625% Senior Notes due 2023, which we refer to as the Horizon Senior Unsecured Notes;

(vi)	Horizon’s entry into a five-year $400 million term loan facility on May 7, 2015, which we refer to as the Horizon Senior Secured Term Loan;

(vii)	the acquisition by Depomed of the U.S. rights to NUCYNTA ER and NUCYNTA, which we refer to as the U.S. NUCYNTA Business, from Janssen on April 2, 2015, which we refer to as the NUCYNTA Acquisition; and

(viii)	the merger of the businesses of HPI and Vidara on September 19, 2014, which we refer to as the Vidara Merger, including the issuance of 31,350,000 Horizon ordinary shares.

Transactions (ii) to (vi) (inclusive) relate to the Hyperion Acquisition.

The unaudited pro forma condensed combined balance sheet as of June 30, 2015 combines the historical consolidated balance sheets of Horizon and Depomed, giving effect to the proposed combination with Depomed, including the new Horizon debt financing, the extinguishment of Depomed’s outstanding senior notes (as if such repayment had occurred on June 30, 2015) and the conversion of Depomed’s outstanding convertible debt (as if such conversion had occurred on June 30, 2015 but giving effect to certain adjustments to the conversion ratio due to the completion of the exchange offer).

Horizon is not affiliated with Depomed and has not had the cooperation of Depomed’s management or the ability to conduct independent due diligence on Depomed or its business in the preparation of these unaudited pro forma condensed combined financial statements. Horizon has not received information from Depomed concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Horizon based on publicly available information, including Depomed’s financial statements, filings with the SEC and other publicly available information. Actual facts and circumstances regarding Depomed or its business that are unknown to Horizon may result in adjustments, including material adjustments, to the pro forma financial statements.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with:

•	the historical unaudited consolidated financial statements of Horizon included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015;

•	the historical consolidated financial statements of Horizon included in its Annual Report on Form 10-K for the year ended December 31, 2014;

•	the historical unaudited consolidated financial statements of Hyperion included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015;

•	the historical consolidated financial statements of Hyperion included in its Annual Report on Form 10-K for the year ended December 31, 2014;

•	the historical combined financial statements of Vidara included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014;

•	the historical unaudited consolidated financial statements of Depomed included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015;

•	the historical consolidated financial statements of Depomed included in its Annual Report on Form 10-K for the year ended December 31, 2014; and

•	the historical special purpose combined financial statements relating to the U.S. NUCYNTA Business and the unaudited pro forma condensed combined financial statements giving effect to the NUCYNTA Acquisition, included in Depomed’s Current Report on Form 8-K/A filed on June 10, 2015.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the transactions, including the proposed acquisition of Depomed, been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The Depomed Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (which we refer to as ASC) 805, “Business Combinations” (which we refer to as ASC 805). The Hyperion Acquisition has been accounted for as a business combination and the Vidara Merger has been accounted for as a reverse acquisition under the acquisition method of accounting under the provisions of ASC 805.

The pro forma adjustments are preliminary and are based upon the best available information and certain assumptions that Horizon’s management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information.

Under ASC 805, assets acquired and liabilities assumed are generally recorded at their acquisition date fair value. The preliminary fair value of identifiable tangible assets acquired, excluding inventory, and liabilities assumed from the Depomed Acquisition are based on their carrying value as of June 30, 2015. The preliminary fair value of inventories are recorded at their current fair values. The preliminary fair value of intangible assets acquired and contingent royalty liabilities assumed has been estimated using the income approach through a discounted cash flow analysis. After the closing of the Depomed Acquisition, Horizon will update the preliminary purchase price allocation based upon the fair market values as of the closing date of the Depomed Acquisition. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of developed technology intangible assets and certain other assets and liabilities. Such a valuation required estimates and assumptions including, but not limited to, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Horizon’s management believes the estimated fair values that would be recognized for the assets acquired and the liabilities assumed are based on reasonable estimates and assumptions. However, the unaudited pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed, and such further adjustments may be material.

Certain financial information of Depomed, Hyperion and Vidara, as presented in their respective consolidated financial statements, has been reclassified to conform to the historical presentation in Horizon’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. See Notes 4, 5 and 6 for additional information on the reclassifications that were made to derive the “Historical Vidara (after conforming reclassifications),” “Historical Hyperion (after conforming reclassifications)” and “Historical Depomed (after conforming reclassifications and the NUCYNTA Acquisition)” columns in the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2015

(In thousands, except for share data)

	Historical Horizon Pharma plc	Historical Depomed (after conforming reclassifications) (see Note 6)	Depomed Acquisition Adjustments			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$667,057	$94,094	$169,250	7	(A)	$165,248
			28,465	7	(B)
			(71,813)	7	(C)
			(450)	7	(C)
			(28,246)	7	(D)
			(693,109)	7	(F)
Restricted cash	600	—	—			600
Marketable securities	—	23,906	(23,906)	7	(B)	—
Accounts receivable, net	182,868	42,145	—			225,013
Receivables from collaborative partners	—	747	—			747
Inventories, net	20,299	10,376	32,100	7	(E)	62,775
Income taxes receivable	—	13,891	—			13,891
Prepaid expenses and other current assets	11,620	19,798	—			31,418
Deferred tax assets, current	15,767	9,601	8,314	7	(E)	33,682

Total current assets	898,211	214,558	(579,395)			533,374
Marketable securities, long-term	—	4,559	(4,559)	7	(B)	—
Property and equipment, net	9,773	16,013	—			25,786
Developed technology, net	1,692,057	—	3,350,000	7	(E)	5,042,057
In-process research and development	66,000	—	—			66,000
Other intangible assets, net	7,466	1,062,579	(1,062,579)	7	(E)	7,466
Goodwill	259,565	—	1,104,910	7	(E)	1,364,475
Deferred tax assets, net, non-current	—	—	—			—
Other assets	9,615	7,445	4,000	7	(A)	14,392
			(453)	7	(F)
			(6,215)	7	(G)

Total assets	$2,942,687	$1,305,154	$2,805,709			$7,053,550

Liabilities and Shareholders’ Equity
Current liabilities:
Long-term debt—current portion	$4,000	$—	$1,750	7	(A)	$5,750
Accounts payable	26,224	1,684	—			27,908
Accrued expenses	79,246	46,659	—			125,905
Accrued trade discounts and rebates	136,836	56,585	—			193,421
Accrued royalities—current portion	42,574	9,548	50,400	7	(E)	102,522
Deferred revenues—current portion	2,019	—	—			2,019
Contingent consideration liability	—	2,482	3,018	7	(E)	5,500
Deferred tax liabilities, net	—	—	—			—
Other current liabilities	—	1,098	—			1,098

Total current liabilities	290,899	118,056	55,168			464,123

Long-term liabilities:
Exchangeable notes, net	274,305	236,315	(236,315)	7	(G)	274,305
Long-term debt, net, net of current	858,593	562,516	171,500	7	(A)	1,030,093
			(562,516)	7	(F)
Accrued royalties, net of current	128,913	—	569,600	7	(E)	698,513
Contingent consideration liability	—	12,238	10,262	7	(E)	22,500
Deferred revenues, net of current	10,004	—	—			10,004
Deferred tax liabilities, net, non-current	121,039	18,994	624,008	7	(E)	764,041
Other long-term liabilities	4,967	10,937	—			15,904

Total Long-term liabilities	1,397,821	841,000	576,539			2,815,360

Shareholders’ Equity
Ordinary shares, $0.0001 nominal value; 300,000,000 shares authorized; 158,732,528 shares issued and 158,348,162 shares outstanding at June 30, 2015; 232,100,289 shares issued and 231,715,923 shares outstanding at June 30, 2015 pro forma	16	252,635	(252,635)	7	(H)	16
Treasury stock, 384,366 ordinary shares	(4,585)	—	—			(4,585)
Additional paid-in capital	1,969,750	79,067	(79,067)	7	(H)	4,518,096
			2,548,346	7	(C)
Accumulated other comprehensive loss	(2,756)	(32)	32	7	(H)	(2,756)
(Accumulated deficit) retained earnings	(708,458)	14,428	(14,428)	7	(H)	(736,704)
			(28,246)	7	(D)

Total shareholders’ equity	1,253,967	346,098	2,174,002			3,774,067

Total liabilities and shareholders’ equity	$2,942,687	$1,305,154	$2,805,709			$7,053,550

See the accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2015

(In thousands, except for share and per share data)

	Historical Horizon plc	Historical Hyperion Period Ended May 6, 2015 (see Note 5)	Hyperion and Vidara Acquisition Accounting Adjustments			Horizon Subtotal (after Hyperion Acquisition)	Historical Depomed (after conforming reclassifications and the NUCYNTA Acquisition) (see Note 6)	Depomed Acquisition Adjustments			Pro Forma Combined
Net sales	$285,962	$39,473	$—			$325,435	$170,924	$—			$496,359
Royalties	—	—	—			—	742	—			742

Total revenues	285,962	39,473	—			325,435	171,666	—			497,101
Cost of goods sold	90,679	5,636	31,927	8	(A)	121,724	92,603	167,339	8	(G)	381,666
			(6,495)	8	(B)
			(23)	8	(C)

Gross profit	195,283	33,837	(25,409)			203,711	79,063	(167,339)			115,435

Operating Expenses:
Research and development	15,103	13,419	(94)	8	(C)	28,428	12,677	—			41,105
Sales and marketing	105,119	6,052	—			111,171	—	—			111,171
General and administrative	103,470	30,663	(40,226)	8	(C)	93,907	99,047	—			192,954

Total operating expenses	223,692	50,134	(40,320)			233,506	111,724	—			345,230

Operating loss	(28,409)	(16,297)	14,911			(29,795)	(32,661)	(167,339)			(229,795)

Other (Expense) Income, Net:
Interest expense, net	(29,480)	(427)	(13,785)	8	(D)	(43,692)	(43,716)	38,316	8	(H)	(49,092)
Loss on induced conversion of debt and debt extinguishment	(77,624)	(1,460)	56,808	8	(E)	(20,816)	—	—			(20,816)
			1,460	8	(E)
Foreign exchange loss	(924)	—	—			(924)	—	—			(924)
Other, net	(10,069)	4,449	10,000	8	(C)	4,380	—	—			4,380

Total other expense, net	(118,097)	2,562	54,483			(61,052)	(43,716)	38,316			(66,452)
Loss before (benefit) expense for income taxes	(146,506)	(13,735)	69,394			(90,847)	(76,377)	(129,023)			(296,247)
(Benefit) expense for income taxes	(158,767)	1,609	27,064	8	(F)	(130,094)	(29,865)	(50,319)	8	(F)	(210,278)

Net Income (Loss)	$12,261	$(15,344)	$42,330			$39,247	$(46,512)	$(78,704)			$(85,969)

Net income (loss) per ordinary share—basic	$0.09										$(0.41)
Weighted average ordinary shares—basic	138,369,537										211,737,298
Net income (loss) per ordinary share—diluted	$0.08										$(0.41)
Weighted average ordinary shares—diluted	145,031,882										211,737,298

See the accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(In thousands, except for share and per share data)

	Historical Horizon Pharma plc	Historical Vidara (after conforming reclassifications) (see Note 4)	Vidara Acquisition Accounting Adjustments			Historical Hyperion (after conforming reclassifications) (see Note 5)	Hyperion Acquisition Accounting Adjustments			Horizon Subtotal (after Vidara Merger and Hyperion Acquisition)	Historical Depomed (after NUCYNTA Acquisition and conforming reclassifications) (see Note 6)	Depomed Acquisition Accounting Adjustments			Pro Forma Combined
Net sales	$296,955	$50,565	$—			$113,584	$—			$461,104	$285,337	$—			$746,441
Royalties	—	—	—			—	—			—	1,821	—			1,821
License and other revenue	—	—	—			—	—			—	31,515	—			31,515
Non-cash PDL royalty revenue	—	—	—			—	—			—	242,808	—			242,808

Total revenues	296,955	50,565	—			113,584	—			461,104	561,481	—			1,022,585
Cost of goods sold	78,753	11,290	28,955	9	(A)	18,353	91,476	9	(I)	217,762	176,342	333,303	9	(N)	727,407
			(11,065)	9	(L)

Gross profit	218,202	39,275	(17,890)			95,231	(91,476)			243,342	385,139	(333,303)			295,178

Operating Expenses:
Research and development	17,460	2,799	(414)	9	(M)	20,715	—			40,560	31,143	—			71,703
Sales and marketing	120,276	17,664	(8,600)	9	(M)	17,367	—			146,707	—	—			146,707
General and administrative	88,957	8,253	(40,227)	9	(C)	31,155	—			79,659	165,216	—			244,875
			(5,102)	9	(M)
			(3,377)	9	(B)
Goodwill impairment	—	—	—			30,201	—			30,201	—	—			30,201
Depreciation and amortization	—	487	(487)	9	(E)	—	—			—	—	—			—

Total operating expenses	226,693	29,203	(58,207)			99,438	—			297,127	196,359	—			493,486

Operating (loss) income	(8,491)	10,072	40,317			(4,207)	(91,476)			(53,785)	188,780	(333,303)			(198,308)

Other (Expense) Income, Net:
Interest expense, net	(23,826)	(605)	—			(1,046)	(70,742)	9	(F)	(96,774)	(72,823)	61,597	9	(O)	(108,000)
							(555)	9	(K)
Non-cash interest expense on PDL liability	—	—	—			—	—			—	(14,646)				(14,646)
Loss on induced conversion of debt and debt extinguishment	(29,390)	—	—			—	—			(29,390)	—	—			(29,390)
Foreign exchange (loss) gain	(3,905)	11	—			—	—			(3,894)	—	—			(3,894)
Loss on derivative fair value	(214,995)	—	—			—	—			(214,995)	—	—			(214,995)
Bargain purchase gain	22,171	—	(22,171)	9	(G)	—	—			—	—	—			—
Other, net	(11,251)	(298)	8,222	9	(D)	(699)	—			(4,026)	215	—			(3,811)

Total other expense, net	(261,196)	(892)	(13,949)			(1,745)	(71,297)			(349,079)	(87,254)	61,597			(374,736)
(Loss) income before (benefit) expense for income taxes	(269,687)	9,180	26,368			(5,952)	(162,773)			(402,864)	101,526	(271,706)			(573,044)
(Benefit) expense for income taxes	(6,084)	881	(77)	9	(H)	303	(63,481)	9	(J)	(68,458)	38,945	(105,965)	9	(J)	(135,478)

Net (Loss) Income	$(263,603)	$8,299	$26,445			$(6,255)	$(99,292)			$(334,406)	$62,581	$(165,741)			$(437,566)

Weighted average ordinary shares	83,751,129														174,771,390
Net loss per ordinary share—basic and diluted	$(3.15)														$(2.50)

See the accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these pro forma financial statements.

1.	Description of pro forma transactions

Proposed Acquisition of Depomed. On July 7, 2015, Horizon announced its original proposal to acquire all of the outstanding shares of common stock of Depomed for a per share consideration of $29.25 in an all-stock transaction valued at approximately $3.0 billion. On July 21, 2015, Horizon increased the value of its all-stock proposal to acquire all of the outstanding shares of common stock of Depomed to $33.00 per share, contingent on Depomed entering into good faith discussions regarding a transaction. The $33.00 per share offer represented a premium of approximately 60% to the closing price of shares of Depomed common stock on July 6, 2015. Subsequently, on August 13, 2015, Horizon confirmed its offer to acquire Depomed for $33.00 per share in Horizon ordinary shares and fixing the exchange ratio of such offer at 0.95 Horizon ordinary shares for each share of Depomed common stock based on the 15-day volume weighted average price of a Horizon ordinary share as of August 12, 2015, or $34.74 per share. The Depomed Acquisition adjustments in the unaudited pro forma condensed combined financial statements assume that each outstanding share of Depomed common stock will be converted in connection with the Depomed Acquisition into 0.95 Horizon ordinary shares, the entry into a new Horizon debt financing of approximately $175 million, the extinguishment of Depomed’s outstanding senior notes and the conversion of Depomed’s outstanding convertible notes.

Hyperion Acquisition. On May 7, 2015, Horizon completed its acquisition of Hyperion in which Horizon acquired all of the issued and outstanding shares of Hyperion’s common stock for $46.00 per share in cash or approximately $1.1 billion on a fully-diluted basis. Following the completion of the acquisition, Hyperion became a wholly-owned subsidiary of Horizon and was renamed as Horizon Therapeutics, Inc.

Horizon Exchangeable Senior Notes. On March 13, 2015, Horizon Pharma Investment Limited, a wholly-owned subsidiary of Horizon, completed its private placement of $400 million in aggregate principal amount of Horizon Exchangeable Senior Notes to several investment banks acting as initial purchasers who subsequently resold the Horizon Exchangeable Senior Notes to qualified institutional buyers as defined in Rule 144A under the Securities Act.

Equity Offering. On April 21, 2015, Horizon closed its underwritten public offering of 17,652,500 of its ordinary shares at a price to the public of $28.25 per share. The net proceeds to Horizon from such offering were approximately $475.2 million, after deducting underwriting discounts and other offering expenses payable by Horizon.

Horizon Senior Unsecured Notes. On April 29, 2015, Horizon Pharma Financing Inc., a wholly-owned subsidiary of Horizon, completed a private placement of $475 million in aggregate principal amount of Horizon Senior Unsecured Notes to certain investment banks acting as initial purchasers who subsequently resold the Horizon Senior Unsecured Notes to qualified institutional buyers as defined in Rule 144A under the Securities Act and in offshore transactions to non-U.S. persons in reliance on Regulation S under the Securities Act.

Horizon Senior Secured Term Loan. On May 7, 2015, HPI, Horizon and certain of its subsidiaries entered into a credit agreement, which we refer to as the Credit Agreement, with Citibank, N.A., as administrative and collateral agent, and the lenders from time to time party thereto providing for (i) the five-year $400 million Horizon Senior Secured Term Loan; (ii) an uncommitted accordion facility subject to the satisfaction of certain financial and other conditions; and (iii) one or more uncommitted refinancing loan facilities with respect to loans thereunder. The initial borrower under the Horizon Senior Secured Term Loan is HPI. The Credit Agreement allows for Horizon and certain other subsidiaries of Horizon to become borrowers under the accordion or refinancing facilities. Loans under the Horizon Senior Secured Term Loan bear interest, at each borrower’s option, at a rate equal to either the London Inter-Bank Offer Rate, which we refer to as LIBOR, plus an applicable margin of 3.5% per year (subject to a 1.0% LIBOR floor), or the adjusted base rate plus 2.5%. The adjusted base rate is defined as the greater of (a) LIBOR (using one-month interest period) plus 1%, (b) prime rate, (c) fed funds plus 1/2 of 1%, and (d) 2%. Horizon borrowed the full $400 million available under the Horizon Senior Secured Term Loan on May 7, 2015 as a LIBOR-based borrowing.

Vidara Merger. On September 19, 2014, Horizon acquired Vidara for $601.4 million, comprised of the $387.8 million market value of the 31,350,000 Horizon ordinary shares that were held by prior Vidara shareholders immediately following the closing of the Vidara Merger plus the cash consideration of $213.6 million.

2.	Basis of presentation

The historical consolidated financial information of Horizon has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the pro forma transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of operations.

The Depomed Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The adjustments to reflect the acquisition method of accounting are preliminary and are based upon the best available information and certain assumptions which management believes are reasonable under the circumstances.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (which we refer to as ASC 820), as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could result in different assumptions that would in turn result in a range of alternative estimates using the same facts and circumstances.

Cash and cash equivalents, investments, and other tangible assets and liabilities. The carrying amounts of tangible assets and liabilities were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values.

Inventories. Inventories acquired included raw materials and finished goods. Inventories are recorded at their current fair values. Fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs. Fair value of raw materials has been estimated to equal the replacement cost.

Developed technology. Developed technology intangible assets reflect the estimated value of Depomed’s rights to its currently marketed products, CAMBIA, Gralise, Lazanda, NUCYNTA and Zipsor. The fair value of developed technology was determined using an income approach. The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for Hyperion’s product line. Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market. The fair value of the CAMBIA, Gralise, Lazanda, NUCYNTA and Zipsor developed technologies will be capitalized as of the Depomed Acquisition date and subsequently amortized over 6-8 years, which are the periods in which over 90% of the estimated cash flows for each product are expected to be realized.

Goodwill. Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired.

Deferred tax assets and liabilities. Deferred tax assets and liabilities arise from acquisition accounting adjustments where book values of certain assets and liabilities differ from their tax bases. Deferred tax assets and liabilities are recorded at the currently enacted rates which will be in effect at the time when the temporary differences are expected to reverse in the country where the underlying assets and liabilities are located. Horizon understands that Depomed’s developed technology is currently located primarily in the United States where a U.S. tax rate of 39% is being utilized and a deferred tax liability is recorded. Upon consummation of the Depomed Acquisition, Depomed will become a member of Horizon’s U.S. tax consolidation group. As such, its tax assets and liabilities need to be considered in determining the appropriate amount (if any) of valuation allowance that should be recognized in assessing the realizability of the group’s deferred tax assets. The Depomed Acquisition adjustments result in the recording of significant net deferred tax liabilities. Per ASC 740, “Accounting for Uncertainty in Income Taxes”, future reversals of existing taxable temporary differences must be considered in determining the amount of valuation allowance to record.

Pre-existing contingencies. Horizon has identified contingent consideration for prior acquisitions of Depomed potentially payable under previously existing Depomed royalty and licensing agreements. The initial fair value of this liability was determined using a discounted cash flow analysis incorporating the estimated future cash flows of royalty payments based on future sales. The liability will be periodically assessed based on events and circumstances related to the underlying milestones, and any change will be recorded in Horizon’s consolidated statement of operations following the closing of the Depomed Acquisition.

Horizon has also identified contingent royalty liabilities potentially payable by Depomed under its previously existing royalty and licensing agreements. The initial fair value of this liability was determined using a discounted cash flow analysis incorporating the estimated future payment obligations. The liability will be periodically assessed based on events and circumstances, and any change will be recorded in Horizon’s consolidated statement of operations following the closing of the Depomed Acquisition.

The preliminary determination of the fair value of the acquired net assets, assuming the Depomed Acquisition had closed on January 1, 2014 is as follows (dollars in thousands):

Estimated value of Horizon shares to be issued in respect of Depomed shares	$2,548,796
Cash paid for Depomed shares purchased by Horizon	71,813
Estimated cash paid to settle Depomed’s outstanding senior notes	693,109

Total estimated value of cash and stock consideration paid by Horizon(2)	$3,313,718

Book value of assets acquired and liabilities assumed(1)	$75,682
Valuation step-up adjustments:
Inventory step-up	32,100
Developed technology	3,350,000
Current deferred tax asset	8,314
Current royalty liability	(50,400)
Current contingent consideration liability	(3,018)
Non-current royalty liability	(569,600)
Non-current contingent consideration liability	(10,262)
Non-current deferred tax liability	(624,008)
Goodwill	1,104,910

$3,313,718

(1)	Excludes Depomed’s $798,831 of debt (net of unamortized discount), $6,668 deferred financing costs related to Depomed’s outstanding senior notes and convertible notes and $1,062,579 of Depomed’s historical intangible assets, which Horizon revalued at an estimated value of $3,350,000.
(2)

The unaudited pro forma condensed financial statements do not reflect as a component of the estimated purchase consideration the estimated fair value of the outstanding options to purchase shares of Depomed common stock, which we refer to as the Depomed options, and unvested restricted stock units of Depomed, which we refer to as the Depomed RSUs. In connection with the Depomed Acquisition, Horizon expects to assume all outstanding Depomed options and Depomed RSUs, which we refer to collectively as the Depomed share-based awards, and to convert such awards into options and restricted stock units, as applicable, exercisable into Horizon ordinary shares, which we refer to as Horizon replacement share-based awards, subject in each case to substantially the same terms and conditions as the underlying Depomed share-based awards (including with respect to vesting).

Based on publicly available information, Horizon believes that vesting of the outstanding Depomed share-based awards will not be automatically accelerated as a result of the Depomed Acquisition under the terms of Depomed’s existing employee stock plans and/or employee agreements; accordingly, it is assumed that vesting will not be accelerated for any Depomed share-based awards for purposes of these unaudited pro forma condensed combined financial statements.

Vested Options

The total estimated fair value of purchase consideration to be paid by Horizon in connection with the Depomed Acquisition will increase by the fair value of the vested Depomed share-based awards at the closing of the Depomed Acquisition. At this time, Horizon does not have sufficient information, such as the number of Depomed options and the vesting conditions and vesting schedule for each outstanding Depomed option, to accurately estimate the fair value of such options. However, in order to give effect to this estimated additional purchase consideration, Horizon has estimated the fair value of the vested Depomed options based on the estimated intrinsic value of Depomed’s exercisable options outstanding as of December 31, 2014 disclosed in Depomed’s Form 10-K, which is the most recent publicly available information as of the date of this offer to exchange.

Horizon estimates a potential increase to the estimated purchase consideration of approximately $91.8 million related to vested Depomed options, calculated as follows:

	Number of Depomed Options Vested at 12/31/14	Weighted-average Exercise Price	Offer Price	Intrinsic Value(a)	Estimated Additional Purchase Consideration (in thousands)
Options	3,491,018	$6.76	$33.00	$26.24	$91,604
Options	10,167	$11.80	$33.00	$21.20	$216

Total	3,501,185				$91,820

(a)	Intrinsic value used as an approximation of fair value.

The estimated potential impact on the unaudited pro forma condensed combined balance sheet as of June 30, 2015 and the unaudited pro forma condensed combined basic and diluted earnings per share calculation for the six months ended June 30, 2015 and the fiscal year ended December 31, 2014 for additional purchase consideration would be as follows:

	As of June 30, 2015
	As Reported in the Unaudited Pro Forma Condensed Combined Balance Sheet	After Giving Effect to the Estimated Additional Purchase Consideration
Goodwill	$1,364,475	$1,456,295
Horizon ordinary shares, par value(a)	16	16
Additional paid-in capital	4,518,096	4,609,916

(a)	The increase in par value ($0.0001 per share) from the assumed exercise of the Depomed vested options rounds to zero.

	For the Six Months Ended June 30, 2015		For the Year Ended December 31, 2014
	As Reported in the Unaudited Pro Forma Condensed Combined Statement of Operations	After Giving Effect to the Estimated Additional Purchase Consideration	As Reported in the Unaudited Pro Forma Condensed Combined Statement of Operations	After Giving Effect to the Estimated Additional Purchase Consideration
Loss per Horizon ordinary share—basic and diluted	$(0.41)	$(0.40)	$(2.50)	$(2.46)
Weighted-average Horizon ordinary shares outstanding—basic and diluted	211,737,298	215,063,424	174,771,390	178,097,516

Unvested Options and RSUs

The total estimated fair value of purchase consideration to be paid by Horizon in connection with the Depomed Acquisition will increase by a portion of the fair value of the unvested Depomed share-based awards at the closing of the Depomed Acquisition. Horizon currently does not have the information necessary to appropriately determine the terms and conditions of the unvested Horizon replacement share-based awards in order to estimate the fair value of these awards. As a result, for purposes of these unaudited pro forma condensed combined financial statements, the fair value of the unvested Horizon replacement share-based awards has not been reflected as a component of the purchase consideration or post-combination compensation expense.

Following the completion of the Depomed Acquisition, Horizon will calculate the fair value of the Depomed share-based awards as of the actual acquisition date, in accordance with ASC 718, Compensation—Stock Compensation. Horizon expects that the increase to consideration paid at the time of acquisition resulting from this fair value calculation will be different than the amount calculated above for the vested Depomed options, as it will be determined using information on the outstanding Depomed share-based awards at the time of acquisition rather than information as of December 31, 2014 and will also include the unvested Depomed share-based awards, and these differences could be material. In addition, the calculation will be used to determine the fair value amounts related to unvested Horizon replacement share-based awards, if any, to be recorded as post-combination compensation expense.

3.	Accounting policies

Following the Depomed Acquisition, Horizon will conduct a review of accounting policies of Depomed in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Horizon’s accounting policies and classifications. As a result of that review, Horizon may identify differences among the accounting policies of Horizon and Depomed that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. During the preparation of the unaudited pro forma condensed combined financial statements, Horizon was not aware of any material differences between accounting policies of Horizon and Depomed, except for certain reclassifications necessary to conform to Horizon’s financial presentation, and accordingly, the unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies among Horizon and Depomed.

4.	Historical Vidara

Financial information presented in the “Historical Vidara (after conforming reclassifications)” column in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 represents Vidara’s results of operations as a stand-alone entity for the period from January 1, 2014 to September 18, 2014, which were derived from its unaudited combined financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 and the stub period from July 1, 2014 to September 18, 2014. Financial information of Vidara subsequent to September 18, 2014 is included in the statement of operations of Horizon for the year ended December 31, 2014. Reclassifications and classifications in Vidara’s unaudited pro forma condensed combined statement of operations for the period ended September 18, 2014 are as follows (in thousands):

	Historical Vidara (for the six months ended June 30, 2014)	Historical Vidara Stub Period (July 1, 2014 to September 18, 2014)	Historical Vidara (January 1, 2014 to September 18, 2014)	Reclassifications			Historical Vidara (after conforming reclassifications)
Net sales	$35,746	$14,819	$50,565	$—			$50,565
Cost of goods sold	1,660	630	2,290	2,497	4	(A)	11,290
				6,503	4	(B)

Gross profit	34,086	14,189	48,275	(9,000)			39,275
Operating expenses:
Research and development	—	—	—	2,799	4	(C)	2,799
Sales and marketing	—	—	—	17,664	4	(D)	17,664
General and administrative	6,134	4,760	10,894	(2,799)	4	(C)	8,253
				158	4	(E)
Selling expenses	3,792	13,872	17,664	(17,664)	4	(D)	—
Depreciation and amortization	2,272	870	3,142	(2,497)	4	(A)	487
				(158)	4	(E)
Royalty expense	4,935	1,568	6,503	(6,503)	4	(B)	—

Total operating expenses	17,133	21,070	38,203	(9,000)			29,203

Operating income (loss)	16,953	(6,881)	10,072	—			10,072

Other (expense), income, net:
Interest expense, net	(516)	(89)	(605)	—			(605)
Foreign exchange gain	—	11	11	—			11
Other (expense) income	(22)	(276)	(298)	—			(298)

Total other expense, net	(538)	(354)	(892)	—			(892)

Income (loss) before income tax (benefit) expense	16,415	(7,235)	9,180	—			9,180
Income tax expense	724	157	881	—			881

Net income (loss)	$15,691	$(7,392)	$8,299	$—			$8,299

(A)	Intangible amortization expense of $2,497 in Vidara’s historical statement of operations has been reclassified to cost of goods sold to conform to Horizon’s presentation.
(B)	Royalty expense of $6,503 in Vidara’s historical statement of operations has been reclassified from operating expenses to cost of goods sold to conform to Horizon’s presentation.
(C)	Represents $2,799 of general and administrative expenses in Vidara’s historical statement of operations that has been reclassified to research and development expenses to conform to Horizon’s presentation.
(D)	Represents $17,664 of selling expenses in Vidara’s historical statement of operations that has been reclassified to sales and marketing to conform to Horizon’s presentation

(E)	Depreciation expense of $158 in Vidara’s historical statement of operations has been reclassified to general and administrative expense to conform to Horizon’s presentation.

5.	Historical Hyperion

Financial information presented in the “Historical Hyperion (after conforming reclassifications)” column in the unaudited pro forma condensed combined statement of operations represents Hyperion results of operations as a stand-alone entity for the period from January 1, 2015 to May 6, 2015, the date of Horizon’s acquisition of Hyperion, and the year ended December 31, 2014, which includes the operations from Andromeda Biotech Ltd., which we refer to as Andromeda, since June 12, 2014, the date of Hyperion’s acquisition of Andromeda. Horizon does not believe that the operating results for Andromeda prior to its acquisition by Hyperion are material to the combined entity and as such have not been included in the unaudited pro forma condensed combined statement of operations. Such financial information has been reclassified or classified to conform to the historical presentation in Horizon’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Hyperion.

Reclassifications in Hyperion’s unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015 are as follows (in thousands):

	Historical Hyperion for the period January 1, 2015 to March 31, 2015	Reclassifications			Historical Hyperion for the period January 1, 2015 to March 31, 2015 (after conforming reclassifications)	Historical Hyperion for the period April 1, 2015 to May 6, 2015	Historical Hyperion for the period ended May 6, 2015 (after conforming reclassifications)
Net sales	$31,193	$—			$31,193	$8,280	$39,473
Cost of goods sold	3,833	893	5	(A)	4,726	910	5,636

Gross profit	27,360	(893)			26,467	7,370	33,837
Operating Expenses:
Research and development	6,799	—			6,799	6,620	13,419
Selling, general and administrative	14,976	(14,976)	5	(B)	—	—	—
Amortization of intangible asset	893	(893)	5	(A)	—	—	—
Sales and marketing	—	4,570	5	(B)	4,570	1,482	6,052
General and administrative	—	10,406	5	(B)	10,406	20,257	30,663

Total operating expenses	22,668	(893)			21,775	28,359	50,134

Operating income	4,692	—			4,692	(20,989)	(16,297)

Other (Expense) Income, Net:
Interest expense, net	(245)	160	5	(C)	(85)	(342)	(427)
Interest income	160	(160)	5	(C)	—	—	—
Loss on debt extinguishment	—	—			—	(1,460)	(1,460)
Other income, net	4,164	—			4,164	285	4,449

Total other expense, net	4,079	—			4,079	(1,517)	2,562
Income (loss) before expense for income taxes	8,771	—			8,771	(22,506)	(13,735)
Expense for income taxes	1,555	—			1,555	54	1,609

Net Income (Loss)	$7,216	$—			$7,216	$(22,560)	$(15,344)

Reclassifications in Hyperion’s unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 are as follows (in thousands):

	Historical Hyperion (before conforming reclassifications)	Reclassifications			Historical Hyperion (after conforming reclassifications)
Net sales	$113,584	$—			$113,584
Cost of goods sold	13,727	4,626	5	(A)	18,353

Gross profit	99,857	(4,626)			95,231
Operating Expenses:
Research and development	20,715	—			20,715
Selling general and administrative	48,522	(48,522)	5	(B)	—
Amortization of intangible asset	4,626	(4,626)	5	(A)	—
Sales and marketing	—	17,367	5	(B)	17,367
General and administrative	—	31,155	5	(B)	31,155
Goodwill impairment	30,201	—			30,201

Total operating expenses	104,064	(4,626)			99,438

Operating loss	(4,207)	—			(4,207)

Other (expense) income, net:
Interest expense, net	(1,601)	555	5	(C)	(1,046)
Interest income	555	(555)	5	(C)	—
Other, net	(699)	—			(699)

Total other expense, net	(1,745)	—			(1,745)

Loss before income tax expense	(5,952)	—			(5,952)
Income tax expense	303	—			303

Net Loss	$(6,255)	$—			$(6,255)

(A)	Intangible amortization expense of $893 and $4,626 in Hyperion’s historical statement of operations for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively, has been reclassified to cost of goods sold to conform to Horizon’s presentation.
(B)	Selling, general and administrative expenses in Hyperion’s historical statement of earnings included $4,570 and $17,367 of sales and marketing expenses for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively, and $10,406 and $31,155 of general and administrative expenses for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively, that has been reclassified to conform to Horizon’s presentation.
(C)	Interest income of $160 and $555 in Hyperion’s historical statement of operations for the three months ended March 31, 2015, and the year ended December 31, 2014, respectively, has been reclassified to interest expense, net to conform to Horizon’s presentation.

6.	Historical Depomed

The below financial information is based on publicly available information. Financial information presented in the “Historical Depomed (after the NUCYNTA Acquisition and conforming reclassifications)” column in the unaudited pro forma condensed combined statement of operations represents Depomed results of operations as a stand-alone entity for the six months ended June 30, 2015 and the year ended December 31, 2014, and includes the operations for the U.S. NUCYNTA Business, assuming the NUCYNTA Acquisition occurred on January 1, 2014. The results of the U.S. NUCYNTA Business subsequent to April 2, 2015, which is the date Depomed acquired the U.S. NUCYNTA Business, are included in the historical results of Depomed. Horizon believes that the operating results for the U.S. NUCYNTA Business prior to its acquisition by Depomed on April 2, 2015 are material to the combined entity and, as such, have been included in the unaudited pro forma condensed combined statement of operations. The operating results for the U.S. NUCYNTA Business for the four-day period from March 30, 2015 to April 2, 2015 are not material to the combined entity and thus there is no stub period adjustment. The financial information of Depomed has been reclassified or classified to conform to the historical presentation in Horizon’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Depomed.

Reclassifications in Depomed’s unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015 are as follows (in thousands):

	Historical Depomed (before conforming reclassifications)	Historical NUCYNTA Three Months Ended March 29, 2015	Adjustments			Depomed Subtotal After NUCYNTA Acquisition	Reclassifications			Historical Depomed (after the NUCYNTA Acquisition and conforming reclassifications)
Product sales	$125,966	$45,286	$(328)	6	(A)	$170,924	$—			$170,924
Royalties	742	—	—			742	—			742

Total revenues	126,708	45,286	(328)			171,666	—			171,666
Cost of sales	25,977	13,075	(598)	6	(B)	38,454	54,149	6	(G)	92,603

Gross profit	100,731	32,211	270			133,212	(54,149)			79,063

Operating Expenses:
Research and development expense	6,572	6,105	—			12,677	—			12,677
Selling, general and administrative expense	91,950	9,683	(2,586)	6	(C)	99,047	(99,047)	6	(H)	—
Amortization of intangible assets	29,271	—	24,878	6	(D)	54,149	(54,149)	6	(G)	—
Sales and marketing	—	—	—			—	—			—
General and administrative	—	—	—			—	99,047	6	(H)	99,047

Total operating expenses	127,793	15,788	22,292			165,873	(54,149)			111,724

Operating (loss) income	(27,062)	16,423	(22,022)			(32,661)	—			(32,661)

Other (Expense) Income, Net:
Interest and other income	118	—	—			118	(118)	6	(I)	—
Interest expense	(28,100)	—	(15,734)	6	(E)	(43,834)	118	6	(I)	(43,716)

Total other expense, net	(27,982)	—	(15,734)			(43,716)	—			(43,716)
Net (loss) income before income taxes	(55,044)	16,423	(37,756)			(76,377)	—			(76,377)
Benefit from income taxes	(21,758)	—	(8,107)	6	(F)	(29,865)	—			(29,865)

Net (loss) income	$(33,286)	$16,423	$(29,649)			$(46,512)	$—			$(46,512)

(A)	Adjustment to remove the royalties received from Janssen Pharmaceuticals, Inc., which we refer to as Janssen, by Depomed on net U.S. sales of NUCYNTA ER.
(B)	Total adjustment to cost of sales is comprised of:

Reclassification of intangible asset amortization to conform with Depomed’s presentation	$(725)
Reclassification of selling and distribution costs to conform with Depomed’s presentation	127

$(598)

(C)	Total adjustment to selling, general and administrative costs is comprised of:

Reclassification of selling and distribution costs to “cost of sales” to conform with Depomed’s presentation	$(127)
Removal of acquisition costs for Historical Depomed	(2,459)

$(2,586)

(D)	Adjustment to record the amortization of the acquired NUCYNTA U.S. Product Rights on a straight line basis over their estimated useful life of approximately 10 years based on Depomed’s purchase accounting.
(E)	Adjustment to reflect interest expense, including the amortization of debt issuance costs and original issue discount, related to new debt financing by Depomed in connection with the NUCYNTA Acquisition.
(F)	To adjust income tax provision as if the U.S. NUCYNTA Business had been acquired as of January 1, 2014, based on an assumed Federal and State income tax rate of 38%.
(G)	Intangible amortization expense of $54,149 in Depomed’s pro forma historical statement of operations has been reclassified to cost of sales to conform to Horizon’s presentation. The $54,149 adjustment includes $725 of intangible asset amortization relating to the NUCYNTA Acquisition.
(H)	Due to lack of sufficient information to make the reclassification of selling, general and administrative expenses of $99,047 in Depomed’s pro forma statement of operations to general and administrative expenses and selling and marketing expenses, Horizon reclassified the entire amount to general and administrative expenses to conform to Horizon’s presentation.
(I)	Interest income of $118 in Depomed’s historical statement of operations has been reclassified to interest expense, net to conform to the Horizon’s presentation.

Reclassifications in Depomed’s unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 are as follows (in thousands):

	Historical Depomed (before conforming reclassifications)	Historical NUCYNTA	Adjustments		Depomed (after NUCYNTA Acquisition)	Reclassifications		Depomed (after NUCYNTA Acquisition and conforming reclassifications)
Net product revenue	$390,363	$172,238	$(1,120)	6(J)	$561,481	$—		$561,481
Cost of sales	15,146	53,968	(2,445)	6(K)	66,669	109,673	6(P)	176,342

Gross profit	375,217	118,270	1,325		494,812	(109,673)		385,139

Operating Expenses:
Research and development	7,116	24,027	—		31,143	—		31,143
Selling, general and administrative	121,126	44,812	(722)	6(L)	165,216	(165,216)	6(Q)	—
Amortization of intangible asset	10,161	—	99,512	6(M)	109,673	(109,673)	6(P)	—
Sales and marketing	—	—	—		—	—		—
General and administrative	—	—	—		—	165,216	6(Q)	165,216

Total operating expenses	138,403	68,839	98,790		306,032	(109,673)		196,359

Operating loss	236,814	49,431	(97,465)		188,780	—		188,780

Other (Expense) Income, Net:
Interest expense	(9,275)	—	(63,548)	6(N)	(72,823)	—		(72,823)
Non-cash interest expense on PDL liability	(14,646)	—	—		(14,646)	—		(14,646)
Other income, net	215	—	—		215	—		215

Total other expense, net	(23,706)	—	(63,548)		(87,254)	—		(87,254)
Income (loss) before expense (benefit) for income taxes	213,108	49,431	(161,013)		101,526	—		101,526
Expense (benefit) for income taxes	81,346	—	(42,401)	6(O)	38,945	—		38,945

Net Income	$131,762	$49,431	$(118,612)		$62,581	$—		$62,581

(J)	Adjustment to remove the royalties received from Janssen by Depomed on net U.S. sales of NUCYNTA ER.
(K)	Total adjustment to selling, general and administrative costs is comprised of:

Reclassification of intangible asset amortization to conform with Depomed’s presentation	$(2,902)
Reclassification of selling and distribution costs to conform with Depomed’s presentation	457

$(2,445)

(L)	Total adjustment to selling, general and administrative costs is comprised of:

Reclassification of selling and distribution costs to “cost of sales” to conform with Depomed’s presentation	$(457)
Removal of acquisition costs recorded within Depomed’s Statement of Income	(265)

$(722)

(M)	Adjustment to record the amortization of the acquired NUCYNTA U.S. Product Rights on a straight line basis over their estimated useful life of approximately 10 years.
(N)	Adjustment to reflect the interest expense, including the amortization of debt issuance costs and original issue discount, on the new debt financing by Depomed in connection with the NUCYNTA Acquisition.
(O)	To adjust income tax provision as if the U.S. NUCYNTA Business had been acquired as of January 1, 2014, based on an assumed Federal and State income tax rate of 38%.
(P)	Intangible amortization expense of $109,673 in Depomed’s pro forma historical statement of operations has been reclassified to cost of sales to conform to Horizon’s presentation. The $109,673 adjustment includes $2,902 of intangible asset amortization relating to the NUCYNTA Acquisition.

(Q)	Due to lack of sufficient information to make the reclassification of selling, general and administrative expenses of $165,216 in Depomed’s pro forma statement of operations to general and administrative expenses and selling and marketing expenses, Horizon reclassified the entire amount to general and administrative expenses to conform to Horizon’s presentation.

Reclassifications in Depomed’s unaudited pro forma condensed combined balance sheet as of June 30, 2015 are as follows (in thousands, except share data):

	Historical Depomed (before conforming reclassifications)	Reclassifications	Note	Historical Depomed (after conforming reclassifications)
Assets
Current assets:
Cash and cash equivalents	$94,094	$—		$94,094
Marketable securities	23,906	—		23,906
Accounts receivable, net	59,750	(17,605)	6(R)	42,145
Receivables from collaborative partners	747	—		747
Inventories, net	10,376	—		10,376
Income taxes receivable	13,891	—		13,891
Prepaid expenses and other current assets	19,798	—		19,798
Deferred tax assets, net	9,601	—		9,601

Total current assets	$232,163	$(17,605)		$214,558

Long-term assets:
Marketable securities, long-term	4,559	—		4,559
Property, plant and equipment, net	16,013	—		16,013
Intangibles assets, net	1,062,579	—		1,062,579
Other assets	7,445	—		7,445

Total assets	$1,322,759	$(17,605)		$1,305,154

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	113,925	(113,925)	6(R)	—
Contingent consideration liability	2,482	—		2,482
Accounts payable	—	1,684	6(R)	1,684
Accrued expenses	—	28,503	6(R)	46,659
		18,156	6(S)
Accrued trade discounts and rebates	—	56,585	6(R)	56,585
Accrued royalties, current portion	—	9,548	6(R)	9,548
Interest payable	18,156	(18,156)	6(S)	—
Other current liabilities	1,098			1,098

Total current liabilities	$135,661	$(17,605)		$118,056

Long-term liabilities:
Contingent consideration liability	12,238	—		12,238
Senior notes	562,516	—		562,516
Convertible notes	236,315	—		236,315
Deferred tax liabilities, net, non-current	18,994	—		18,994
Other long term liabilities	10,937	—		10,937

Total long-term liabilities	$841,000	$—		$841,000

Shareholders’ equity:
Common stock	252,635	—		252,635
Additional paid-in capital	79,067	—		79,067
Accumulated other comprehensive loss, net of tax	(32)	—		(32)
Retained Earnings	14,428	—		14,428

Total shareholders’ equity	$346,098	$—		$346,098

Total liabilities and shareholders’ equity	$1,322,759	$(17,605)		$1,305,154

(R)	Represents the reclassification of $113,925 of accounts payable and accrued liabilities to accounts payable, accrued expenses, accrued trade discounts and rebates, accrued royalties and accounts receivable to conform to the Horizon’s presentation.
(S)	Represents the reclassification of accrued interest expense of $18,156 to accrued expenses to conform to Horizon’s presentation.

7.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

A.	In connection with the new Horizon debt financing, Horizon currently expects to enter into a $175 million new term loan, which we refer to as the New Term Loan. The proceeds of the New Term Loan, in addition to a portion of Horizon’s existing cash, are required to complete the Depomed Acquisition, to pay fees, expenses and amounts related to such acquisition and to fund certain short-term cash obligations of the combined company, including working capital. The pro forma adjustment reflects the following estimated amounts (in thousands):

Principal	$175,000
Original Issue Discount (“OID”)	(1,750)

Debt, net of OID	173,250
Deferred financing fees	(4,000)

Cash proceeds	$169,250

Current portion	$1,750
Non-current portion	171,500

Total	$173,250

B.	Represents the liquidation of Depomed’s short-term and long-term investments and conversion into cash and cash equivalents.

C.	As part of the Depomed Acquisition and for purposes of preparing these unaudited pro forma condensed combined financial statements, Horizon has assumed that it will issue 73,367,761 Horizon ordinary shares in connection with the Depomed Acquisition. The estimated share consideration is based on a fixed exchange ratio of 0.95 Horizon ordinary shares for each share of Depomed common stock. The value of Horizon ordinary shares was estimated based on the 15-day volume weighted average price of a Horizon ordinary share as of August 12, 2015, which was $34.74 per share, which price per share we refer to as the Horizon Historical VWAP.

A 10% increase to the Horizon Historical VWAP would increase the estimated purchase price by $254.9 million, which would result in $254.9 million of additional goodwill in connection with the Depomed Acquisition. A 10% decrease in the Horizon Historical VWAP would decrease the estimated purchase price by $254.9 million, which would decrease the goodwill in the Depomed Acquisition by $254.9 million. The actual purchase price will be dependent on the price per Horizon ordinary share as of the closing of the Depomed Acquisition and the final valuation could differ significantly from the current estimate.

The offer, if consummated, is likely to result in a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined in the supplemental indenture relating to Depomed’s outstanding convertible notes). The notes are initially convertible into 51.9852 shares of Depomed common stock per $1,000 principal amount of convertible notes converted. Holders of convertible notes that convert their notes in connection with a Make-Whole Fundamental Change may be entitled to an increase in the conversion rate for notes so converted. The amount of such increase would be determined based on a table set forth in the supplemental indenture. Based on an assumed effective date of June 30, 2015 and total consideration of $33.00 per share for each share of Depomed common stock, Horizon estimates that the amount of the increase in the conversion rate would be 3.5721 shares of Depomed common stock per $1,000 principal amount of convertible notes converted. If the actual effective date occurs later than the date that Horizon has assumed for this purpose, then the amount of the increase in the conversion rate would be reduced as the increase to the conversion rate decreases over time.

For purposes of these unaudited pro forma condensed combined financial statements, Horizon has assumed that the consummation of the offer will constitute a Make-Whole Fundamental Change, and, that as a result, all holders of Depomed’s outstanding convertible notes will convert their notes in connection with such Make-Whole Fundamental Change and that Depomed would settle all of the conversions in shares of

Depomed common stock. Should Depomed and Horizon engage in a negotiated transaction, it is possible that neither a Fundamental Change nor a Make-Whole Fundamental Change would occur, in which case the increase to the conversion rate discussed in the preceding paragraph would not occur. In addition, in the absence of a Make-Whole Fundamental Change, Horizon would expect fewer holders of Depomed’s convertible notes to convert their notes.

The occurrence of a Fundamental Change would give the holders of Depomed’s outstanding convertible notes a right to require Depomed to repurchase such notes at a repurchase price of 100% of the principal amount of such notes to be repurchased plus accrued and unpaid interest through, but excluding, the related “Fundamental Change Repurchase Date” (as defined in the supplemental indenture relating to Depomed’s outstanding convertible notes). Based on the estimated conversion value of Depomed’s outstanding convertible notes, Horizon does not expect any holders of such notes to require Depomed to repurchase such notes because such holders would appear to receive greater value upon conversion of such notes. Any convertible notes not converted or repurchased would continue to remain outstanding following the Depomed Acquisition.

(in thousands, except share numbers)

Horizon Historical VWAP	$34.74

Stock Paid Calculation:
Depomed Convertible Notes
Principal amount of Depomed convertible notes	$345,000
Unadjusted conversion ratio (shares per $1,000 principal amount)	51.9852
Principal converted to Depomed shares	17,934,894

Additional Depomed shares per $1,000 principal due to make-whole adjustment	3.5721
Additional Depomed shares issued upon conversion due to make-whole adjustment	1,232,367

Depomed Stock
Depomed shares issuable in respect of Depomed convertible notes	19,167,261
Depomed shares outstanding at June 30, 2015	60,311,961
Less Depomed shares purchased by Horizon through August 19, 2015	(2,250,000)

Total Depomed shares to be exchanged for Horizon shares	77,229,222

Horizon Stock Paid
Depomed shares issued in respect of Depomed convertible notes at 0.95 exchange ratio	18,208,898
Depomed shares outstanding, net of Depomed shares owned by Horizon at 0.95 exchange ratio	55,158,863

Total number of Horizon shares to be issued in respect of Depomed shares	73,367,761

Estimated value of Horizon shares to be issued in respect of Depomed shares	$2,548,796

Estimated share issuance costs	$450

Estimated value of Horizon shares, net of costs	$2,548,346

Stock Paid Sensitivity:
Horizon Historical VWAP	$34.74
Horizon Historical VWAP plus 10%	$38.21
Total number of Horizon shares to be issued in respect of Depomed shares	73,367,761

Estimated value of Horizon shares to be issued in respect of Depomed shares assuming a 10% increase	$2,803,676

Stock Paid Sensitivity:
Horizon Historical VWAP	$34.74
Horizon Historical VWAP less 10%	$31.27
Total number of Horizon shares to be issued in respect of Depomed shares	73,367,761

Estimated value of Horizon shares to be issued in respect of Depomed shares assuming a 10% decrease	$2,293,916

Total consideration paid:
Estimated value of Horizon shares to be issued in respect of Depomed shares	$2,548,796
Cash paid for Depomed shares purchased by Horizon through August 19, 2015	71,813
Cash paid to settle Depomed senior notes at closing of the Depomed Acquisition	575,000
Cash paid to settle make-whole fee under Depomed senior notes	118,109

Total estimated value of cash and stock consideration	$3,313,718

D.	Represents the cash paid and the corresponding expense that would be recognized within accumulated deficit for the following estimated transaction fees associated with the Depomed Acquisition (in thousands):

Estimated Horizon advisory expenses	$19,500
Estimated Horizon legal, accounting and other expenses	8,746

Total	$28,246

No estimated costs for Depomed have been included as Horizon does not currently have access to Depomed management in order to obtain information on the advisory, legal, accounting and other costs incurred by Depomed relating to the Depomed Acquisition.

E.	The pro forma adjustments reflect the preliminary estimate of (i) the fair value of the consideration paid with respect to the Depomed Acquisition and (ii) the preliminary estimate of the fair value of identifiable assets acquired and liabilities assumed, which include Depomed’s convertible notes. The assignment of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of the assets acquired, including the fair values of the acquired intangible assets, and the liabilities assumed as of the closing of the Depomed Acquisition. As such, the following preliminary purchase price allocation is subject to adjustment and such adjustments may be material (in thousands):

Estimated value of Horizon shares to be issued in respect of Depomed shares	$2,548,796
Cash paid for Depomed shares purchased by Horizon	71,813
Cash paid to settle Depomed’s outstanding senior notes	693,109

Total estimated value of cash and stock consideration paid by Horizon(1)	$3,313,718

Book value of assets acquired and liabilities assumed(2)	$75,682
Valuation step-up adjustments:
Inventory step-up	32,100
Developed technology	3,350,000
Current deferred tax asset	8,314
Current royalty liability	(50,400)
Current contingent consideration liability	(3,018)
Non-current royalty liability	(569,600)
Non-current contingent consideration liability	(10,262)
Non-current deferred tax liability	(624,008)
Goodwill	1,104,910

$3,313,718

(1)	Total estimated value of purchase consideration to be paid by Horizon does not reflect the estimated fair value of the outstanding Depomed share-based awards. See Note 2 for additional details.
(2)	Excludes Depomed’s $798,831 of debt (net of unamortized discount), $6,668 deferred financing costs related to Depomed’s outstanding senior notes and convertible notes and $1,062,579 of Depomed’s historical intangible assets, which Horizon revalued at an estimated value of $3,350,000.

F.	Represents the cash to be used to retire Depomed’s outstanding senior notes of $575.0 million and $118.1 million of make-whole fees.

(in thousands)

Depomed senior notes, net of debt discount	$562,516
Unamortized debt discount	12,484

Principal amount of Depomed senior notes	$575,000
Make-whole fees under Depomed senior notes	118,109

Total cash payment to settle Depomed senior notes	$693,109

Capitalized deferred financing fees	$453

G.	Represents the elimination of Depomed’s outstanding convertible notes in connection with the conversion of such notes into Depomed shares. See Note 7 (C).

(in thousands)

Depomed convertible notes, net of debt discount	$236,315
Unamortized debt discount	108,685

Principal amount of Depomed convertible notes	$345,000

Capitalized deferred financing fees	$6,215

H.	Represents the elimination of Depomed’s stockholders’ equity.

8.	Unaudited Pro Forma Condensed Combined Statement of Operations—Six Months Ended June 30, 2015

A.	Reflects amortization expense adjustments related to the fair value of identifiable intangible assets recognized in connection with the Hyperion Acquisition, as follows (in thousands):

Developed Technology	Fair Value Adjustment	Useful Lives (Years)	For the Period Ended 5/6/15
RAVICTI	$1,021,600	11	$32,060
BUPHENYL	22,600	7	1,115

	$1,044,200		$33,175
Historical Hyperion amortization expense			(1,248)

Increase to pro forma amortization expense			$31,927

B.	This pro forma adjustment reflects the elimination of the $6.5 million charge to recognize additional cost of goods sold on the stepped up market value of Hyperion and Vidara inventory as this charge is considered to be nonrecurring in nature.

C.	Reflects the elimination of acquisition-related costs attributable to the Vidara Merger and Hyperion Acquisition of $2.5 million and $47.9 million (including a debt commitment fee of $9.0 million), respectively. The impact of transaction costs already incurred has not been reflected in the unaudited pro forma combined statement of operations since these costs are expected to be nonrecurring in nature. These charges include a debt commitment fee, financial advisory fees, legal, accounting, and other professional fees, incurred by the Company directly related to the Vidara Merger and Hyperion Acquisition.

D.	This pro forma adjustment reflects the additional interest expense, amortization of OID and deferred financing fees for the six months ended June 30, 2015 related to the Horizon Exchangeable Senior Notes, Horizon Senior Secured Term Loan and Horizon Senior Unsecured Notes. The adjustment also reflects the elimination of any historical interest expense for debt that was extinguished as part of the Hyperion Acquisition (in thousands):

Description of Debt	Principal Amount	Interest Rate	Interest Payment	Amortization of OID	Amortization of Deferred Financing Fees	Total Interest Expense
Horizon Exchangeable Senior Notes	$400,000	2.500%	$2,465	$4,617	$29	$7,111
Horizon Senior Secured Term Loan	$400,000	4.500%	6,263	116	377	6,756
Horizon Senior Unsecured Notes	$475,000	6.625%	10,260	436	80	10,776

New interest expense			$18,988	$5,169	$486	$24,643
Less historical interest expense of Prior Horizon Credit Facility						(10,431)
Less historical Hyperion interest expense						(427)

Increase to pro forma interest expense						$13,785

The Horizon Exchangeable Senior Notes and Horizon Senior Unsecured Notes interest rates are fixed and the Horizon Senior Secured Term Loan interest rate is LIBOR plus 3.5% subject to a LIBOR floor of 1.0%. If the interest rate on the Horizon Senior Secured Term Loan were to increase by 0.125%, Horizon’s pro forma interest expense would increase by $0.3 million.

E.	Reflects the elimination of the loss of $56,808 related to the early repayment of the $300 million borrowing under a credit facility in connection with the Vidara Merger, which we refer to as the Prior Horizon Credit Facility, and the loss of $1,460 on the extinguishment of Hyperion’s debt prior to the Hyperion Acquisition. The impact of these losses on debt extinguishment has not been reflected in the unaudited pro forma combined statement of operations since the losses are expected to be nonrecurring in nature.

F.	Represents the income tax benefit associated with the additional intangible amortization and interest expense resulting from the Hyperion Acquisition and the Depomed Acquisition, using a combined federal and state statutory tax rate of 39%.

G.	Reflects amortization expense adjustments related to estimated fair value of identifiable intangible assets recognized in connection with the Depomed Acquisition, as follows (in thousands):

Type of Intangible	Fair Value Adjustment	Useful Lives (Years)	For the Six Months Ended June 30, 2015
Gralise	$710,000	7	$50,714
CAMBIA	320,000	7	22,857
Zipsor	140,000	6	11,667
Lazanda	90,000	8	5,625
NUCYNTA	2,090,000	8	130,625

	$3,350,000		$221,488

Historical amortization expense after giving effect to the NUCYNTA Acquisition			(54,149)

Increase to pro forma amortization expense			$167,339

H.	This pro forma adjustment is to reflect the interest expense, amortization of OID and deferred financing fees related to the new Horizon debt financing. The adjustment also reflects the elimination of any historical interest expense for Depomed debt that will be extinguished as part of the Depomed Acquisition (in thousands):

	Amount	Interest Rate	Interest Payment	Amortization of OID	Amortization of Deferred Financing Fees	Total Interest Expense
New Term Loan	$175,000	4.500%	$3,938	$146	$333	$4,417
Less historical Depomed interest expense after giving effect to the NUCYNTA Acquisition						(42,733)

Decrease to pro forma interest expense						$(38,316)

The New Term Loan is assumed to have an interest rate equal to the Horizon Senior Secured Term Loan, which has an interest rate equal to LIBOR plus 3.5% is subject to a LIBOR floor of 1.0%. If the interest rate on the New Term Loan were to increase by 0.125%, Horizon’s pro forma six month interest expense would increase by $0.1 million.

9.	Unaudited Pro Forma Condensed Combined Statement of Operations—Year Ended December 31, 2014

A.	Reflects the amortization expense related to the fair value of identifiable intangible assets recognized related to the Vidara Merger, as follows (in thousands):

Type of Intangible	Fair Value Adjustment	Useful Lives (Years)	For the Period Ending 9/18/2014
Customer Relationship	$8,100	10	$580
Developed Technology	560,000	13	30,872

	$568,100		$31,452
Historical amortization expense			(2,497)

Increase to pro forma amortization expense			$28,955

B.	Reflects the elimination of Vidara Merger costs related to the Vidara Merger of $3.4 million. The impact of transaction costs already incurred has not been reflected in the unaudited pro forma condensed combined statement of operations since these costs are expected to be nonrecurring in nature. These charges include financial advisory fees, legal, accounting, other professional fees incurred by Vidara directly related to the Vidara Merger.

C.	Reflects the elimination of Horizon’s transaction costs related to the Vidara Merger of $40.2 million. The impact of transaction costs already incurred has not been reflected in the unaudited pro forma condensed combined statement of operations since these costs are expected to be nonrecurring in nature. These charges include financial advisory fees, legal, accounting, other professional fees incurred by Horizon directly related to the Vidara Merger.

D.	Reflects the elimination of Horizon’s $5.0 million of commitment fees incurred on a bridge loan commitment prior to executing the Prior Horizon Credit Facility and $3.2 million of commitment fees incurred on the Prior Horizon Credit Facility prior to its funding on September 19, 2014. The impact of these fees is not included in the unaudited pro forma condensed combined statement of operations since this cost is expected to be nonrecurring in nature.

E.	The pro forma adjustment reflects the elimination of $0.5 million related to historical Vidara amortization of deferred financing fees.

F.	This pro forma adjustment reflects the interest expense, amortization of OID and deferred financing fees on the Horizon Exchangeable Senior Notes, Horizon Senior Secured Term Loan and Horizon Senior Unsecured Notes. The adjustment also reflects the elimination of any historical interest expense for debt that was extinguished as part of the Hyperion Acquisition (in thousands):

Description of Debt	Principal Amount	Interest Rate	Interest Payment	Amortization of OID	Amortization of Deferred Financing Fees	Interest Expense
Horizon Exchangeable Senior Notes	$400,000	2.500%	$10,000	$18,726	$117	$28,843
Horizon Senior Secured Term Loan	$400,000	4.500%	18,000	333	1,082	19,415
Horizon Senior Unsecured Notes	$475,000	6.625%	31,468	1,336	247	33,051

New interest expense			$59,468	$20,395	$1,446	$81,309
Less historical interest expense of Prior Horizon Credit Facility						(8,460)
Less historical Vidara interest expense						(506)
Less historical Hyperion interest expense						(1,601)

Increase to pro forma interest expense						$70,742

The Horizon Exchangeable Senior Notes and Horizon Senior Unsecured Notes interest rates are fixed and the Horizon Senior Secured Term Loan interest rate is LIBOR plus 3.5% subject to a LIBOR floor of 1.0%. If the interest rate on the Horizon Senior Secured Term Loan was to increase by 0.125%, Horizon’s annual pro forma interest expense would increase by $0.5 million.

G.	Reflects the elimination of the bargain purchase gain recorded as part of the Vidara Merger.

H.	Represents the elimination of income tax benefit associated with the nonrecurring charges associated with the Vidara Merger that have been removed from the pro forma statement of operations, using a combined federal and state statutory tax rate of 0%. The tax effect of the transaction related costs in the transition period was a blended rate of 0% due to the non-deductibility of certain costs. The tax effect of the incremental amortization expense of Vidara’s customer-related intangible assets and the amortization of the developed technology step up to estimated fair value was based on a blended statutory tax rate of approximately 1% based on jurisdictions where these assets reside. Horizon assumed a 0% tax rate when estimating the tax impacts of the additional expense on incremental debt to finance the Vidara Merger because the debt was an obligation of a U.S. entity and taxed at the estimated combined effective U.S. federal statutory and state rate; however, the entity had a full valuation allowance. Horizon had assumed a 1.5% tax rate expense when estimating the tax impacts on the intercompany debt obligation due to Horizon Pharma Finance S.a.r.L from Horizon Pharma Holdings USA, Inc. Horizon had assumed that any intercompany interest expense which is nondeductible under Code Section 163(j) would be a timing matter and would be deductible in future years based on future earnings. In connection with the Hyperion Acquisition in May 2015, the incremental debt to finance the Vidara Merger was repaid.

I.	Reflects amortization expense adjustments related to the fair value of identifiable intangible assets recognized related to the Hyperion Acquisition, as follows (in thousands, except years):

Developed Technology	Fair Value Adjustment	Useful Lives (Years)	For the Period Ended 12/31/2014
RAVICTI	$1,021,600	11	$92,873
BUPHENYL	22,600	7	3,229

	$1,044,200		$96,102
Historical Hyperion amortization expense			(4,626)

Increase to pro forma amortization expense			$91,476

J.	Represents the income tax benefit associated with the additional intangible amortization and interest expense resulting from the Hyperion Acquisition and Depomed Acquisition, using a combined federal and state statutory tax rate of 39%

K.	Reflects the elimination of Hyperion interest income as all short-term and long-term investments were converted into cash.

L.	Reflects the elimination of the $11.1 million charge to recognize additional cost of goods sold attributable to the stepped-up market value of Vidara inventory from September 19, 2014, the Vidara Merger date, to December 31, 2014 as this charge is considered to be nonrecurring in nature.

M.	Represents a total of $14.1 million in option cancellation payments, one-time bonuses and severance payments incurred as a result of the Vidara Merger.

N.	Reflects the fair value of identifiable intangible assets and related amortization expense adjustments related to the Depomed Acquisition, as follows (in thousands, except years):

Developed Technology	Fair Value Adjustment	Useful Lives (Years)	For the Year Ended December 31, 2014
Gralise	$710,000	7	$101,429
CAMBIA	320,000	7	45,714
Zipsor	140,000	6	23,333
Lazanda	90,000	8	11,250
NUCYNTA	2,090,000	8	261,250

	3,350,000		$442,976

Historical Depomed amortization expense after giving effect to the NUCYNTA Acquisition			(109,673)

Increase to pro forma amortization expense			$333,303

O.	Reflects interest expense, amortization of OID and deferred financing fees related to the new Horizon debt financing contemplated in connection with the Depomed Acquisition. The adjustment also reflects the elimination of any historical interest expense for Depomed debt that will be extinguished as part of the Depomed Acquisition (in thousands):

	Amount	Interest Rate	Interest Payment	Amortization of OID	Amortization of Deferred Financing Fees	Total Interest Expense
New Term Loan	$175,000	4.500%	$7,875	$292	$667	$8,834
Less historical Depomed interest expense after giving effect to the NUCYNTA Acquisition						(70,431)

Decrease to pro forma interest expense						$(61,597)

The New Term Loan is assumed to have an interest rate equal to the Horizon Senior Secured Term Loan, which has an interest rate equal to LIBOR plus 3.5% subject to a LIBOR floor of 1.0%. If the interest rate on the New Term Loan were to increase by 0.125%, Horizon’s pro forma annual interest expense would increase by $0.2 million.

WHERE YOU CAN FIND MORE INFORMATION

Horizon and Depomed file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information that Horizon and Depomed file electronically with the SEC. The address of that website is www.sec.gov.

Horizon also files reports and other information with the Irish Companies Registration Office. These reports and other information are available from www.cro.ie.

You may also inspect reports, proxy statements and other information about Horizon and Depomed at the offices of NASDAQ, One Liberty Plaza, 165 Broadway, New York, New York 10006.

On September 8, 2015, Horizon filed a registration statement on Form S-4 (Registration Number 333-206798) to register with the SEC the Horizon ordinary shares to be issued in connection with the offer and the second-step merger. In addition, Horizon has also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

The SEC allows Horizon to “incorporate by reference” information into this proxy statement, which means that Horizon can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Horizon and Depomed have previously filed with the SEC. These documents contain important information about Horizon and Depomed and their financial condition.

(1) The following documents previously filed by Horizon with the SEC (other than portions of current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and portions of other documents which are furnished, but not filed, with the SEC pursuant to applicable rules promulgated by the SEC):

Horizon SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2014, as filed on February 27, 2015 (as amended by the Form 10-K/A filed on March 2, 2015 and by the Form 10-K/A filed on April 10, 2015)

Quarterly Report on Form 10-Q	Quarterly Period Ended March, 31 2015, as filed on May 8, 2015, and Quarterly Period Ended June 30, 2015, as filed on August 7, 2015

Current Reports on Form 8-K	Filed on February 27, 2015 (containing Item 5.02), March 6, 2015, March 13, 2015, March 16, 2015, March 27, 2015, March 30, 2015, March 31, 2015 (as amended by the Form 8-K/A filed on April 9, 2015), April 13, 2015 (including Exhibit 99.3 thereto containing portions of the Annual Report of Hyperion Therapeutics, Inc. on Form 10-K for the year ended December 31, 2014), April 16, 2015, April 22, 2015,

Horizon SEC Filings	Period

April 24, 2015, April 29, 2015, May 7, 2015, May 11, 2015 (as amended by the Form 8-K/A filed on July 20, 2015), July 7, 2015 (as amended by the Form 8-K/A filed on July 27, 2015), July 21, 2015, August 3, 2015, August 4, 2015, August 5, 2015 and August 13, 2015

Proxy Statement on Schedule 14A	Filed on April 7, 2015

Registration Statement on Form S-4 (File No. 206798)	Filed on September 8, 2015

(2) The description of Horizon ordinary shares set forth in Horizon’s Current Report on Form 8-K filed with the SEC on September 19, 2014 (which evidences the registration of the Horizon ordinary shares under Section 12(b) of the Exchange Act and includes therein a description of the Horizon ordinary shares).

(3) The following information from HPI’s definitive proxy statement on Schedule 14A filed with the SEC on August 8, 2014: the audited combined financial statements of Vidara Therapeutics International Limited and subsidiaries and Vidara Therapeutics, Inc., including the combined balance sheets as of December 31, 2013 and 2012, and the related audited combined statements of operations, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013, and the notes related thereto, and the report of Habif, Arogeti & Wynne, independent registered public accounting firm, included on pages F-1 to F-23.

(4) Hyperion’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 6, 2015.

(5) Vidara’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 26, 2014.

(6) The following documents previously filed by Depomed with the SEC (other than portions of current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and portions of other documents which are furnished, but not filed, with the SEC pursuant to applicable rules promulgated by the SEC):

Depomed SEC Filings	Period

Annual Report on Form 10-K (other than the reports of Depomed’s independent public accounting firm contained therein which are not incorporated by reference because the consent of Depomed’s independent public accounting firm has not yet been obtained)

Fiscal Year Ended December 31, 2014, as filed on February 26, 2015

Quarterly Report on Form 10-Q	Quarterly Period Ended March, 31 2015, as filed on May 11, 2015, and Quarterly Period Ended June 30, 2015, as filed on August 3, 2015

Current Reports on Form 8-K	Filed on January 15, 2015, February 6, 2015, March 12, 2015, April 2, 2015 (as amended by the Form 8-K/A filed on June 10, 2015), May 13, 2015, May 19, 2015, July 13, 2015, July 29, 2015, July 30, 2015, August 10, 2015, August 21, 2015 and August 31, 2015

Proxy Statement on Schedule 14A	Filed on April 6, 2015

(7) The description of Depomed common stock set forth in Depomed’s registration statements filed by Depomed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating this description.

(8) The description of Depomed’s poison pill rights set forth in Depomed’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

(9) All documents filed by Horizon and Depomed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the extraordinary general meeting shall also be deemed to be incorporated herein by reference.

Shareholders may obtain any of these documents without charge upon written or oral request to our proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, toll-free at (800) 322-2885 or at (212) 929-5500 (call collect), or from the SEC at the SEC’s website at http://www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM HORIZON, PLEASE CONTACT MACKENZIE PARTNERS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE EXTRAORDINARY GENERAL MEETING TO RECEIVE THEM BEFORE THE DATE OF THE EXTRAORDINARY GENERAL MEETING. If you request any incorporated documents, MacKenzie Partners will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

NOTE ON DEPOMED INFORMATION

All information concerning Depomed, its business, operations, financial condition and management presented or incorporated by reference in this proxy statement is taken from publicly available information other than the description of Depomed’s actions taken in response to the various Horizon proposals as set forth in the section of this proxy statement titled “Background of the Offer.” This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this proxy statement titled “Where You Can Find More Information.” Horizon is not affiliated with Depomed, and Depomed has not permitted Horizon to have access to its books and records. Therefore, non-public information concerning Depomed was not provided to Horizon for the purpose of preparing this proxy statement. Although Horizon has no knowledge that would indicate that statements relating to Depomed contained or incorporated by reference in this proxy statement are inaccurate or incomplete, Horizon was not involved in the preparation of those statements and cannot verify them. None of Horizon or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Depomed to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Horizon.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Horizon is requesting that Depomed provide Horizon with information required for complete disclosure regarding the business, operations, financial condition and management of Depomed. Horizon will amend or supplement this proxy statement to provide any and all information Horizon receives from Depomed, if Horizon receives the information before the date of the extraordinary general meeting and Horizon considers it to be material, reliable and appropriate.

PROXY SOLICITATION

The costs of providing the ability to vote by telephone and over the internet, and the costs in preparing and mailing this proxy statement and form of proxy card, will be paid by us. In addition to soliciting proxies by telephone, internet and mail, employees of Horizon may, at our expense, solicit proxies in person, by telephone, courier service, advertisement, telecopier or other electronic means.

We have retained MacKenzie Partners as our proxy solicitor to assist in the solicitation of proxies. Horizon has agreed to pay MacKenzie Partners customary fees as may be mutually agreed. In addition, Horizon will reimburse MacKenzie Partners for its reasonable disbursements. MacKenzie Partners will be indemnified against certain liabilities and expenses. Horizon will, at its own expense, pay those entities holding Horizon ordinary shares in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

Certain persons listed below are participants in this solicitation.

Horizon Participants

Horizon and Purchaser may be deemed to be “participants” under SEC rules in this solicitation, in addition to the current directors of Horizon as set forth in the Form S-4, and the following executives and employees of Horizon: Robert F. Carey, Executive Vice President, Chief Business Officer; Paul W. Hoelscher, Executive Vice President, Chief Financial Officer; David G. Kelley, Executive Vice President, Company Secretary and Managing Director, Ireland; John J. Kody, Executive Vice President, Chief Commercial Officer; Barry J. Moze, Executive Vice President, Corporate Development; Jeffrey W. Sherman, Executive Vice President, Research and Development and Chief Medical Officer; Miles McHugh, Senior Vice President and Chief Accounting Officer; John Thomas, Executive Vice President, Corporate Strategy and Investor Relations; Brian Beeler, Executive Vice President and General Counsel; Geoffrey M. Curtis, Group Vice President, Communications; and Tina Ventura, Vice President, Investor Relations.

HOUSEHOLDING OF PROXY MATERIALS

Companies and intermediaries (e.g., brokers) are permitted under the SEC’s rules to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single management proxy circular and proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single management proxy circular and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate management proxy circular and proxy statement, please notify your broker or Horizon. Direct your written request to Horizon Pharma Public Company Limited, David G. Kelly, Company Secretary, at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland or contact David G. Kelly at + 353 1 772 2100 (Ireland). Shareholders who currently receive multiple copies of proxy materials at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS

Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2016 annual general meeting of shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than December 9, 2015. However, if our 2016 annual general meeting of shareholders is not held between April 11, 2016 and June 10, 2016, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials. Such proposals should be delivered to Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland.

Our memorandum and articles of association provide that shareholder nominations of persons to be elected to the Horizon Board at an annual general meeting and the proposal of other business to be considered by the shareholders at an annual general meeting must be made following written notice to our Company Secretary which is executed by a shareholder and accompanied by certain background and other information specified in our memorandum and articles of association. Such written notice and information must be received by our Company Secretary at our registered office not earlier than the close of business on November 9, 2015 nor later than January 8, 2016; provided, however, that in the event our 2016 annual general meeting of shareholders is not held between April 11, 2016 and June 10, 2016, notice must be delivered no earlier than 150 days prior to nor later than 90 days prior to the date of the 2016 annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our memorandum and articles of association provide that other resolutions may only be proposed at an annual general meeting if either (i) it is proposed by or at the direction of the Horizon Board; (ii) it is proposed at the direction of the Irish High Court; (iii) it is requisitioned in writing by such number of shareholders of record as is prescribed by, and is made in accordance with, section 178 of the Irish Companies Act 2014; or (iv) the chairman of the meeting decides, in his or her absolute discretion, that the proposal may properly be regarded as within the scope of the relevant meeting. In addition, the proxy solicited by the Horizon Board for the 2016 annual general meeting of shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice by February 22, 2016 and (ii) if we have received notice of such proposal by February 22, 2016, if the 2016 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. On any other business which may properly come before the annual general meeting, or any adjournment thereof, and whether procedural or substantive in nature (including without limitation any motion to amend a resolution or adjourn the meeting) not specified in this proxy statement, the proxy will act at his/her discretion.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent registered public accounting firm of Horizon is PricewaterhouseCoopers LLP, One North Wacker Drive, Chicago, Illinois 60606. The transfer agent and registrar for the Horizon ordinary shares is Computershare Shareowner Services LLC with its principal office in College Station, Texas.

The independent auditors of Depomed are Ernst & Young LLP, 275 Shoreline Drive #600, Redwood City, California 94065. The transfer agent and registrar for the Depomed common stock is Continental Stock Transfer with its principal office in New York, New York.

MISCELLANEOUS

If any other matters are properly presented for consideration at the extraordinary general meeting, including, among other things, consideration of a motion to adjourn or postpone the extraordinary general meeting to another time or place in order to solicit additional proxies in favor of the recommendation of the Horizon Board, the designated proxyholders intend to vote the shares represented by the proxies appointing them on such matters in their judgment and the authority to do so is included in the proxy.

As of the date this proxy statement, the Horizon Board knows of no other matters which are likely to come before the extraordinary general meeting.

Sincerely,

Timothy P. Walbert

Chairman of the Board, President and Chief Executive Officer

Dublin, Ireland

                    , 2015

ANNEX A

PROXY CARD

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on             , 2015.

Vote by Internet • Go to www.envisionreports.com/HZNP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

.

A	Proposals	—	The Board of Directors (the “Board”) of Horizon Pharma plc (“Horizon”) recommends you vote “FOR”
Proposal Nos. 1, 2, 3, 4 and 5.

		For	Against	Abstain			For	Against	Abstain

1.	Approval of the issuance of up to ordinary shares of Horizon in connection with an acquisition of Depomed, Inc., whether by way of an exchange offer followed by a second-step merger, a one-step merger transaction (on a negotiated basis) or otherwise.	☐	☐	☐	2.	If Proposal No. 1 is approved, approval of the increase in the authorized share capital of Horizon from €40,000 and $30,000 to €40,000 and $40,000 by the creation of an additional 100,000,000 Horizon ordinary shares of nominal value $0.0001 per share.	☐	☐	☐

3.	If Proposal No. 2 is approved, approval of the grant to the Board of an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options.	☐	☐	☐	4.	If Proposal No. 3 is approved, approval of the grant to the Board of an updated power under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance.	☐	☐	☐

5.	Approval of any motion to adjourn the extraordinary general meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve Proposal No. 1.	☐	☐	☐	.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.

A-1

Extraordinary General Meeting Admission Ticket

Extraordinary General Meeting of

Horizon Pharma plc Shareholders

            , 2015,            Local Time (Ireland)

Connaught House

1st Floor, 1 Burlington Road, Dublin 4, Ireland

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Extraordinary General Meeting of Shareholders.

The Proxy Statement is available at: www.edocumentview.com/hznp

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — HORIZON PHARMA PLC

Notice of Extraordinary General Meeting of Shareholders

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland

Proxy Solicited by the Board of Directors for the Extraordinary General Meeting of Shareholders —             , 2015

The undersigned hereby appoints Timothy P. Walbert and Paul W. Hoelscher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend, speak and vote, as provided on the other side, all the ordinary shares of Horizon Pharma plc that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Extraordinary General Meeting of Shareholders of Horizon Pharma plc to be held at             (local time) on            , 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Extraordinary General Meeting of Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4 and 5.

(Proposals to be voted appear on reverse side.)

C	Non-Voting Proposals

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.	+

A-2

SCHEDULE I

SECURITIES TRANSACTIONS IN THE PAST 60 DAYS

Depomed Common Stock

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Average Price Per Share	Security
Horizon Pharma, Inc.	7/09/2015	Buy	1,000	$28.5790	Common Stock
Horizon Pharma, Inc.	7/24/2015	Buy	250,000	$32.5961	Common Stock
Horizon Pharma, Inc.	7/27/2015	Buy	249,000	$32.3571	Common Stock
Horizon Pharma, Inc.	7/28/2015	Buy	250,000	$32.4038	Common Stock
Horizon Pharma, Inc.	8/13/2015	Buy	350,000	$31.5936	Common Stock
Horizon Pharma, Inc.	8/14/2015	Buy	400,000	$31.5932	Common Stock
Horizon Pharma, Inc.	8/17/2015	Buy	375,000	$31.4612	Common Stock
Horizon Pharma, Inc.	8/18/2015	Buy	250,000	$31.8482	Common Stock
Horizon Pharma, Inc.	8/19/2015	Buy	125,000	$31.6389	Common Stock

I-1